AMENDED ASSET PURCHASE AGREEMENT

                         dated as of September 22, 1999,

                                 by and between

                                XEROX CORPORATION

                                       and

                                 TEKTRONIX, INC.

                          with respect to the assets of

                its Color Printing and Imaging Products Division

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                                TABLE OF CONTENTS



ARTICLE 1
     SALE OF ASSETS AND CLOSING..............................................  2
          1.1    Assets......................................................  2
          1.2    Liabilities.................................................  7
          1.3 Sale of United States Purchased Assets and Non-United States Purchased Assets Owned by Selling Affiliates and Assumption
                 of Assumed Liabilities by the Purchasing Affiliates......... 12
          1.4    Purchase Price; Allocation; Adjustment...................... 18
          1.5    Closing..................................................... 23
          1.6    Prorations.................................................. 25
          1.7    Further Assurances; Post-Closing Cooperation................ 25
          1.8    Third-Party Consents........................................ 26
          1.9    Insurance Proceeds.......................................... 27

ARTICLE 2
     REPRESENTATIONS AND WARRANTIES OF SELLER................................ 27
          2.1    Organization of Seller and the Selling Affiliates........... 27
          2.2    Authority................................................... 28
          2.3    No Conflicts................................................ 28
          2.4    Governmental Approvals and Filings.......................... 29
          2.5    Books and Records........................................... 29
          2.6    Financial Statements........................................ 29
          2.7    Absence of Changes.......................................... 30
          2.8    No Undisclosed Liabilities.................................. 32
          2.9    Taxes....................................................... 32
          2.10   Legal Proceedings........................................... 36
          2.11   Compliance With Laws and Orders............................. 37
          2.12   Benefit Plans: ERISA........................................ 37
          2.13   Real Property............................................... 38
          2.14   Tangible Personal Property.................................. 40
          2.15   Intellectual Property Rights................................ 41
          2.16   Contracts................................................... 42
          2.17   Business Licenses........................................... 44
          2.18   Insurance................................................... 44
          2.19   Affiliate Transactions...................................... 44
          2.20   Employees; Labor Relations.................................. 45
          2.21   Environmental Matters, etc.................................. 45
          2.22   Substantial Customers and Suppliers......................... 48
          2.23   Accounts Receivable......................................... 48


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                                                                            Page

          2.24   Inventory................................................... 48
          2.25   Vehicles.................................................... 48
          2.26   No Guarantees............................................... 49
          2.27   Entire Business............................................. 49
          2.28   Brokers..................................................... 49
          2.29   Year 2000................................................... 49
          2.30   Disclosure.................................................. 50

ARTICLE 3
     REPRESENTATIONS AND WARRANTIES OF PURCHASER............................. 51
          3.1    Organization of Purchaser and the Purchasing Affiliates..... 51
          3.2    Authority................................................... 51
          3.3    No Conflicts................................................ 51
          3.4    Governmental Approvals and Filings.......................... 52
          3.5    Legal Proceedings........................................... 52
          3.6    Brokers..................................................... 52

ARTICLE 4
     COVENANTS OF SELLER..................................................... 53
          4.1    Regulatory and Other Approvals.............................. 53
          4.2    HSR Filings, etc............................................ 53
          4.3    Investigation by Purchaser.................................. 54
          4.4    No Solicitations............................................ 54
          4.5    Conduct of Business......................................... 55
          4.6    Financial Statements and Reports; Filings................... 55
          4.7    Employee Matters............................................ 56
          4.8    Certain Restrictions........................................ 57
          4.9    Security Deposits........................................... 58
          4.10   Delivery of Books and Records, etc.; Removal of Property.... 58
          4.11   Noncompetition.............................................. 58
          4.12   Notice and Cure............................................. 60
          4.13   Fulfillment of Conditions................................... 60
          4.14   Environmental Matters.  .................................... 61

ARTICLE 5
     COVENANTS OF PURCHASER.................................................. 61
          5.1    Regulatory and Other Approvals.............................. 61
          5.2    HSR Filings, etc............................................ 62
          5.3    Notice and Cure............................................. 62
          5.4    Fulfillment of Conditions................................... 63


AMENDED ASSET PURCHASE AGREEMENT
                                       ii
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                                                                            Page

ARTICLE 6
     CONDITIONS TO OBLIGATIONS OF PURCHASER.................................. 63
          6.1    Representations and Warranties.............................. 63
          6.2    Performance................................................. 64
          6.3    Officers' Certificates...................................... 64
          6.4    No Material Adverse Change.................................. 64
          6.5    Orders and Laws............................................. 64
          6.6    Regulatory Consents and Approvals........................... 65
          6.7    Third Party Consents........................................ 65
          6.8    Title Insurance............................................. 65
          6.9    General Assignment, Assignment Instruments.................. 66
          6.10   Transition Agreement........................................ 66
          6.11   Trademark License Agreement................................. 66
          6.12   Technology Transfer Agreement............................... 66
          6.13   Ancillary Agreements........................................ 66
          6.14   Malaysian Stock Purchase Agreement.......................... 66
          6.15   Proceedings................................................. 66
          6.16   Accounting Policies......................................... 66

ARTICLE 7
     CONDITIONS TO OBLIGATIONS OF SELLER..................................... 67
          7.1    Representations and Warranties.............................. 67
          7.2    Performance................................................. 67
          7.3    Officers' Certificates...................................... 67
          7.4    Orders and Laws............................................. 68
          7.5    Regulatory Consents and Approvals........................... 68
          7.6    Third Party Consents........................................ 68
          7.7    Assumption Agreement; Assumption Instruments................ 68
          7.8    Transition Agreement........................................ 69
          7.9    Trademark License Agreement................................. 69
          7.10   Technology Transfer Agreement............................... 69
          7.11   Ancillary Agreements........................................ 69
          7.12   Malaysian Stock Purchase Agreement.......................... 69
          7.13   Proceedings................................................. 69

ARTICLE 8
     TAX MATTERS; CLOSING AND POST-CLOSING TAXES; VAT........................ 70
          8.1    General..................................................... 70
          8.2    Return Preparation.......................................... 70
          8.3    Tax Refunds................................................. 71
          8.4    Cooperation with Respect to Tax Matters..................... 72

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                                                                            Page

          8.5    Transfer Taxes.............................................. 73
          8.6    Real Property Taxes......................................... 74
          8.7    VAT......................................................... 74

ARTICLE 9
     EMPLOYEE MATTERS........................................................ 77
          9.1    Offer of Employment......................................... 77
          9.2    Purchaser's Plan Service Credits............................ 77
          9.3    Employee Benefit Programs Service Credits................... 78
          9.4    WARN Act.................................................... 78
          9.5    Foreign Nationals........................................... 78
          9.6    Seller COBRA Compliance..................................... 78
          9.7    Evidence of Insurability.................................... 79
          9.8    HMO Coverage................................................ 79
          9.9    Direct Transfer of 401(k) Balances.......................... 79

ARTICLE 10
     SURVIVAL OF REPRESENTATIONS, WARRANTIES,COVENANTS AND
     AGREEMENTS.............................................................. 79

ARTICLE 11
     INDEMNIFICATION......................................................... 80
          11.1   Tax Indemnification......................................... 80
          11.2   Other Indemnification....................................... 82
          11.3   Method of Asserting Claims.................................. 85

ARTICLE 12
     TERMINATION............................................................. 88
          12.1   Termination................................................. 88
          12.2   Effect of Termination....................................... 91

ARTICLE 13
     DEFINITIONS............................................................. 92
          13.1   Definitions................................................. 92

ARTICLE 14
     MISCELLANEOUS...........................................................104
          14.1   Notices.....................................................104
          14.2   Bulk Sales Act..............................................106
          14.3   Entire Agreement............................................106
          14.4   Expenses....................................................106


AMENDED ASSET PURCHASE AGREEMENT
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          14.5   Public Announcements........................................106
          14.6   Sony-Tektronix Corporation..................................106
          14.7   Waiver......................................................107
          14.8   Amendment...................................................107
          14.9   No Third Party Beneficiary..................................107
          14.10  No Assignment: Binding Effect...............................107
          14.11  Headings....................................................107
          14.12  Invalid Provisions..........................................107
          14.13  Governing Law...............................................108
          14.14  Accounting Policies.........................................108
          14.15  Counterparts................................................108

AMENDED ASSET PURCHASE AGREEMENT
                                        v
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                                    EXHIBITS


Exhibit A Technology Transfer Agreement


AMENDED ASSET PURCHASE AGREEMENT

     This AMENDED ASSET PURCHASE AGREEMENT dated as of September 22, 1999, is made and entered into by and between XEROX CORPORATION, a New York corporation, ("Purchaser"), and TEKTRONIX, INC., an Oregon corporation, ("Seller"). Capitalized terms not otherwise defined herein have the meanings set forth in
Section 13.1.

     WHEREAS, Seller, through its Color Printing and Imaging Products Division (the "Division"), and the wholly owned subsidiaries and Affiliates of Seller identified in Section 2.1 of the Disclosure Schedules hereto (each such subsidiary or Affiliate, a "Selling Affiliate"; all such subsidiaries and Affiliates, collectively, the "Selling Affiliates") are engaged in the business of developing, manufacturing, distributing and servicing printers and related products, accessories and supplies throughout the world (such business as conducted by the Division and the Selling Affiliates is hereinafter referred to as the "Business");

     WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and desires to cause the Selling Affiliates to sell, transfer and assign to Purchaser, substantially all of the assets relating to the Business, all in accordance with the terms and conditions set forth in this Agreement; and

     WHEREAS, Purchaser desires to purchase and acquire from Seller or the Selling Affiliates, or to cause certain subsidiaries or Affiliates of Purchaser (each such subsidiary or Affiliate, a "Purchasing Affiliate"; all such subsidiaries and Affiliates, collectively, the "Purchasing Affiliates") to purchase and acquire from Seller or the Selling Affiliates, said assets relating to the Business and, in connection therewith, Purchaser has agreed to assume, or to cause one or more Purchasing Affiliates to assume, certain Liabilities relating to the Business, all in accordance with the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                           SALE OF ASSETS AND CLOSING

     1.1 Assets.

     (a) Assets Purchased. On the terms and subject to the conditions set forth in this Agreement, at the Closing or the applicable Foreign Closing, as the case may be, Seller will sell, transfer, convey, assign and deliver to Purchaser or to a Purchasing Affiliate or Purchasing Affiliates designated by Purchaser, and will cause each of the Selling Affiliates to sell, transfer, convey, assign and deliver to Purchaser or to the designated Purchasing Affiliate, free and clear of all Liens other than Permitted Liens,

AMENDED ASSET PURCHASE AGREEMENT
all of Seller's or the Selling Affiliates' right, title and interest in, to and under the Assets and Properties used or held for use primarily in connection with the Business, including but not limited to those Assets and Properties described in this Section 1.1(a), and Purchaser or the designated Purchasing Affiliate will purchase and pay for such Assets and Properties, as the same shall exist on the Closing Date or the applicable Foreign Closing Date, as the case may be (collectively, the "Purchased Assets"). Without limiting the generality of the foregoing, the Purchased Assets shall not include any of the Excluded Assets described in Section 1.1(b), but shall include the following:

          (i) Real Property. The real property described in Section 1.1(a)(i) of the Disclosure Schedule, and all of the rights arising out of the ownership thereof or appurtenant thereto (the "Real Property"), together with all buildings, structures, facilities, fixtures and other improvements thereto (the "Improvements");

          (ii) Real Property Leases. The leases and subleases of real property described in Section 1.1(a)(ii) of the Disclosure Schedule as to which Seller or a Selling Affiliate is the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases (the "Real Property Leases");

          (iii) Inventory. All inventories of raw materials, work-in-process, finished goods, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are used or held for use primarily in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, but excluding any inventory disposed of in the ordinary course of business before the Closing Date in accordance with Section 4.8(a), together with all rights against suppliers of such inventories (the "Inventory");

          (iv) Accounts Receivable. All trade accounts receivable and all notes, bonds and other evidences of Indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Business and all Security Agreements related thereto, including any rights with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith, excluding any accounts receivables included in Intercompany Accounts and any Sales Taxes included in accounts receivable that are not invoiced as of the Closing Date or the applicable Foreign Closing Date (the "Accounts Receivable");

          (v) Tangible Personal Property. All furniture, computer hardware and software, fixtures, equipment, machinery, tools, dies, jigs, patterns, molds, breadboards, prototypes, engineering and pre-engineering models and


AMENDED ASSET PURCHASE AGREEMENT
     components and other tangible personal property (other than Inventory and Vehicles) used or held for use primarily in the conduct of the Business (including but not limited to the items listed in Section 1.1(a)(v) of the Disclosure Schedule), including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, but excluding any such items disposed of in the ordinary course of business before the Closing Date in accordance with Section 4.8(a) (the "Tangible Personal Property");

          (vi) Personal Property Leases. (A) The leases or subleases of Tangible Personal Property used or held for use primarily in the conduct of the Business, including those described in Section 1.1(a)(vi)(A) of the Disclosure Schedule as to which Seller or a Selling Affiliate is the lessor or sublessor, and (B) the leases of Tangible Personal Property used or held for use primarily in the conduct of the Business, including those described in Section 1.1(a) (vi) (B) of the Disclosure Schedule as to which Seller or a Selling Affiliate is the lessee or sublessee, together with any options to purchase the underlying property (the leases and subleases described in subclauses (A) and (B) hereof, the "Personal Property Leases");

          (vii) Business Contracts. All Contracts (other than the Real Property Leases, the Personal Property Leases and the Accounts Receivable) which are utilized in the conduct of the Business, including without limitation those Contracts relating to suppliers, sales representatives, sales agents, distributors, dealers, value-added resellers, purchase orders, service arrangements, marketing arrangements, manufacturing arrangements, research and development arrangements, product development arrangements and licensing arrangements, including those listed in Section 2.16(a) of the Disclosure Schedule (the "Business Contracts");

          (viii) Prepaid Expenses. All prepaid items related primarily to the Business and reflected in the Statement of Closing Net Assets as "prepaid expenses" (the "Prepaid Expenses ");

          (ix) Intangible Personal Property. All customer lists, intangibles for marketing and other intangibles used or held for use in the conduct and/or development of the Business (including any goodwill therein) and all rights, privileges, claims, causes of action and options relating or pertaining to the Business or the Purchased Assets, including but not limited to the rights arising out of the covenant of non-competition in
     Section 4.11 and the items listed in Section 1.1(a) (ix) of the Disclosure Schedule, provided, however, that all Intellectual Property, including any Intellectual Property transferred under the Technology Transfer Agreement, shall be excluded (the "Intangible Personal Property");


AMENDED ASSET PURCHASE AGREEMENT

          (x) Business Licenses. All Licenses (including applications therefor) utilized in the conduct of the Business (the "Business Licenses");

          (xi) Vehicles. All motor vehicles owned or leased by Seller or a Selling Affiliate and used or held for use primarily in the conduct of the Business, including but not limited to the vehicles listed in Section 1.1(a) (xi) of the Disclosure Schedule (the "Vehicles");

          (xii) Security Deposits. All security deposits deposited by or on behalf of Seller or a Selling Affiliate as lessee or sublessee under the Real Property Leases or the Personal Property Leases (the "Tenant Security Deposits");

          (xiii) Books and Records. All Books and Records used or held for use in the conduct of the Business or otherwise relating to the Total Acquired Assets, other than the minute books, stock transfer books, Tax Returns and corporate seal of Seller or a Selling Affiliate (the "Business Books and Records");

          (xiv) Stock in Tektronix Malaysia Sdn. Bhd. All of the capital stock and other equity or ownership interests owned by Seller or a Selling Affiliate in Tektronix Malaysia Sdn. Bhd. to be acquired by Purchaser or a Purchasing Affiliate in accordance with the terms and conditions of a Stock Purchase Agreement, in form and substance reasonably acceptable to Seller and Purchaser, that is usual and customary for transactions of such type in Malaysia so as to effect the sale and transfer of all of the capital stock of Tektronix Malaysia Sdn. Bhd. to the Purchaser or the designated Purchasing Affiliate in order to give the parties the benefit of this Agreement and to conform to the Laws, customs and practices of Malaysia;

          (xv) Selling Affiliate Cash. All cash on hand and in banks with respect to any Selling Affiliate, the Non-United States Purchased Assets of which are not sold on the Closing Date and which arise in the operation of the Business between the Closing Date and the applicable Foreign Closing Date with respect to such Selling Affiliate (so long as such Foreign Closing Date actually occurs); and

          (xvi) Other Assets and Properties. All other Assets and Properties used or held for use primarily in connection with the Business and not excluded pursuant to Section 1.1(b) (the "Other Purchased Assets").

     To the extent any of the Business Books and Records are items susceptible to duplication and are either (AA) used in connection with any of Seller's or the Selling Affiliates' businesses other than the Business or (BB) are required by Law to be retained by Seller or a Selling Affiliate or are necessary to assist Seller in the preparation of its financial statements, Seller or the Selling Affiliate may deliver photocopies, other reproductions or electronic media from which, in the case of Business Books and Records referred to in the foregoing clause (AA), information solely concerning Seller's


AMENDED ASSET PURCHASE AGREEMENT
or the Selling Affiliates' businesses other than the Business has been deleted.

     (b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following Assets and Properties (the "Excluded Assets") shall be excluded from and shall not constitute Purchased Assets:

          (i) Cash. Cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, other cash equivalents and rebates received prior to Closing to the extent not reflected in the Statement of Closing Net Assets (whether in respect of suppliers, insurers or otherwise other than warranty rights);

          (ii) Insurance. Life insurance policies on officers and other employees of Seller and all other insurance policies relating to the operation of the Business and rights arising from any refunds due (including, but not limited to, retrospective premium adjustment) with respect to insurance premium payments;

          (iii) Employee Benefit Plans. All assets owned or held by any Benefit Plans unless such assets relate to a foreign benefit obligation which Purchaser is required to assume under applicable Laws;

          (iv) Tax Refunds. All refunds or credits, if any, of Taxes due to or from Seller or any of its Affiliates unless such refunds or credits are included in the Statement of Closing Net Assets;

          (v) Tax Deposits. Deposits of Seller or any Selling Affiliate with any Taxing Authority, including without limitation, tax deposits, prepayment and estimated payments unless included in the Statement of Closing Net Assets;

          (vi) Deferred Tax Assets. Any Deferred Tax Assets of Seller or any Selling Affiliate related to the Business;

          (vii) Tax and Financial Records. Seller's and Selling Affiliates' Tax Returns, tax and financial records and reports and other documents and records pertaining to Seller's and Selling Affiliates' operation of the Business that Seller or Selling Affiliates are required by Laws to retain or that will be necessary or advisable for Seller or Selling Affiliates to retain, in their reasonable discretion, for tax or related purposes;

          (viii) Real and Personal Property and Real Property Leases. The real and personal property and real property leases described in Section 1.1(b)(viii) of the Disclosure Schedule;

          (ix) Litigation Claims. Any rights (including indemnification) and claims and recoveries under litigation of Seller or a Selling Affiliate (A)

AMENDED ASSET PURCHASE AGREEMENT
     commenced against third parties prior to the Closing Date or the applicable Foreign Closing Date if and to the extent related to any of the Excluded Assets or Retained Liabilities, whether arising by way of counterclaim or otherwise or (B) arising out of or relating to events that occur following the Closing;

          (x) Shared Assets. The Shared Assets as defined in Section 2.27;

          (xi) Intellectual Property. The Intellectual Property to be transferred or licensed to Purchaser pursuant to the Technology Transfer Agreement;

          (xii) Excluded Obligations. The rights and obligations of Seller or a Selling Affiliate in, to and under (A) all Contracts listed in Section 1.1(b)(xii) of the Disclosure Schedule or (B) any other Contracts, unless the obligations of Seller or a Selling Affiliate in, to and under such other Contracts are expressly assumed by Purchaser pursuant to Section 1.2(a);

          (xiii) Tradename and Logo. All right, title and interest in, to and under the "Tektronix" name, trademark, service mark and the Tektronix logo;

          (xiv) Prepaid Expenses. Rights arising from prepaid expenses, if any, with respect to Excluded Assets;

          (xv) Other Excluded Assets and Properties. The Assets and Properties described on Schedule 1.1(b)(xv) of the Disclosure Schedule;

          (xvi) Certain Rights of Seller. Seller's rights under this Agreement, the Ancillary Agreements and the Operative Agreements;

          (xvii) Assets Disposed of in the Ordinary Course of Business. Any assets described in the Disclosure Schedules to Section 1.1 that are transferred or otherwise disposed of by Seller or a Selling Affiliate prior to the Closing in the ordinary course of business without violation of this Agreement; and

          (xviii) Non-Business Assets and Properties. Any of the Assets and Properties of Seller or a Selling Affiliate that are not primarily related to or used primarily in connection with the Business, including but not limited to, Assets and Properties used in Seller's measurement business or video business.

     1.2 Liabilities.

     (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Purchased Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing or the applicable Foreign Closing, as the case may be, subject to
Section 11.2(a)(iii), Purchaser will assume and agree to pay, perform and discharge when due, or will cause a


AMENDED ASSET PURCHASE AGREEMENT
designated Purchasing Affiliate to assume and agree to pay, perform and discharge when due, the following obligations of Seller or a Selling Affiliate, as the case may be, arising primarily in connection with the operation of the Business, as the same shall exist on the Closing Date or the applicable Foreign Closing Date, as the case may be (the "AssumedLiabilities"), and no others:

          (i) Real Property Lease Obligations. All obligations of Seller or a Selling Affiliate under the Real Property Leases;

          (ii) Accounts Payable. All obligations of Seller or a Selling Affiliate with respect to accounts payable reflected or reserved against in the Statement of Closing Net Assets and those arising in the ordinary course of business since the date of the Statement of Closing Net Assets, excluding (X) accounts payable included in Intercompany Accounts and (Y) any amounts attributable to VAT which have been invoiced as of the Closing Date or the applicable Foreign Closing Date (the "Accounts Payable");

          (iii) Personal Property Lease Obligations. All obligations of Seller or a Selling Affiliate under the Personal Property Leases;

          (iv) Obligations under Business Contracts and Business Licenses. All obligations of Seller or a Selling Affiliate under the Business Contracts and Business Licenses;

          (v) Accrued Expenses. All obligations of Seller or a Selling Affiliate with respect to accrued expenses reflected or reserved against in the Statement of Closing Net Assets or those incurred in the ordinary course of business since the date of the Statement of Closing Net Assets, excluding all accrued and unpaid expenses payable under Intercompany Accounts and all Taxes (except to the extent they are Assumed Real Property Taxes) (the "Accrued Expenses");

          (vi) Assumed Real Property Taxes. The Prorated Real Property Taxes arising out of the Business for the tax period during which the Closing Date or the applicable Foreign Closing Date occurs (excluding any Liability for Taxes arising out of the sale or transfer of the Real Property) (the "Assumed Real Property Taxes"). The Assumed Real Property Taxes shall be treated as an Assumed Liability irrespective of whether, at the time of Closing or the applicable Foreign Closing, liability for the Real Property Taxes attached or whether such Real Property Taxes have become payable or have been paid by Seller or any Selling Affiliate;

          (vii) Security Deposits. All obligations of Seller or a Selling Affiliate with respect to any security deposit held by Seller or a Selling Affiliate as lessor or sublessor under the Real Property Leases and the Personal Property Leases (the "Landlord Security Deposits");


AMENDED ASSET PURCHASE AGREEMENT

          (viii) Severance and Other Employee-Related Liabilities. All Liabilities and obligations expressly assumed by Purchaser in accordance with Article 9;

          (ix) Balance Sheet Liabilities. All Liabilities and obligations reflected in the Statement of Closing Net Assets;

          (x) Liabilities of Selling Affiliates. All Liabilities of Selling Affiliates, the Non-United States Purchased Assets of which are not sold on the Closing Date, which arise in the operation of the Business between the Closing Date and the Foreign Closing Date with respect to such Selling Affiliate (so long as such Foreign Closing Date actually occurs);

          (xi) Warranty Obligations. All Liabilities and obligations under all of Seller's or a Selling Affiliate's warranty arrangements for Business products sold before or after the Closing, which arrangements were made in the ordinary course of business consistent with past practices;

          (xii) Customer Support and Service. All Liabilities and obligations for customer support and services under Seller's policies and practices for the Business, whether arising before or after the Closing, which policies and practices were made in the ordinary course of business consistent with past practices;

          (xiii) Customer Policies. All Liabilities and obligations of the Business to customers whose purchased products are no longer covered by warranty consistent with Seller's long-term support policies, whether arising before or after the Closing, which policies were made in the ordinary course of business consistent with past practices; provided, that such obligations and Liabilities shall be discharged in a manner and with a level of professionalism customary in the industry and consistent with Purchaser's practices;

          (xiv) Wilsonville, Oregon. All Liabilities or obligations of Seller or any Selling Affiliate, whether known or unknown, fixed or contingent, with respect to or relating to any Environmental Laws or any Environmental Claim arising out of any acts, omissions, or conditions relating to the operations associated with the Real Property located at Wilsonville, Oregon, but specifically excluding any Environmental Claim related to the real property (located adjacent to Seller's Wilsonville, Oregon, property) that was sold by Seller to Venture Properties, Inc. in 1998;

          (xv) Intellectual Property Infringement. All claims against or Liabilities of Seller or any Selling Affiliates arising out of or in any way connected with infringement of any Intellectual Property arising out of the conduct of the Business, whether before or after the Closing Date, regardless of whether said claim or Liability is asserted, including but not limited to any claim


AMENDED ASSET PURCHASE AGREEMENT
     or Liability for consequential or punitive damages in connection with the foregoing;

          (xvi) Litigation. All Liabilities and obligations related to pending litigation listed in Section 2.10 of the Disclosure Schedule;

          (xvii) Other Taxes. All Taxes expressly assumed by Purchaser or Purchasing Affiliates in accordance with Article 8;

          (xviii) Hazardous Products, etc. Any claims against or Liabilities arising out of or in any way connected with (A) Products that contain a hazard or are found by any Governmental or Regulatory Authority to contain a hazard as that term is used in the United States Consumer Product Safety Commission Act or any similar Laws (including, but not limited to, any voluntary or required recalls of such Products), or (B) Epidemic Failures of Products (including but not limited to any costs or expenses incurred in connection with refunds, returns, replacements or repairs of same), in either case arising out of the sale of Products or the conduct of the Business by Seller or any Selling Affiliate prior to the Closing Date or the applicable Foreign Closing Date, regardless of when or against whom said claim or Liability is asserted, including, but not limited to, any claim or Liability for consequential or punitive damages in connection with the foregoing and, in either case, excluding Retained Liabilities described in Section 1.2(b)(vii); and

          (xix) Print Head Drift. All Liabilities and obligations related to print head drift associated with Seller's Phaser 340/350/360 Products ("Print Head Drift").

     Subject to Section 11.2(a)(iii), Purchaser shall remain solely responsible for satisfying, discharging or performing all such Assumed Liabilities on a timely basis in accordance with their terms, provided Purchaser or a Purchasing Affiliate shall have the ability to contest, in good faith, any such claim of Liability asserted in respect thereof by any Person.

     (b) Retained Liabilities. Except for the Assumed Liabilities, and without any implication that Purchaser or a Purchasing Affiliate is assuming any Liability not expressly excluded by this Section 1.2(b) and, where applicable, without any implication that any of the following would constitute Assumed Liabilities but for this Section 1.2(b), neither Purchaser nor any Purchasing Affiliate shall assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Seller or a Selling Affiliate (including, without limitation, those related to the Business) of any kind, character or description whatsoever, whether known or unknown, contingent or otherwise, including but not limited to those Liabilities described in this Section 1.2(b) (the "Retained Liabilities").


AMENDED ASSET PURCHASE AGREEMENT

          (i) Intercompany Accounts. Any Liabilities reflected in Intercompany Accounts;

          (ii) Fees. Any Liabilities for legal, accounting, audit and investment banking fees, brokerage commissions, and any other expenses incurred by Seller or the Selling Affiliates in connection with the negotiation and preparation of this Agreement and the sale of the Assets and Properties;

          (iii) Taxes. Any Liabilities of Seller or any of its Affiliates for Taxes, irrespective of the manner in which such Taxes are reflected on the financial statements of Seller or any Affiliate, including any Deferred Tax Liability, except to the extent they are Assumed Real Property Taxes or are expressly assumed by Purchaser or any Purchasing Affiliate in accordance with Article 8;

          (iv) Debt. Any Liability for or related to Indebtedness of Seller or any of the Selling Affiliates, on its own behalf or on behalf of other Persons, to banks, financial institutions or other Persons with respect to borrowed money and including any interest payable in respect thereof;

          (v) Severance Payments. Any Liabilities of Seller or any of the Selling Affiliates to pay severance benefits or similar obligations which arise either from any action by Seller or a Selling Affiliate prior to the Closing Date or the applicable Foreign Closing Date or by virtue of the sale of the Purchased Assets pursuant to the provisions hereof (other than (A) any such Liabilities which arise out of any action by Purchaser or a Purchasing Affiliate on or following the Closing Date or the applicable Foreign Closing Date with respect to a Transferred Employee, it being understood and agreed that any such Liabilities constitute Assumed Liabilities hereunder or (B) obligations of Purchaser under Article 9);

          (vi) Worker Claims. Any Liability in respect of any wrongful discharge claim or claims by any Employees of Seller or any Selling Affiliate under any Laws arising out of the conduct of the Business by Seller or by any Selling Affiliate on or before the Closing Date or the applicable Foreign Closing Date;

          (vii) Tort and Product Claims. Any claims against or Liabilities of Seller or any Selling Affiliates for injury to or death of persons (including, without limitation, any worker's compensation claims) or damages to or destruction of property, arising from the sale or distribution of Products distributed, and/or business services provided, by Seller or any Selling Affiliate prior to the Closing Date or the applicable Foreign Closing Date, regardless of when said claim or Liability is asserted, including but not limited to, any claim or Liability for consequential or punitive damages in connection with the foregoing;


AMENDED ASSET PURCHASE AGREEMENT

          (viii) Benefit Plans. Except as specifically provided in Article 9, any Liabilities arising out of or in connection with any of the Benefit Plans;

          (ix) Employee Payments. Any so-called "sale bonuses" or similar payments payable to any Employees of Seller or any Selling Affiliate by reason of the sale of the Purchased Assets;

          (x) Environmental Claims. Any Liabilities or obligations of Seller or any Selling Affiliate, whether known or unknown, fixed or contingent, with respect to, or relating to, any Environmental Laws or any Environmental Claim, arising out of any acts, omissions, or conditions relating to the operations of the Business at locations other than Wilsonville, Oregon, including but not limited to the disposal of, transportation to, and arrangements for disposal of Hazardous Materials at Seller's Beaverton, Oregon, Treatment, Storage and Disposal Facility, the Western Processing Superfund Site located in Kent, Washington, and/or any other location and Hazardous Materials Contamination on the real property (located adjacent to Seller's Wilsonville, Oregon property) that was sold by Seller to Venture Properties, Inc. in 1998, Seller's former manufacturing facility in Heerenveen, The Netherlands, that was sold in 1996 and the Nanticoke Microtechnologies facility in Nanticoke, Pennsylvania;

          (xi) Non-Purchased Assets. Except as otherwise expressly provided in this Agreement, any Liability or obligation, whether presently in existence or hereafter arising, which is attributable to Assets and Properties that are not Purchased Assets;

          (xii) Litigation. Any Liability of Seller or any Selling Affiliates for any claim, complaint, action, suit, proceeding, arbitration or litigation (pending, threatened, contingent or otherwise) arising out of any acts, omissions or conditions that occurred prior to the Closing Date or the applicable Foreign Closing Date, except to the extent assumed by Purchaser or a Purchasing Affiliate pursuant to Section 1.2(a); and

          (xiii) Other. Without limitation by the specific enumeration of the foregoing, any Liabilities not expressly assumed by Purchaser or a Purchasing Affiliate pursuant to Section 1.2(a).

Seller shall remain solely responsible for satisfying, discharging or performing all such Retained Liabilities on a timely basis in accordance with their terms, provided that Seller or a Selling Affiliate shall have the ability to contest, in good faith, any such claim of Liability asserted in respect thereof by any Person.

     1.3 Sale of United States Purchased Assets and Non-United States Purchased Assets Owned by Selling Affiliates and Assumption of Assumed Liabilities by the Purchasing Affiliates. Tektronix Export, Inc. ("TEI") and Tektronix Asia, Ltd. ("Tek


AMENDED ASSET PURCHASE AGREEMENT

Asia") shall sell their United States Purchased Assets to Purchaser under terms and conditions identical to the terms and conditions contained in this Agreement governing the sale by Seller of its United States Purchased Assets. Seller shall provide Purchaser with a separate bill of sale and any other commercially reasonable documentation requested by Purchaser to evidence the sale of TEI and Tek Asia's United States Purchased Assets to Purchaser. Certain of the Non-United States Purchased Assets shall be sold to the Purchasing Affiliates designated by Purchaser and certain of the Assumed Liabilities shall be assumed by such Purchasing Affiliates pursuant to the terms and conditions of separate Asset Purchase Agreements, in form and substance reasonably acceptable to Seller and Purchaser, so as to effect the sale, transfer and assignment of the Assets and Properties of the Selling Affiliates to the Purchasing Affiliates and the assumption of the associated Assumed Liabilities by the Purchasing Affiliates in order to give the parties the benefit of this Agreement and to conform to the Laws, customs and practices of the relevant jurisdiction, as follows:

     (a) Seller shall cause its Selling Affiliate, Tektronix Gesellschaft m.b.H. ("Austria Tek") to sell, transfer and assign the Assets and Properties of Austria Tek that constitute Non-United States Purchased Assets to Purchasing Affiliates, Xerox Austria G.m.b.H. ("Xerox Austria"), which shall purchase all of Austria Tek's Assets and Properties except for the Intangible Personal Property and Accounts Receivable which shall be purchased by Xerox Channels Limited ("Xerox Channels") and Purchaser shall cause Xerox Austria and Xerox Channels to purchase such Assets and Properties and to assume certain Assumed Liabilities from Austria Tek (the "Austria Acquisition");

     (b) Seller shall cause its Selling Affiliate, Tektronix Australia Pty. Ltd. ("Australia Tek"), to sell, transfer and assign the Assets and Properties of Australia Tek that constitute Non-United States Purchased Assets to Purchaser or a designated Australian Purchasing Affiliate and Purchaser shall, or shall cause such designated Purchasing Affiliate to purchase such Assets and Properties and to assume certain Assumed Liabilities from Australia Tek (the "Australia Acquisition");

     (c) Seller shall cause its Selling Affiliate, Tektronix N.V. ("Belgium Tek"), to sell, transfer and assign the Assets and Properties of Belgium Tek that constitute NonUnited States Purchased Assets to Purchasing Affiliates, N.V. Xerox S.A. ("Xerox Belgium"), which shall purchase all of Belgium Tek's Assets and Properties except for the Intangible Personal Property and Accounts Receivable which shall be purchased by Xerox Channels and Purchaser shall cause Xerox Belgium and Xerox Channels to purchase such Assets and Properties and to assume certain Assumed Liabilities from Belgium Tek (the "Belgium Acquisition");

     (d) Seller shall cause its Selling Affiliate, Tektronix Industria e Comercio Ltda. ("Brazil Tek"), to sell, transfer and assign the Assets and Properties of Brazil Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate, Xerox Commercio E. Industria Ltda. ("Xerox Brazil"), and Purchaser shall cause Xerox Brazil


AMENDED ASSET PURCHASE AGREEMENT
to purchase such Assets and Properties and to assume certain Assumed Liabilities from Brazil Tek (the "Brazil Acquisition");

     (e) Seller shall cause its Selling Affiliate, Tektronix Canada, Inc. ("Canada Tek"), to sell, transfer and assign the Assets and Properties of Canada Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate, Xerox Canada Ltd. ("Xerox Canada"), and Purchaser shall cause Xerox Canada to purchase such Assets and Properties and to assume certain Assumed Liabilities from Canada Tek (the "Canada Acquisition");

     (f) Seller shall cause its Selling Affiliate, Tektronix Electronics (China) Co., Ltd. ("China Tek"), to sell, transfer and assign the Assets and Properties of China Tek that constitute Non-United States Purchased Assets to Purchaser or to its designated Chinese Purchasing Affiliate and Purchaser shall, or shall cause its designated Chinese Purchasing Affiliate to, purchase such Assets and Properties and to assume certain Assumed Liabilities from China Tek (the "China Acquisition");

     (g) Seller shall cause its Selling Affiliate, Tektronix A/S ("Denmark Tek"), to sell, transfer and assign the Assets and Properties of Denmark Tek that constitute NonUnited States Purchased Assets to Purchasing Affiliates, Xerox A/S ("Xerox Denmark"), which shall purchase all of Denmark Tek's Assets and Properties except for the Intangible Personal Property and Accounts Receivable which shall be purchased by Xerox Channels and Purchaser shall cause Xerox Denmark and Xerox Channels to purchase such Assets and Properties and to assume certain Assumed Liabilities from Denmark Tek (the "Denmark Acquisition");

     (h) Seller shall cause its Selling Affiliate, Tektronix Oy ("Finland Tek"), to sell, transfer and assign the Assets and Properties of Finland Tek that constitute NonUnited States Purchased Assets to Purchasing Affiliates, Xerox Oy ("Xerox Finland"), which shall purchase all of Finland Tek's Assets and Properties except for the Intangible Personal Property and Accounts Receivable which shall be purchased by Xerox Channels, and Purchaser shall cause Xerox Finland and Xerox Channels to purchase such Assets and Properties and to assume certain Assumed Liabilities from Finland Tek (the "Finland Acquisition");

     (i) Seller shall cause its Selling Affiliate, Tektronix S.A. ("France Tek"), to sell, transfer and assign the Assets and Properties of France Tek that constitute NonUnited States Purchased Assets to Purchasing Affiliates, Xerox - THE DOCUMENT COMPANY SAS ("Xerox France"), which shall purchase all of France Tek's Assets and Properties except for the Intangible Personal Property and Accounts Receivable which shall be purchased by Xerox Channels, and Purchaser shall cause Xerox France and Xerox Channels to purchase such Assets and Properties and to assume certain Assumed Liabilities from France Tek (the "France Acquisition");


AMENDED ASSET PURCHASE AGREEMENT

     (j) Seller shall cause its Selling Affiliate, Tektronix GmbH ("Germany Tek"), to sell, transfer and assign the Assets and Properties of Germany Tek that constitute NonUnited States Purchased Assets to Purchasing Affiliates, Xerox GmBh ("Xerox Germany"), which shall purchase all of Germany Tek's Assets and Properties except for the Intangible Personal Property and Accounts Receivable which shall be purchased by Xerox Channels, and Purchaser shall cause Xerox Germany and Xerox Channels to purchase such Assets and Properties and to assume certain Assumed Liabilities from Germany Tek (the "Germany Acquisition");

     (k) Seller shall cause its Selling Affiliate, Tektronix Hong Kong Limited ("Hong Kong Tek"), to sell, transfer and assign the Assets and Properties of Hong Kong Tek that constitute Non-United States Purchased Assets to Purchaser or its designated Hong Kong Purchasing Affiliate and Purchaser shall, or shall cause such designated Hong Kong Purchasing Affiliate to, purchase such Assets and Properties and to assume certain Assumed Liabilities from Hong Kong Tek (the "Hong Kong Acquisition");

     (l) Seller shall cause its Selling Affiliate, Tektronix (India) Limited ("India Tek"), to sell, transfer and assign the Assets and Properties of India Tek that constitute Non-United States Purchased Assets to Purchaser or its designated Indian Purchasing Affiliate and Purchaser shall, or shall cause such designated Indian Purchasing Affiliate to, purchase such Assets and Properties and to assume certain Assumed Liabilities from India Tek (the "India Acquisition");

     (m) Seller shall cause its Selling Affiliate, Tektronix S.p.A. ("Italy Tek"), to sell, transfer and assign the Assets and Properties of Italy Tek that constitute Non-United States Purchased Assets to Purchasing Affiliates, Xerox S.p.A. ("Xerox Italy") which shall purchase all of Italy Tek's Assets and Properties except for the Intangible Personal Property and Accounts Receivable which shall be purchased by Xerox Channels, and Purchaser shall cause Xerox Italy and Xerox Channels to purchase such Assets and Properties and to assume certain Assumed Liabilities from Italy Tek (the "Italy Acquisition");

     (n) Seller shall cause its Selling Affiliate, Tektronix Korea, Ltd. ("Korea Tek"), to sell, transfer and assign the Assets and Properties of Korea Tek that constitute NonUnited States Purchased Assets to Purchaser or its designated Korean Purchasing Affiliate, and Purchaser shall, or shall cause such designated Korean Purchasing Affiliate to, purchase such Assets and Properties and to assume certain Assumed Liabilities from Korea Tek (the "Korea Acquisition");

     (o) Seller shall cause its Selling Affiliate, Tektronix, S.A. de C.V. ("Mexico Tek"), to sell, transfer and assign the Assets and Properties of Mexico Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate, Xerox Mexicana, S.A. de C.V. ("Xerox Mexico"), and Purchaser shall cause Xerox Mexico to purchase such Assets and Properties and to assume certain Assumed Liabilities from Mexico Tek (the "Mexico Acquisition");


AMENDED ASSET PURCHASE AGREEMENT

     (p) Seller shall cause its Selling Affiliate, Tektronix Holland N.V. ("Holland Tek"), to sell, transfer and assign the Assets and Properties of Holland Tek that constitute Non-United States Purchased Assets to Purchasing Affiliates, Xerox (Nederland) BV ("Xerox Netherland"), which shall purchase all of Holland Tek's Assets and Properties except for the Intangible Personal Property and Accounts Receivable which shall be purchased by Xerox Channels, and Purchaser shall cause Xerox Netherland and Xerox Channels to, purchase such Assets and Properties and to assume certain Assumed Liabilities from Holland Tek (the "Holland Acquisition");

     (q) Seller shall cause its Selling Affiliate, Tektronix Distribution Europe B.V. ("Europe Tek"), to sell, transfer and assign the Assets and Properties of Europe Tek that constitute Non-United States Purchased Assets to Xerox Holding (Nederland) BV ("Xerox Holding Holland") and/or its designated Dutch Purchasing Affiliate which shall purchase all of Europe Tek's Assets and Properties and Purchaser shall cause Xerox Holding Holland and/or its designated Dutch Purchasing Affiliate to assume certain Assumed Liabilities from Europe Tek (the "Dutch Acquisition").

     (r) Seller shall cause its Selling Affiliate, Tektronix Norge A/S ("Norway Tek"), to sell, transfer and assign the Assets and Properties of Norway Tek that constitute NonUnited States Purchased Assets to Purchasing Affiliates, Xerox AS ("Xerox Norway") which shall purchase all of Norway Tek's Assets and Properties except for the Intangible Personal Property and Accounts Receivable which shall be purchased by Xerox Channels, and Purchaser shall cause Xerox Norway and Xerox Channels to purchase such Assets and Properties and to assume certain Assumed Liabilities from Norway Tek (the "Norway Acquisition");

     (s) Seller shall cause its Selling Affiliate, Tektronix Southeast Asia Pte Ltd ("Singapore Tek"), to sell, transfer and assign the Assets and Properties of Singapore Tek that constitute Non-United States Purchased Assets to Purchaser or its designated Singapore Purchasing Affiliate and Purchaser shall, or cause such designated Singapore Purchasing Affiliate to, purchase such Assets and Properties and to assume certain Assumed Liabilities from Singapore Tek (the "Singapore Acquisition");

     (t) Seller shall cause its Selling Affiliate, Tektronix Espanola, S.A. ("Spain Tek"), to sell, transfer and assign the Assets and Properties of Spain Tek that constitute Non-United States Purchased Assets to Purchasing Affiliates, Xerox Espana, The Document Company, S.A.U. ("Xerox Spain") which shall purchase all of Spain Tek's Assets and Properties except for the Intangible Personal Property and Accounts Receivable which shall be purchased by Xerox Channels, and Purchaser shall cause Xerox Espana and Xerox Channels to purchase such Assets and Properties and to assume certain Assumed Liabilities from Spain Tek (the "Spain Acquisition");

     (u) Seller shall cause its Selling Affiliate, Tektronix AB ("Sweden Tek"), to sell, transfer and assign the Assets and Properties of Sweden Tek that constitute Non-United States Purchased Assets to Purchasing Affiliates, Xerox AB ("Xerox Sweden"), which shall


AMENDED ASSET PURCHASE AGREEMENT
purchase all of Sweden Tek's Assets and Properties except for the Intangible Personal Property and Accounts Receivable which shall be purchased by Xerox Channels, and Purchaser shall cause Xerox Sweden and Xerox Channels to purchase such Assets and Properties and to assume certain Assumed Liabilities from Sweden Tek (the "Sweden Acquisition");

     (v) Seller shall cause its Selling Affiliate, Tektronix International AG ("Switzerland Tek"), to sell, transfer and assign the Assets and Properties of Switzerland Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate, Xerox AG ("Xerox Switzerland") which shall purchase all of Switzerland Tek's Assets and Properties except for the Intangible Personal Property and Accounts Receivable which shall be purchased by Xerox Channels, and Purchaser shall cause Xerox Switzerland and Xerox Channels to purchase such Assets and Properties and to assume certain Assumed Liabilities from Switzerland Tek (the "Switzerland Acquisition");

     (w) Seller shall cause its Selling Affiliate, Tektronix Taiwan, Ltd. ("Taiwan Tek"), to sell, transfer and assign the Assets and Properties of Taiwan Tek that constitute Non-United States Purchased Assets to Purchaser or its designated Taiwanese Purchasing Affiliate and Purchaser shall, or shall cause such designated Taiwanese Purchasing Affiliate to, purchase such Assets and Properties and to assume certain Assumed Liabilities from Taiwan Tek (the "Taiwan Acquisition");

     (x) Seller shall cause its Selling Affiliate, Tektronix U.K. Limited ("United Kingdom Tek"), to sell, transfer and assign the Assets and Properties of United Kingdom Tek that constitute Non-United States Purchased Assets to Purchasing Affiliates, Xerox (UK) Limited ("Xerox UK"), which shall purchase all of United Kingdom Tek's Assets and Properties except for the Intangible Personal Property and Accounts Receivable which shall be purchased by Xerox Channels, and the lease on the Lithuanian property, which shall be purchased by a Purchasing Affiliate designated by Purchaser, and Purchaser shall cause Xerox UK, Xerox Channels and the designated Purchasing Affiliate to purchase such Assets and Properties and to assume certain Assumed Liabilities from United Kingdom Tek (the "United Kingdom Acquisition");

     (y) Seller shall cause its Selling Affiliate, Tektronix Export Inc. ("TEI"), to sell, transfer and assign the Assets and Properties of TEI that constitute Non-United States Purchased Assets in the Netherlands to Xerox (Europe) Limited; and in Brazil, Australia, Canada and Hong Kong to Purchaser or its designated Brazilian, Australian, Canadian and Hong Kong Purchasing Affiliates respectively, and Purchaser shall or shall cause the aforementioned designated Purchasing Affiliates to, purchase such Assets and Properties and to assume certain Assumed Liabilities from TEI (the "TEI Acquisition").

     (z) Seller shall cause either its Selling Affiliate, GVG Japan, Ltd. ("GVG Japan Tek"), or Seller's designated Japanese Selling Affiliate, to sell, transfer and assign the Assets and Properties presently owned by GVG Japan Tek, or subsequently owned by Seller or Seller's designated Japanese Selling Affiliate (the former being referred to as "Japan's

AMENDED ASSET PURCHASE AGREEMENT

Successor") that constitute Non-United States Purchased Assets to Purchaser or its designated Japanese Purchasing Affiliate, and Purchaser shall, or cause such designated Japanese Purchasing Affiliate to, purchase such Assets and Properties and to assume certain Assumed Liabilities from Japan Tek or Japan's Successor (the "Japan Acquisition");

     (aa) Seller shall cause its Selling Affiliate, Tektronix Europe Ltd. ("Ltd. Tek"), to sell, transfer and assign the Assets and Properties of Ltd. Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate, Xerox (Europe) Limited ("Xerox Europe"), and Purchaser shall cause Xerox Europe to purchase such Assets and Properties and to assume certain Assumed Liabilities from Ltd. Tek (the "Europe Acquisition").

The portion of the Purchase Price Consideration and Cash Purchase Price in respect of each of the Asset Purchase Agreements referred to in this Section 1.3 shall be as determined in Section 1.4. The Asset Purchase Agreements referred to in this Section 1.3, together with any other agreements, documents or instruments executed in connection therewith, are referred to, collectively, in this Agreement as the "Ancillary Agreements". Seller unconditionally guarantees any and all Liabilities and obligations of each Selling Affiliate in accordance with the terms of this Agreement and the Ancillary Agreements to which it is a party. In the event any Foreign Closing does not occur on the Closing Date, Seller shall cause its Selling Affiliate to enter into arrangements reasonably acceptable to the parties hereto with respect to the operation of that portion of the Business until the consummation of the Foreign Closing or the termination of this Agreement in respect thereof in accordance with Section 1.5. Notwithstanding the foregoing, Purchaser shall have the right to designate any other Purchasing Affiliate or Purchasing Affiliates to take the place of and be substituted for another Purchasing Affiliate or Purchasing Affiliates at any time at least ten (10) Business Days prior to the Closing Date or the applicable Foreign Closing Date and Seller agrees that neither Seller nor any Selling Affiliate shall refuse to amend the relevant Ancillary Agreements so as to effect such designation. Further, in the event that a Selling Affiliate owns or uses Assets and Properties that constitute Purchased Assets in any geographic territory or jurisdiction other than the one set forth above in connection with such Selling Affiliate, Purchaser may designate a Purchasing Affiliate in such other geographic territory or jurisdiction to purchase such Assets and Properties pursuant to the terms of an Asset Purchase Agreement to be executed in respect thereof.

     1.4 Purchase Price; Allocation; Adjustment.

     (a) Purchase Price. The aggregate purchase price (the "Purchase Price Consideration") for the Purchased Assets, the Purchased Intellectual Property and for the covenants of Seller contained in Section 4.11 (collectively, the "Total Acquired Assets") is the sum of (i) Nine Hundred Fifty Million Dollars ($950,000,000.00) (the "Cash Purchase Price"), subject to adjustment as provided in Section 1.4(c), and (ii) Purchaser's and the Purchasing Affiliates' assumption of the Assumed Liabilities in accordance with the terms of this Agreement. The Purchase Price Consideration shall be allocated to the Total Acquired Assets in accordance with Section 1.4(b). The portions of the Cash Purchase Price allocated to the Seller and each Selling Affiliate shall be payable by Purchaser or a


AMENDED ASSET PURCHASE AGREEMENT
designated Purchasing Affiliate or Purchasing Affiliates, as the case may be, in immediately available funds to the Seller and each Selling Affiliate at the Closing or the relevant Foreign Closing in the manner provided in Section 1.5.

     (b) Allocation of Purchase Price.

          (i) Within thirty (30) days following the date of this Agreement, Purchaser shall furnish to Seller a draft schedule (the "Draft Allocation Schedule") for Seller and each Selling Affiliate (a "Selling Entity") arranged in a columnar fashion, setting forth (A) the total fair market value of the Total Acquired Assets being sold by that Selling Entity other than goodwill in each relevant class (e.g., such Selling Entity's Class I through Class IV Assets, as defined in Section 1060 of the Code (the "Section 1060 Rules")), (B) a commercially reasonable estimate of the amount of the total Assumed Liabilities of such Selling Entity, and (C) the total Purchase Price Consideration (which shall be determined as set forth in the Section 1060 Rules) for such Selling Entity. Seller shall render commercially reasonable assistance to Purchaser in the preparation of the Draft Allocation Schedule. The Draft Allocation Schedule shall be considered final and binding (the "Pre-Closing Allocation Schedule") if Seller has not conveyed objections to Purchaser within ten (10) Business Days. If Seller conveys objections to the Pre-Closing Allocation Schedule to Purchaser prior to the end of said ten-day period, Seller and Purchaser shall discuss and attempt to resolve, in good faith, any disagreements with respect to the Draft Allocation Schedule. If the parties are unable to agree, then the dispute shall be submitted to an independent accounting firm other than KPMG Peat Marwick ("KPMG"), Deloitte & Touche LLP ("Deloitte & Touche"), Arthur Andersen LLP ("Arthur Andersen") or PricewaterhouseCoopers LLP ("PWC"), such firm to be agreed upon by Seller and Purchaser (the "Independent Accountant"). The decision of the Independent Accountant shall be binding. The fees and expenses of the Independent Accountant shall be borne as provided in Section 1.4(c)(v). Within ten (10) Business Days after the finalization of the Pre-Closing Allocation Schedule, Seller and Purchaser shall negotiate the Cash Purchase Price to be allocated to each Selling Entity in a manner consistent with the Pre-Closing Allocation Schedule.

          (ii) Purchaser and Seller shall each prepare and file in a timely manner an IRS Form 8594 and other appropriate information, as required by the Section 1060 Rules with respect to the portion of the Total Acquired Assets allocable to the United States (the "Total United States Assets"). Such IRS Form 8594 shall be based on the fair market value of the Total United States Assets and the Assumed Liabilities allocated thereto, consistent with the allocations agreed to pursuant to this Section 1.4(b), adjusted properly to reflect the final determination of the fair market value of the Total United States Assets as shown on the Statement of Closing Net Assets. Purchaser shall submit to Seller a draft copy of the IRS Form 8594 ("Draft Form 8594") it proposes to file at least sixty (60) days before the proposed filing date thereof. Within fifteen (15) days from receiving the Draft Form

AMENDED ASSET PURCHASE AGREEMENT

     8594 from Purchaser, Seller shall either notify Purchaser in writing that it accepts the Draft Form 8594 or shall set out its objections. Seller shall be deemed to have accepted the Draft Form 8594 if it provides no notification to Purchaser. Seller and Purchaser shall discuss and attempt to resolve, in good faith, any disagreements with respect to the Draft Form 8594. If such disagreements are not resolved by thirty (30) days before the due date of the IRS Form 8594, then the dispute shall be submitted to the Independent Accountant in accordance with Section 1.4(b)(i) and the Independent Accountant's determination shall be incorporated into the Draft Form 8594. The Draft Form 8594 as agreed to by the parties or determined by the Independent Accountant shall be the final Form 8594 (the "Final Form 8594") shall be attached to both Seller's and Buyer's U.S. Corporate Income Tax Return for the tax year which includes the sale of the Total United States Assets. If the Purchase Price allocable to the Total United States Assets is adjusted after the Closing Date, the parties agree to revise and amend any agreed Schedule and their respective IRS Form 8594 in the same manner and according to the same procedure set forth above.

          (iii) Purchaser and each Purchasing Affiliate and Seller and each Selling Affiliate shall follow procedures similar to the procedures set forth in Section 1.4(b)(ii) with respect to any reporting required by any non-U.S. Taxing Authority similar in nature to the requirements of Section 1060 of the Code and IRS Form 8594.

          (iv) The determination of the Purchase Price and the allocation of the Purchase Price Consideration among the Total Acquired Assets set forth in this Section 1.4(b) shall be binding on Purchaser and each Purchasing Affiliate and Seller and each Selling Affiliate for all tax reporting purposes. Neither party shall take a position on any Tax Return, before any Taxing Authority charged with the collection of any such Tax, or in any judicial proceeding, that is in any manner inconsistent with the terms of such determination and allocation without the consent of the other party, which consent shall not be unreasonably withheld.

     (c) Adjustment of Cash Purchase Price. The Cash Purchase Price shall be subject to adjustment as follows:

          (i) At the Closing, Seller shall deliver to Purchaser a Statement of Estimated Closing Net Assets of the Business dated as of the Closing Date (the "Statement of Estimated Closing Net Assets"). The Statement of Estimated Closing Net Assets shall be prepared by Seller in accordance with GAAP as modified by the Accounting Policies determined pursuant to Section
     14.14 (the "Accounting Policies"), and will include an adjustment for any compensation payments pursuant to Section 9.1(b), but any Liabilities or Losses associated with Print Head Drift shall be excluded for all balance sheet and Cash Purchase Price adjustment purposes. The Statement of Estimated Closing Net Assets above shall be accompanied by a statement signed by the President or a Vice President of Seller setting forth the


AMENDED ASSET PURCHASE AGREEMENT
     amount, if any, by which the Estimated Closing Net Asset Value is greater than, or less than, the Target Amount. The Statement of Estimated Closing Net Assets shall also be accompanied by work papers setting forth the calculations showing the basis for the determination of such sums. For purposes of this Agreement, "Target Amount" shall mean Three Hundred Seven Million Dollars ($307,000,000.00). If the Estimated Closing Net Asset Value is greater than or equal to Three Hundred Two Million Dollars ($302,000,000.00) and less than or equal to Three Hundred Twelve Million Dollars ($312,000,000.00), there shall be no adjustment in the Cash Purchase Price. In the event that the Estimated Closing Net Asset Value is (A ) less than Three Hundred Two Million Dollars ($302,000,000.00), then the Cash Purchase Price shall be decreased by an amount equal to the amount by which the Estimated Closing Net Asset Value is less than Three Hundred Seven Million Dollars ($307,000,000.00), or (B) greater than Three Hundred Twelve Million Dollars ($312,000,000.00), then the Cash Purchase Price shall be increased by an amount equal to the amount by which the Estimated Closing Net Asset Value exceeds Three Hundred Seven Million ($307,000,000.00).

          (ii) Within ninety (90) days after the Closing Date, Purchaser will prepare and deliver to Seller (X) a statement by which Purchaser accepts Seller's Estimated Closing Net Asset Value in which case Estimated Closing Net Asset Value will be deemed to be the Closing Net Asset Value and there will be no further adjustments to the Cash Purchase Price, or (Y) in the event that Purchaser does not accept Seller's Estimated Closing Net Asset Value, a Statement of Closing Net Assets, together with an unqualified report of KPMG thereon, setting forth the calculation of the Closing Net Asset Value. The Statement of Closing Net Assets shall be prepared by Purchaser in accordance with GAAP as modified by the Accounting Policies. The Statement of Closing Net Assets shall be accompanied by a statement signed by the Chief Financial Officer or a Vice President of Purchaser setting forth the amount, if any, by which the Closing Net Asset Value is greater than, or less than, the Target Amount and the amount, if any, by which the Closing Net Asset Value is greater than, or less than, the Estimated Closing Net Asset Value. The Statement of Closing Net Assets shall also be accompanied by work papers setting forth the calculations showing the basis for the determination of such sums. Subject to adjustment pursuant to the resolution of any disputes in accordance with Section 1.4(c)(iv), the Cash Purchase Price shall be finally adjusted as follows:

               (A) If the Closing Net Asset Value is greater than or equal to Three Hundred Two Million Dollars ($302,000,000.00) and less than or equal to Three Hundred Twelve Million Dollars ($312,000,000.00), there shall be no adjustment in the Cash Purchase Price (notwithstanding any adjustments made to the Cash Purchase Price in accordance with Section 1.4(c)(i) and rendering any such adjustments null, void and of no effect whatsoever);


AMENDED ASSET PURCHASE AGREEMENT

               (B) If the Closing Net Asset Value is less than Three Hundred Two Million Dollars ($302,000,000.00), then the Cash Purchase Price shall be decreased by an amount equal to the amount by which the Closing Net Asset Value is less than Three Hundred Seven Million Dollars ($307,000,000.00) (notwithstanding any adjustments made to the Cash Purchase Price in accordance with Section 1.4(c)(i) and rendering any such adjustments null, void and of no effect whatsoever); or

               (C) If the Closing Net Asset Value is greater than Three Hundred Twelve Million Dollars ($312,000,000.00), then the Cash Purchase Price shall be increased by an amount equal to the amount by which the Closing Net Asset Value exceeds Three Hundred Seven Million ($307,000,000.00) (notwithstanding any adjustments made to the Cash Purchase Price in accordance with Section 1.4(c)(i) and rendering any such adjustments null, void and of no effect whatsoever).

          (iii) Purchaser and Seller agree that each of them will, and will respectively cause KPMG and Deloitte & Touche to, cooperate and assist in the preparation of the Statement of Closing Net Assets and the calculation of the Closing Net Asset Value and in the conduct of the audits, reviews, inventories and inspections to be undertaken in connection with the preparation of the Statement of Closing Net Assets, including but not limited to making available such Books and Records, work papers, facilities and personnel as may be necessary.

          (iv) In the event that Seller, in good faith, disputes the Statement of Closing Net Assets or the calculation of the Closing Net Asset Value, Seller shall notify Purchaser in writing (the "Dispute Notice") setting forth in detail the items, amount, nature and basis of such dispute, within thirty (30) Business Days after delivery of the Statement of Closing Net Assets, accompanied by a report of Deloitte & Touche stating that such firm concurs with Seller's assertions in the Dispute Notice. In the event of such dispute, Seller and Purchaser shall first use their diligent good faith efforts to resolve such dispute between themselves. If the parties are unable to resolve any items in dispute within twenty (20) Business Days after delivery of the Dispute Notice, then such unresolved items in dispute shall be submitted to an independent nationally recognized accounting firm other than KPMG, Deloitte & Touche, PWC or Arthur Andersen and with no material relationship to either Seller or Purchaser, such firm to be mutually agreed upon by Seller and Purchaser or, if the Seller and Purchaser fail to agree upon or refuse to select such a firm within ten
     (10) calendar days after written request therefor by either of them, such an independent nationally recognized accounting firm shall be selected by Seller and Purchaser in accordance with the rules of the American Arbitration Association then in effect (such accounting firm shall be referred to as the "Arbitrator"). Within forty-five (45) Business Days, the Arbitrator shall determine the remaining disputed items and report to the Seller and Purchaser in writing with respect to such items. The Arbitrator shall, in connection with the


AMENDED ASSET PURCHASE AGREEMENT
     resolution of any such dispute, have access to all Books and Records, documents, records, work papers, facilities and personnel necessary to perform its functions as arbitrator. The Arbitrator's decision shall be in writing and shall be final, conclusive and binding on all parties. A judgment on the determination made by the Arbitrator pursuant to this
     Section 1.4(c)(iv) may be entered into and enforced by any court of appropriate jurisdiction.

          (v) The fees and expenses of the Arbitrator in connection with the resolution of disputes pursuant to Section 1.4(c)(iv) shall be (A) borne equally by Seller and Purchaser if and to the extent that the Arbitrator determines Seller and Purchaser should each be awarded one-half of the total amount of the items in dispute, or (B) borne by Seller and/or Purchaser in inverse proportion to the amount that the Arbitrator's award in favor of Seller and/or Purchaser bears to the total amount of the items in dispute (for illustration purposes for this Section 1.4(c)(v) only, (X) if the total amount of items in dispute by Seller is $1,000,000.00, and Seller is awarded $500,000.00 by the Arbitrator, Seller and Purchaser shall bear the Arbitrator's fees and expenses equally, or (Y) if the total amount of items in dispute by Seller is $1,000,000.00, and Seller is awarded $250,000.00 by the Arbitrator, Seller shall bear 75% and Purchaser shall bear 25% of the Arbitrator's fees and expenses).

          (vi) Within five (5) Business Days following the final determination of the Closing Net Asset Value whether by (A) Purchaser's acceptance of Seller's Estimated Closing Net Asset Value, or Purchaser's failure to accept Seller's Estimated Closing Net Asset Value or submit a Statement of Closing Net Assets within the 90-day period prescribed by Section 1.4(c)(ii), (B) the expiration of the thirty (30) Business Day period for giving the Dispute Notice, if no Dispute Notice is given, or (C) the resolution of any disputes pursuant to Section 1.4(c)(iv), the parties shall make the final post-Closing adjustments to the Cash Purchase Price in accordance with Section 1.4(c)(ii) and the amount, if any, of any such adjustment shall be paid to the party entitled to receive same by wire transfer in immediately available funds to such account as may be designated by such party.

     1.5 Closing.

     (a) The Closing will take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Portland, Oregon, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date. The closing of the sales of the Non-United States Purchased Assets described in Section 1.3 pursuant to the Ancillary Agreements (each, a "Foreign Closing"; collectively, the "Foreign Closings") shall occur at such place as specified in the relevant Ancillary Agreement or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M., on the respective Foreign Closing Dates as specified in this Section 1.5. The Foreign Closings relating to (i) the sale of the Non-United States Purchased Assets in (A) France, (B) Germany, (C) the United Kingdom, (D) Italy, (E) The Netherlands, (F) Belgium and (G) Australia and (ii) the sale of the capital stock and other


AMENDED ASSET PURCHASE AGREEMENT
equity or ownership interests owned by Seller or a Selling Affiliate in Tektronix Malaysia Sdn. Bhd. (each, a "Significant Foreign Closing"; collectively, "Significant Foreign Closings") shall occur concurrently with the Closing. All other Foreign Closings shall occur concurrently with the Closing or as soon as practicable after the satisfaction of the conditions set forth in
Article 6 or the applicable Ancillary Agreements. With respect to the Closing and each Foreign Closing, each shall be deemed to be effective as of 12:01 A.M., local time, at the places where the Purchased Assets are located on the Closing Date or on the date on which such Foreign Closing shall occur (the "Foreign Closing Date"). Seller and Purchaser may mutually agree to terminate this Agreement with respect to any Foreign Closing which has not occurred by the anniversary of the Closing Date.

     (b) At the Closing or a Foreign Closing, Purchaser will pay, or will cause the designated Purchasing Affiliate to pay the Cash Purchase Price, as allocated in accordance with Section 1.4(b) by wire transfer of immediately available funds to such account of Seller or the Selling Affiliate as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least two (2) Business Days before the Closing Date. For the purpose of paying the Cash Purchase Price all amounts paid to Seller and to each Selling Affiliate shall be payable in United States dollars unless otherwise provided in the relevant Ancillary Agreement. Simultaneously, (a) Seller or the relevant Selling Affiliate will assign and transfer to Purchaser or the relevant Purchasing Affiliate good and valid title in and to the Total Acquired Assets (free and clear of all Liens, other than Permitted Liens) by delivery of (i) a General Assignment and Bill of Sale in form and substance reasonably acceptable to Purchaser and Seller (the "General Assignment"), duly executed by Seller or the Selling Affiliate, as the case may be, (ii) special statutory, or grant deeds or similar instruments in proper statutory form for recording and otherwise in form and substance reasonably satisfactory to Purchaser conveying title to the Real Property and (iii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser, as shall be effective to vest in Purchaser or the relevant Purchasing Affiliate good title to the Total Acquired Assets (the General Assignment and the other instruments referred to in clauses (ii) and (iii) being collectively referred to herein as the "Assignment Instruments"), and (b) Purchaser or the relevant Purchasing Affiliate will deliver to Seller or the relevant Selling Affiliate valid resale certificates or the equivalent thereof where applicable and will assume from Seller or the relevant Selling Affiliate the due payment, performance and discharge of the Assumed Liabilities by delivery of (i) an Assumption Agreement in form and substance reasonably acceptable to Seller and Purchaser (the "Assumption Agreement"), duly executed by Purchaser or the relevant Purchasing Affiliate, as the case may be, and (ii) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to Seller and Purchaser, as shall be effective to cause Purchaser or the relevant Purchasing Affiliate to assume the Assumed Liabilities as and to the extent provided in Section 1.2(a) (the Assumption Agreement and such other instruments referred to in clause (ii) being collectively referred to herein as the "Assumption Instruments"). At the Closing or the applicable Foreign Closing, there shall also be delivered to Seller and Purchaser the opinions, certificates and other contracts, documents and instruments required to be


AMENDED ASSET PURCHASE AGREEMENT
delivered under Articles 6 and 7.

     1.6 Prorations. The following prorations relating to the Purchased Assets and the ownership and operation of the Business will be made as of the Closing Date or the applicable Foreign Closing Date, with Seller or the relevant Selling Affiliate liable to the extent such items relate to any time period prior to the Closing Date or the applicable Foreign Closing Date, and Purchaser or the relevant Purchasing Affiliate liable to the extent such items relate to periods beginning with and subsequent to the Closing Date or the applicable Foreign Closing Date:

     (a) Subject to Section 8.6, Real Property Taxes, assessments and bonds on or with respect to the Purchased Assets.

     (b) Rents, additional rents, operating expense passthroughs, taxes and other items payable by Seller under the Real Property Leases.

     (c) The amount of rents, issues and profits from the Real Property and charges for sewer, water, telephone, electricity and other utilities relating to the Real Property and the real property subject to the Real Property Leases.

     (d) All other items (excluding personal property taxes and other Taxes) normally adjusted in connection with similar transactions in similar localities.

Except as otherwise agreed by the parties, the net amount of all such prorations will be settled and paid on the Closing Date or the applicable Foreign Closing Date.

     1.7 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, at Purchaser's reasonable request and without further consideration, Seller shall, or shall cause the Selling Affiliates to, execute and deliver to Purchaser or the relevant Purchasing Affiliate such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser or the relevant Purchasing Affiliate, and to confirm Purchaser's or the Purchasing Affiliates' title to, all of the Purchased Assets, and, to the full extent permitted by Law, to put Purchaser and the Purchasing Affiliates in actual possession and operating control of the Business and the Purchased Assets and to assist Purchaser and the Purchasing Affiliates in exercising all rights with respect thereto, and otherwise to cause Seller and Seller's Affiliates to fulfill its and their respective obligations under this Agreement, the Ancillary Agreements and the Operative Agreements.

     (b) (b) Effective on the Closing Date, Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller, and shall cause the Selling Affiliates to constitute and appoint the relevant Purchasing Affiliates, with full power of substitution, in the name of Seller, the Selling Affiliates, Purchaser or the Purchasing Affiliates, but on behalf of and for the benefit of Purchaser and the Purchasing Affiliates: (i) to demand and


AMENDED ASSET PURCHASE AGREEMENT
receive from time to time any and all of the Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all Actions or Proceedings that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets; (iii) to defend or compromise any or all Actions or Proceedings in respect of any of the Purchased Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Purchaser shall deem desirable. Seller hereby acknowledges, and shall cause each Selling Affiliate to acknowledge, that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it or by any Selling Affiliate in any manner or for any reason. Seller shall deliver to Purchaser at Closing an acknowledged power of attorney to the foregoing effect executed by Seller and shall cause each Selling Affiliate to deliver same to Purchaser or to a designated Purchasing Affiliate. Purchaser shall indemnify and hold harmless Seller from any and all Losses caused by or arising out of any breach of any Laws by Purchaser or the Purchasing Affiliates in its or their exercise of such powers of attorney.

     (c) Seller and Purchaser agree, and shall respectively cause the Selling Affiliates and Purchasing Affiliates to agree, for the greater of six (6) years after the Closing Date (or any later Foreign Closing Date) or sixty (60) days after the expiration of any applicable statute of limitations, as extended, not to destroy or otherwise dispose of any Books and Records and other data relating to the Business in its possession with respect to periods prior to the Closing and unless such party shall first offer in writing to surrender such Books and Records and other data to the other party and such other party fails to agree in writing to take possession thereof during the thirty (30) day period after such offer is made.

     (d) If, in order properly to prepare documents or reports required to be filed with any Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party requests that it be furnished with information, documents or records relating to the Business prior to the Closing, and such information, documents or records are in the possession or control of the other party, such other party shall use commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by a party in accordance with Sections 1.7(c) or (d) shall be held confidential by such party.

     (e) Notwithstanding anything to the contrary contained in this Section 1.7, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with Sections 1.7(c) or (d) shall be subject to applicable rules relating to discovery.

     1.8 Third-Party Consents. To the extent that any Business Contract, Business License, Real Property Lease or Personal Property Lease is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach


AMENDED ASSET PURCHASE AGREEMENT
thereof. Seller and Purchaser shall, and shall respectively cause the Selling Affiliates and the Purchasing Affiliates to, use commercially reasonable efforts to obtain the consent of such other party to the assignment of any such Business Contract, Business License, Real Property Lease or Personal Property Lease to Purchaser or to a designated Purchasing Affiliate in all cases in which such consent is or may be required for such assignment; provided, however, that none of Seller, any Selling Affiliate, Purchaser or any Purchasing Affiliate shall be required to make any payments to any third parties to obtain any such consents. If any such consent shall not be obtained, Seller shall, or shall cause the relevant Selling Affiliate to, cooperate with Purchaser or the relevant Purchasing Affiliate in any reasonable arrangement designed to provide for Purchaser or such Purchasing Affiliate the material benefits intended to be assigned under the relevant Business Contract, Business License, Real Property Lease or Personal Property Lease including enforcement at the cost and for the account of Purchaser or the Purchasing Affiliate of any and all rights of Seller or a Selling Affiliate against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. The provisions of this
Section 1.8 shall not affect the right of Purchaser not to consummate the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in Section 6.7 has not been fulfilled.

     1.9 Insurance Proceeds. If any of the Purchased Assets are destroyed or damaged or taken in condemnation, the insurance proceeds or condemnation award with respect thereto shall be a Purchased Asset. At the Closing or the applicable Foreign Closing Date, Seller shall, or shall cause the relevant Selling Affiliate to, pay or credit to Purchaser or the relevant Purchasing Affiliate any such insurance proceeds or condemnation awards received by it on or prior to the Closing or the applicable Foreign Closing, as the case may be, and shall, or shall cause the relevant Selling Affiliate to, assign to or assert for the benefit of Purchaser or the relevant Purchasing Affiliate all of its rights against any insurance companies, Governmental or Regulatory Authorities and others with respect to such damage, destruction or condemnation. As and to the extent that there is available insurance under policies maintained by Seller and any Selling Affiliate, or any predecessors and successors in respect of any Assumed Liability, except for any such insurance proceeds with respect to which the insured is directly or indirectly self-insured or has agreed to indemnify the insurer, Seller shall cause such insurance to be applied toward the payment of such Assumed Liability. The provisions of this Section 1.9 shall not affect the right of Purchaser not to consummate the transactions contemplated by this Agreement if the conditions to its obligations hereunder contained in Article 6 have not been fulfilled.

                                    ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller, for itself and on behalf of each of the Selling Affiliates, hereby represents and warrants to Purchaser as follows:

     2.1 Organization of Seller and the Selling Affiliates. Seller and each Selling


AMENDED ASSET PURCHASE AGREEMENT

Affiliate is a corporation duly organized, validly existing and in good standing (to the extent the concepts of valid existence and good standing exist in the relevant jurisdiction) under the Laws of the jurisdiction applicable thereto as set forth in Section 2.1 of the Disclosure Schedule, and has full corporate power and authority to conduct the Business as and to the extent now conducted and to own, use and lease the Purchased Assets and Purchased Intellectual Property. In connection with its conduct of the Business, Seller and each Selling Affiliate is duly qualified or otherwise authorized to transact business and is in good standing (to the extent the concept of good standing exists in the relevant jurisdiction) in each jurisdiction in which such qualification or authorization is required by applicable Laws. Notwithstanding the foregoing, there shall be no breach of this Section 2.1 where the failure of the Seller or the Selling Affiliates to be in good standing (to the extent the concept of good standing exists in the relevant jurisdiction), in the aggregate, are not reasonably likely to have a material adverse effect on (a) the Condition of the Business, or (b) on the timely performance by Seller of the transactions contemplated by this Agreement.

     2.2 Authority. Seller and each Selling Affiliate has full corporate power and authority to execute and deliver this Agreement, the Ancillary Agreements and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to sell and transfer (pursuant to this Agreement) the Total Acquired Assets. The execution and delivery by Seller and each Selling Affiliate of this Agreement, the Ancillary Agreements and the Operative Agreements to which it is a party, and the performance by Seller and a Selling Affiliate of its obligations hereunder and thereunder, have been duly and validly authorized by the respective Boards of Directors of Seller or the Selling Affiliate, no other corporate action on the part of Seller or a Selling Affiliate, or their respective shareholders, being necessary. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller and the Selling Affiliates of the Ancillary Agreements and the Operative Agreements to which it is a party, such Ancillary Agreements and Operative Agreements will constitute, legal, valid and binding obligations of Seller and the Selling Affiliates, as the case may be, enforceable against them in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     2.3 No Conflicts. The execution and delivery by Seller of this Agreement do not, and the execution and delivery by Seller and the Selling Affiliates of the Ancillary Agreements and the Operative Agreements to which it is a party, the performance by Seller and the Selling Affiliates of its and their respective obligations under such Agreements and the consummation of the transactions contemplated hereby and thereby will not:

     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws (or other comparable corporate charter documents) of Seller or of a Selling Affiliate;


AMENDED ASSET PURCHASE AGREEMENT

     (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.4 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller, a Selling Affiliate or any of its or their respective Assets and Properties; or

     (c) except as disclosed in Section 2.3 of the Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller or any Selling Affiliate to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of,
(iv) result in the creation or imposition of any Lien upon Seller, a Selling Affiliate or any of their respective Assets and Properties under, (v) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (vi) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, any Contract or License to which Seller or a Selling Affiliate is a party or by which any of its Assets and Properties is bound, except for such violation, breach, default, loss, requirement, creation, right or entitlement that could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of the Business or could not be reasonably expected, individually or in the aggregate, to materially impair the ability of Seller or a Selling Affiliate to perform its obligations under this Agreement or any of the Ancillary Agreements or Operative Agreements or otherwise materially impair the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements or Operative Agreements.

     2.4 Governmental Approvals and Filings. Except for the HSR Act filing and other antitrust filings described in Section 4.2 and except as disclosed in
Section 2.4 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller or any Selling Affiliate is required in connection with the execution, delivery and performance of this Agreement, any of the Ancillary Agreements or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

     2.5 Books and Records. All of the material Business Books and Records are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are under the exclusive ownership and direct control of Seller.

     2.6 Financial Statements. Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of the following financial statements:

     (a) the unaudited statement of net assets to be transferred of the Division as of May 31, 1997, May 30, 1998, and May 29, 1999, and the related unaudited statement of operations for each of the fiscal years then ended, copies of each of which are attached hereto as Section 2.6(a) of the Disclosure Schedule; and


AMENDED ASSET PURCHASE AGREEMENT

     (b) the unaudited statement of net assets to be transferred of the Division as of August 28, 1999, and the related unaudited statement of operations data for the portion of the fiscal year then ended, copies of which are attached hereto as Section 2.6(b) of the Disclosure Schedule.

Except as disclosed in Section 2.6 of the Disclosure Schedule, (i) all such financial statements were prepared and, with respect to the Acquisition Balance Sheet, was prepared from the Books and Records of Seller which are maintained on a GAAP basis, (ii) all such financial statements and the Acquisition Balance Sheet fairly present the financial condition and results of operations of the Division as of the respective dates thereof and for the respective periods covered thereby, and (iii) all such financial statements and the Acquisition Balance Sheet were compiled from Business Books and Records regularly maintained by management and used to prepare the financial statements of Seller in accordance with the principles stated in Seller's consolidated financial statements relating to such periods. Seller has maintained the Business Books and Records in a manner sufficient to permit the preparation of financial statements in accordance with GAAP, the Business Books and Records fairly reflect the income, expenses, assets and liabilities of the Business and the Business Books and Records provided a fair and accurate basis for the preparation of the Financial Statements delivered to Purchaser in accordance with this Section 2.6.

     2.7 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date or the applicable Foreign Closing Date, since the date of the Acquisition Balance Sheet there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the Condition of the Business. Without limiting the foregoing, except as disclosed in Section 2.7 of the Disclosure Schedule, there has not occurred, between the date of the Acquisition Balance Sheet and the date of this Agreement, any of the following:

     (a) (i) any increase in the salary, wages or other compensation of any Employee whose annual salary is, or after giving effect to such change would be, $100,000 or more; (ii) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan or any employment-related Contract or other compensation arrangement with or for Employees or (B) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan or any employment-related Contract or other compensation arrangement with or for Employees; or (iii) any adoption, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with legal requirements presented options, only to the extent the option which Seller or the relevant Selling Affiliate, as the case may be, reasonably believed to be the least costly was chosen; except, in any case under this Section 2.7(a), in the ordinary course of business or as Seller or any Selling Affiliate otherwise deems reasonably necessary to respond to


AMENDED ASSET PURCHASE AGREEMENT
competitive situations;

     (b) (i) incurrences by Seller or a Selling Affiliate of Indebtedness with respect to the conduct of the Business that was incurred not in the ordinary course of business consistent with past practices or, with respect to Indebtedness incurred in the ordinary course of business, is in an aggregate principal amount exceeding $5,000,000 (net of any amounts discharged during such period), or (ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of Seller or a Selling Affiliate under, any Indebtedness of or owing to Seller or such Selling Affiliate with respect to the conduct of the Business;

     (c) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of Assets or Properties of Seller or a Selling Affiliate primarily used or held for use in the conduct of the Business, taken as a whole, in an aggregate amount exceeding $1,000,000;

     (d) any (A) material change in any pricing, credit or allowance, or (B) change in any investment, accounting, financial reporting, inventory, or Tax practice or policy of the Business or (C) change in any method of calculating any bad debt, contingency or other reserve of the Business for accounting, financial reporting or Tax purposes;

     (e) (i) any acquisition or disposition of any Assets and Properties used or held for use in the conduct of the Business, other than in the ordinary course of business consistent with past practice; or (ii) any creation or incurrence of a Lien, other than a Permitted Lien, on any Assets and Properties used or held for use in the conduct of the Business;

     (f) any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to
(A) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Disclosure Schedule pursuant to
Section 2.16(a) or (B) any License, made otherwise than in the ordinary course of business;

     (g) capital expenditures or commitments for additions to property, plant or equipment used or held for use in the conduct of the Business constituting capital assets other than in the ordinary course of business;

     (h) any transaction with any officer, director, Affiliate or Associate of Seller or a Selling Affiliate, or any Associate of any such officer, director or Affiliate (A) outside the ordinary course of business consistent with past practice or (B) other than on an arm's-length basis;

     (i) any entering into of a Contract to do or engage in any of the foregoing after the date hereof;


AMENDED ASSET PURCHASE AGREEMENT

     (j) any other material transaction involving or development affecting the Business or the Total Acquired Assets outside the ordinary course of business consistent with past practice;

     (k) any material acquisitions, sales or other dispositions of (or commitments for such acquisition, sale or disposition of) any Products, or any parts, components, supplies or accessories related thereto, that are materially in excess of standard industry practices, that are other than in the ordinary course of business or that are other than on an arm's-length basis;

     (l) any Epidemic Failures in connection with any Products or any parts, components, supplies or accessories related thereto.

     2.8 No Undisclosed Liabilities. To the Knowledge of Seller, except as reflected or reserved against in the Acquisition Balance Sheet or as disclosed in the Disclosure Schedule, there are no material Liabilities against, relating to or affecting the Business or any of the Total Acquired Assets, other than Liabilities incurred in the ordinary course of business consistent with past practice.

     2.9 Taxes. Except as disclosed in Section 2.9 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

     (a) Seller and each Selling Affiliate has duly and timely filed all Tax Returns required to be filed by or on behalf of or with respect to Seller and each Selling Affiliate with respect to all Taxes Which May Give Rise To Any Transferee Tax Liability with the appropriate Taxing Authorities in all jurisdictions in which such Tax Returns are required to be filed. All such Tax Returns are true, correct and complete in all material respects. No penalties or other charges are or will become due with respect to any such Tax Returns as the result of the late filing thereof.

     (b) Seller and each Selling Affiliate: (i) has paid all Taxes Which May Give Rise To Any Transferee Tax Liability due or claimed to be due from Seller or any Selling Affiliate by any Taxing Authority in connection with any taxable period prior to the Closing Date or the applicable Foreign Closing Date, including any deficiencies arising from any audit (without regard to whether or not such Taxes are shown as due on any Tax Returns, including any estimated tax payments or similar charge), or (ii) has established in the Financial Statements provided to Purchaser adequate reserves (in conformity with generally accepted accounting principles consistently applied) for the payment of such Taxes.

     (c) Seller and each Selling Affiliate that is transferring Real Property or Real Property Leases to Purchaser or Purchasing Affiliates pursuant to this Agreement has duly and timely filed all Tax Returns with respect to any Real Property Taxes required to be filed on or before the Closing Date or the applicable Foreign Closing Date by or on behalf of or with respect to Seller and each Selling Affiliate with the appropriate Taxing Authorities in all jurisdictions in which such Tax Returns are required to be filed regardless of when the


AMENDED ASSET PURCHASE AGREEMENT

Real Property Taxes thereunder are due. All such Tax Returns are true, correct and complete in all material respects. No penalties or other charges are or will become due with respect to any such Tax Returns as the result of the late filing thereof. Seller and each Selling Affiliate has paid all Real Property Taxes due or claimed to be due from Seller or any Selling Affiliate by any Taxing Authority with respect to such Real Property for all taxable periods prior to the Closing Date or the applicable Foreign Closing Date, except for any Real Property Taxes which are not yet due and payable.

     (d) Seller and each Selling Affiliate that is transferring Purchased Assets other than Real Property pursuant to this Agreement has duly and timely filed all Tax Returns with respect to any Taxes on such Purchased Assets required to be filed on or before the Closing Date or the applicable Foreign Closing Date by or on behalf of or with respect to Seller and each Selling Affiliate with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed regardless of when the Taxes on such Purchased Assets are due. All such Tax Returns are true, correct and complete in all respects. No penalties or other charges are or will become due with respect to any such Tax Returns as the result of a late filing thereof. Seller and each Selling Affiliate that is transferring any Purchased Assets pursuant to this Agreement has paid all Taxes due or claimed to be due from Seller or any Selling Affiliate by any Taxing Authority with respect to such Purchased Assets for all taxable periods prior to the Closing Date or the applicable Foreign Closing Date, except for any Taxes on such Purchased Assets which are not yet due and payable.

     (e) Seller and each Selling Affiliate has no actual or potential Liability for any Tax of any Person other than Seller and each Selling Affiliate which Tax could be included in the Assumed Real Property Taxes or is a Tax Which May Give Rise To Any Transferee Tax Liability.

     (f) Seller and each Selling Affiliate has complied in all respects with all applicable laws, rules and regulations relating to the withholding and payment of any Taxes Which May Give Rise To Any Transferee Tax Liability, have duly and timely withheld and/or collected all Taxes Which May Give Rise To Any Transferee Tax Liability that Seller and each Selling Affiliate has been required to withhold and/or collect and, to the extent required, have duly and timely paid such Taxes Which May Give Rise To Any Transferee Tax Liability over to the proper Taxing Authority.

     (g) Any audit, examination or investigation of any Tax Returns of Seller and of each Selling Affiliate which occurred prior to the date hereof with respect to any Taxes Which May Give Rise To Any Transferee Tax, has resulted in no adjustment or changes or has been settled to the satisfaction of the respective Taxing Authority and, to the Knowledge of Seller, there is no current audit, examination, or investigation by any Taxing Authority of Seller or any Selling Affiliate in progress nor has Seller or any Selling Affiliate received any notice from any Taxing Authority (or otherwise have any knowledge) that any Taxing Authority intends to conduct such an audit, examination or investigation relating to any Assumed Real Property Taxes or Taxes Which May Give Rise To Any Transferee Tax


AMENDED ASSET PURCHASE AGREEMENT

Liability. For purposes of this Section 2.9(g), "Knowledge of Seller" shall mean the actual knowledge of Brian Unruh, Director of Corporate Tax and Acting Corporate Controller, Lisa Prentice, Director of Operations and Americas and Pacific Controller, and Sue Kirby, Director of Operations and EAME Controller.

     (h) To the Knowledge of Seller, no issue has been raised by any Taxing Authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period of Seller or any Selling Affiliate pursuant to this Agreement relating to any Assumed Real Property Taxes or Taxes Which May Give Rise To Any Transferee Tax Liability. For purposes of this
Section 2.9(h), "Knowledge of Seller" shall mean the actual knowledge of Brian Unruh, Director of Corporate Tax and Acting Corporate Controller, Lisa Prentice, Director of Operations and Americas and Pacific Controller, and Sue Kirby, Director of Operations and EAME Controller.

     (i) There is no action, suit, proceeding, or claim pending or, to the Knowledge of Seller or any Selling Affiliate, threatened in respect of any Assumed Real Property Taxes or Taxes Which May Give Rise To Any Transferee Tax Liability.

     (j) Neither Seller nor any Selling Affiliate has consented to any waivers or extensions of any statute of limitations with respect to any taxable year or other period relating to any Assumed Real Property Taxes or Taxes Which May Give Rise To Any Transferee Tax Liability. There is no agreement, waiver or consent providing for an extension of time with respect to the assessment or collection of any Assumed Real Property Taxes or Taxes Which May Give Rise To Any Transferee Tax Liability against Seller or any Selling Affiliate.

     (k) There are no Tax Liens on any of the Purchased Assets other than with respect to Real Property Taxes not yet delinquent.

     (l) Neither Seller nor any Selling Affiliate is subject to any private letter rulings of the IRS or comparable rulings of any other Taxing Authority with respect to any Purchased Assets or Assumed Liabilities.

     (m) Neither Seller nor any Selling Affiliate has made any request for a ruling from the IRS or other Taxing Authority with respect to any Purchased Assets or Assumed Liabilities which is currently pending.

     (n) Neither Seller nor any Selling Affiliate has entered into any closing agreement with the IRS pursuant to Section 7121 of the Code or comparable agreement with any other Taxing Authority with respect to any Taxes Which May Give Rise To Any Transferee Tax Liability.

     (o) None of the Non-United States Purchased Assets to be transferred by the Selling Affiliates is a "United States real property interest," within the meaning of Section


AMENDED ASSET PURCHASE AGREEMENT

897(c) of the Code.

     (p) As of the Closing Date or the applicable Foreign Closing Date, Seller and each of the Selling Affiliates shall have made all payments of VAT (as defined herein) due and payable with respect to the conduct of Business, shall have filed all returns and reports required to have been filed prior to such Closing Date or the applicable Foreign Closing Date and shall have complied with all applicable provisions relating to VAT.

     (q) None of the United States Assets constitutes (i) "tax exempt use property" within the meaning of Section 168(h)(1) of the Code, or (ii) "tax-exempt use bond financed property" within the meaning of Section 168(g) of the Code.

     (r) Neither Seller nor any Selling Affiliate that is selling Purchased Assets pursuant to this Agreement has made any payment, nor are they or any one of them obligated to make any payment, nor are they or any one of them a party to an agreement which, upon the satisfaction of certain events or conditions, will obligate them to make a payment which would be subject to Section 280G of the Code which payment is included directly or indirectly in the Assumed Liabilities.

     (s) Neither Seller nor any Selling Affiliate has been required to file any report pursuant to Section 999 of the Code or participated in an international boycott within the meaning of Section 908 of the Code which is related to the Business or the Purchased Assets.

     (t) Neither Seller nor any Selling Affiliate has made any payment which constitutes an illegal bribe or kickback within the meaning of Section 162(c)(1) of the Code which is related to the Business or the Purchased Assets.

     (u) As of the Closing Date or the applicable Foreign Closing Date, Seller and each of the Selling Affiliates shall have made all payments of Payroll Taxes due and payable with respect to the conduct of the Business, shall have filed all returns and reports required to have been filed prior to such Closing Date or the applicable Foreign Closing Date, and shall be in compliance with all applicable provisions related to Payroll Taxes.

     (v) Seller and each Selling Affiliate has duly filed all reports, disclosures and other required submissions with the U.S. Customs Service and any comparable foreign governmental or quasi-governmental entity required to be filed by or on behalf of or with respect to Seller or any Selling Affiliate with respect to the import or export of any Inventory or other Purchased Assets. To the Knowledge of Seller, all such reports, disclosure and submissions are true, correct and complete in all respects. Seller and each Selling Affiliate has paid any fees, charges, assessment or other amounts due on or before the Closing Date or the applicable Foreign Closing Date to the U.S. Customs Service and any comparable foreign governmental or quasi-governmental


AMENDED ASSET PURCHASE AGREEMENT
entity ("Customs Duties") with respect to the import or export of any Inventory. To the Knowledge of Seller, neither the U.S. Customs Service nor any comparable foreign governmental or quasi-governmental entity has given Seller or any Selling Affiliate any notice that it intends to take any action to prevent the sale of any item of Inventory or assess any penalties or other charges against such Inventory as the result of act or omission of Seller or any Selling Affiliate prior to the Closing Date or the applicable Foreign Closing Date with respect to such Inventory. For purposes of this Section 2.9(v), "Knowledge of Seller" means the actual knowledge of Brian Unruh, Director of Corporate Taxes and Acting Corporate Controller, and Nancy Grader, Customs and Trade Tax Manager.

     (w) Tektronix Malaysia Sdn. Bhd. has been granted an investment tax allowance incentive by the Malaysian Industrial Development Authority under the Investment Incentive Act of 1986 (the "Tax Incentive"). Seller and Tektronix Malaysia Sdn. Bhd. have fully satisfied each and every term and condition required for obtaining and maintaining the Tax Incentive, and have not acted or failed to act in any manner would cause a loss of part or all of the Tax Incentive or otherwise constitute a breach of any requirement for the Tax Incentive. To the Knowledge of Seller, such Tax Incentive is in full force and effect and will continue after the Closing Date or the applicable Foreign Closing Date.

     (x) No claims have been made by any Taxing Authority in any jurisdiction where Seller or any Selling Affiliate does not file Tax Returns of nexus or any other basis for making Seller or any Seller Affiliates subject to taxation by that jurisdiction.

     2.10 Legal Proceedings. Except as disclosed in Section 2.10 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

     (a) there are no Actions or Proceedings pending or, to the Knowledge of Seller or a Selling Affiliate, threatened against, relating to or affecting Seller or a Selling Affiliate with respect to the Business or any of its Assets and Properties which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, the Ancillary Agreements or any of the Operative Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement, the Ancillary Agreements or any of the Operative Agreements to Purchaser and the Purchasing Affiliates, or (ii) if determined adversely to Seller or to a Selling Affiliate, could reasonably be expected to result in (x) any injunction or other equitable relief that would materially interfere with the Business or (y) Losses by Seller or Selling Affiliates, individually or in the aggregate with Losses in respect of other such Actions or Proceedings, exceeding $1,000,000;

     (b) there are no facts or circumstances Known to Seller or a Selling Affiliate that could reasonably be expected to give rise to any Action or Proceeding that would have a material adverse effect on the Condition of the Business; and

     (c) there are no material Orders outstanding against Seller or a Selling Affiliate with respect to the Business.


AMENDED ASSET PURCHASE AGREEMENT

Prior to the execution of this Agreement, Seller has made available to Purchaser all responses of counsel to auditors' requests for information delivered in connection with Seller's most recently prepared audited financial statements (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting the Business.

     2.11 Compliance With Laws and Orders. Except as disclosed in Section 2.11 of the Disclosure Schedule, neither Seller nor any Selling Affiliate (A) is, nor has any of them at any time within the last five (5) years been, in violation of or in default under any Law or Order applicable to the Business, except for such violations or defaults that, individually or in the aggregate, would not have a material adverse effect on the Condition of the Business, or (B) has received written notice from any Governmental or Regulatory Authority within the last five years alleging that Seller or any Seller Affiliate is in violation of or in default under any Law or Order applicable to the Business, except for such violations or defaults that, individually or in the aggregate, would not have a material adverse effect on the Condition of the Business.

     2.12 Benefit Plans: ERISA.

     (a) Section 2.12(a) of the Disclosure Schedule lists all Benefit Plans and other Plans sponsored, maintained, contributed to or required to be contributed to by Seller or any Selling Affiliate for the benefit of any Employee. True and complete copies of all such Plans (and all summary plan descriptions or other material communications made to employees) have been made available to Purchaser. Neither Seller, nor any Selling Affiliate that is an ERISA Affiliate, has at any time contributed, on behalf of any Affected Employee, to any "multiemployer plan", as that term is defined in Section 4001(a)(3) of ERISA.

     (b) All Benefit Plans, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Qualified Plan has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Revenue Procedure 93-39) and, to the Knowledge of Seller, there is no circumstance likely to result in revocation of any such favorable determination letter. All Benefit Plans covering non-U.S. Employees comply in all material respects with applicable Laws.

     (c) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the audited financial statements or the preliminary financial statements. No Defined Benefit Plan that is not a "multiemployer plan" has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and there is no outstanding funding waiver with respect to any such non-multiemployer plan. Neither Seller nor any Selling Affiliate has provided, or is required to provide, security in connection with any Defined Benefit Plan pursuant to Section 401(a)(29) of the Code. No transactions contemplated by this Agreement will result in Liability on the part of Purchaser or any ERISA Affiliate of Purchaser to the PBGC under Sections 4062, 4063, 4064 or 4069 of ERISA, and no event or condition exists or has existed which could reasonably be expected to result in any such

AMENDED ASSET PURCHASE AGREEMENT

Liability with respect to Purchaser or such ERISA Affiliate. Seller and Selling Affiliates have no material unfunded liabilities with respect to any Benefit Plan that covers non-U.S. employees.

     (d) There is no pending or, to the Knowledge of Seller, threatened litigation relating to the Benefit Plans known or reasonably expected to have a material adverse effect on the Business. Neither Seller nor any Selling Affiliate has engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or any Selling Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which has or would be reasonably expected to have a material adverse effect on the Business or the Condition of the Business.

     2.13 Real Property.

     (a) Section 1.1(a)(i) of the Disclosure Schedule contains a true and correct list of each parcel of real property owned by Seller or a Selling Affiliate and used or held for use in connection with the Business that constitute Purchased Assets, and Section 1.1(a)(ii) of the Disclosure Schedule contains a true and correct list of each parcel of real property leased by Seller or a Selling Affiliate and used or held for use in connection with the Business that constitute Purchased Assets. Section 2.13(a) of the Disclosure Schedule contains a true and correct list of each parcel of real property owned by Seller or a Selling Affiliate and used or held for use in connection with the Business and each lease of real property leased by Seller or a Selling Affiliate and used or held for use in connection with the Business that do not constitute Purchased Assets.

     (b) Except as disclosed in Section 2.13(b) of the Disclosure Schedule, Seller or the Selling Affiliates, as the case may be, have title to the Real Property and the Improvements on the Tektronix Malaysia Real Property sufficient to operate the Business in the manner currently operated thereon, free and clear of all Liens other than Permitted Liens. Except as disclosed in Section 2.13(b) of the Disclosure Schedule, Seller or a Selling Affiliate are the only parties with the right to occupancy or possession of the Real Property and the Tektronix Malaysia Real Property. Seller and the Selling Affiliates have adequate rights of ingress and egress with respect to the Real Property, the Tektronix Malaysia Real Property and the Improvements thereon.

     (c) Seller and the Selling Affiliates have a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties subject to the Real Property Leases and the ground lease for the Tektronix Malaysia Real Property for the full term thereof. Each Real Property Lease and the ground lease for the Tektronix Malaysia Real Property is a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller or a Selling Affiliate and of each other Person that is a party thereto, and except as set forth in Section 2.13(c) of the Disclosure Schedule, there is no material default, nor has Seller or any Selling Affiliate received any notice of any such default by any party thereto (or any condition or event which, after notice or lapse of time or both, would constitute such a


AMENDED ASSET PURCHASE AGREEMENT
default) thereunder. Neither Seller nor any Selling Affiliate owes any brokerage commissions with respect to any such Real Property Lease or the ground lease for the Tektronix Malaysia Real Property. Each Real Property Lease and the ground lease for the Tektronix Malaysia Real Property is in full force and effect in all material respects. Except for the Real Property Leases and the ground lease for the Tektronix Malaysia Real Property, and except as disclosed in Section 1.1(b)(viii) of the Disclosure Schedule, Seller and the Selling Affiliates are not a party to any other leases or other agreements, written or oral, with respect to any tenancies or rights to possession of any real property used in connection with the Business. Neither Seller nor any Selling Affiliate have made any previous assignment, transfer or other disposition of all or any part of its interest in the Real Property Leases or the ground lease for the Tektronix Malaysia Real Property.

     (d) Seller has delivered or made available, or will make available within 30 days following the date of this Agreement, or has caused or will cause the Selling Affiliates to deliver or make available within 30 days following the date of this Agreement, to Purchaser true and complete copies of (i) all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof, with respect to the Real Property and the Tektronix Malaysia Real Property, and (ii) all Real Property Leases and the ground lease for the Tektronix Malaysia Real Property (including any amendments and renewal letters) and, to the extent reasonably available, all other documents referred to in clause (i) of this Section 2.13(d) with respect to the real property subject to the Real Property Leases and the ground lease for the Tektronix Malaysia Real Property.

     (e) Except as disclosed in Section 2.13(e) of the Disclosure Schedule, no tenant or other party (other than Seller or a Selling Affiliate) in possession of any of the real properties subject to the Real Property Leases or the ground lease for the Tektronix Malaysia Real Property has any right to purchase, or holds any option or right of first refusal to purchase, such properties.

     (f) Except as disclosed in Section 2.13(f) of the Disclosure Schedule, the Improvements (including Improvements on the Tektronix Malaysia Real Property) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable to operate the Business in the manner currently operated thereon.

     (g) Except for consent by landlord required by any Real Property Lease or the ground lease for the Tektronix Malaysia Real Property, the execution, delivery and performance by Seller and by the Selling Affiliates of this Agreement, the Ancillary Agreements and the Operative Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to any Real Property Leases or the ground lease for the Tektronix Malaysia Real Property , or (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any Real Property Leases or the


AMENDED ASSET PURCHASE AGREEMENT
ground lease for the Tektronix Malaysia Real Property.

     (h) All Licenses (including any licenses from private parties, if applicable) necessary for the use and operation in all material respects of the Real Property and the Tektronix Malaysia Real Property and the real properties subject to the Real Property Leases and the ground lease for the Tektronix Malaysia Real Property by Seller and the Selling Affiliates as currently being used and operated for the Business are currently possessed by Seller or the Selling Affiliates. The Real Property and the real properties subject to the Real Property Leases and the ground lease for the Tektronix Malaysia Real Property have been used in all material respects in accordance with (a) all such approvals, licenses, permits and certificates, (b) all governmental regulations, and (c) all covenants, conditions, restrictions, easements and agreements of any kind or nature affecting such properties.

     (i) There are no pending or, to the Knowledge of Seller or any Selling Affiliate, contemplated actions, suits, arbitrations, claims or proceedings, at law or in equity, reasonably expected to have a material adverse effect on all or any portion of the Real Property or the Tektronix Malaysia Real Property or the properties subject to the Real Property Leases or the ground lease for the Tektronix Malaysia Real Property in which Seller or a Selling Affiliate is or will be a party by reason of Seller's or a Selling Affiliate's ownership of the Real Property or the Tektronix Malaysia Real Property or the properties subject to the Real Property Leases or the ground lease for the Tektronix Malaysia Real Property, including, without limitation, judicial, municipal or administrative proceedings in eminent domain, unlawful detainer or tenant evictions, collections, alleged building code, health and safety or zoning violations, personal injuries or property damages alleged to have occurred on the Real Property or the Tektronix Malaysia Real Property or the properties subject to the Real Property Leases or the ground lease for the Tektronix Malaysia Real Property or by reason of the condition or use of the Real Property or the Tektronix Malaysia Real Property or the real properties subject to the Real Property Leases, and, to the Knowledge of Seller or any Selling Affiliate, no events have occurred which might give rise to such actions, claims or proceedings.

     2.14 Tangible Personal Property. Seller and the Selling Affiliates are in possession of and have good title to, or have valid leasehold interests in or valid rights under Contract to use, all the Tangible Personal Property, which includes all tangible personal property reflected on the Acquisition Balance Sheet and tangible personal property acquired since the date of the Acquisition Balance Sheet, other than tangible personal property disposed of since such date in the ordinary course of business consistent with past practice. Said Tangible Personal Property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 2.14 of the Disclosure Schedule, and is in good working order and condition, ordinary wear and tear excepted, and its use, to the Knowledge of Seller, complies with all applicable Laws, except for such non-compliance that, individually or in the aggregate, would not have a material adverse effect on the Business or the Condition of the Business, taken as a whole. Upon the Closing or the applicable Foreign Closing, Seller and the Selling Affiliates shall convey good title to or the


AMENDED ASSET PURCHASE AGREEMENT
rights to use all such Tangible Personal Property to Purchaser or the designated Purchasing Affiliates.

     2.15 Intellectual Property Rights.

     (a) Schedule 2.15(a) is a true and complete list of all domestic and foreign patents and patent applications owned or licensed by Seller that are material to the manufacture, use or sale of Business Products, use of Business processes, or the continued operation of the Business in substantially the manner the Business is operated as of the date hereof (the "Business Patents"). Except as set forth in Schedule 2.15(a), Seller owns or has the right to use the Business Patents. Except as set forth in Schedule 2.15(a), there are no proceedings alleging invalidity and, to the Knowledge of Seller, there are no pending claims or challenges to the validity of any Business Patent owned by Seller. Except as set forth in Schedule 2.15(a), to the Knowledge of Seller, each of the Business Patents owned by Seller is, or upon issuance will be, valid and enforceable and in compliance with all requirements for payment of registration and/or maintenance fees. Except as set forth in Schedule 2.15(a), no Business Patent owned by Seller has been or is now involved in any interference or re-examination proceeding.

     (b) Except as set forth in Schedule 2.15(b) and excluding the software listed in Schedule 2.15(e), Seller owns or has the right to use all works of authorship subject to copyright protection and all related copyright registrations that are material to the manufacture, use or sale of Business Products, use of Business processes, or the continued operation of the Business in substantially the manner the Business is operated as of the date hereof (the "Business Copyrights"). To the Knowledge of Seller, there are no cancellation or other proceedings currently pending or threatened that affect the rights to use and/or register the Business Copyrights.

     (c) Except as set forth in Schedule 2.15(c), Seller owns or has the right to use all trade secrets that are material to the continued operation of the Business in substantially the manner the Business is operated as of the date hereof (the "Business Trade Secrets"). Seller has policies and procedures for preventing unauthorized disclosure of the Business Trade Secrets that conform to reasonable and customary practice in the computer printer industry, including generally having its employees execute, at the time of their employment, an agreement that includes an obligation not to disclose Seller's confidential information, and generally obtaining an executed nondisclosure agreement from other persons to whom the Business Trade Secrets are disclosed. To the Knowledge of Seller, Seller has complied with these policies and procedures in all material respects.

     (d) Schedule 2.15(d) is a true and complete list of all domestic and foreign trademarks, trade names, and service marks currently owned or used by Seller that are material to the continued operation of the Business in substantially the manner the Business is operated as of the date hereof (the "Business Trademarks"). Except as set forth in Schedule 2.15(d), Seller owns or has the right to use the Business Trademarks. Except as set forth in Schedule 2.15(d), there are no proceedings, and to the Knowledge of Seller,


AMENDED ASSET PURCHASE AGREEMENT
there are no pending claims or challenges to the validity of any Business Trademark owned by seller. Except as set forth in Schedule 2.15(d), all the registered Business Trademarks owned by Seller are currently in compliance with all requirements for the payment of registration or renewal fees. Except as set forth in Schedule 2.15(d), no registration or pending application for a Business Trademark owned by Seller has been or is now involved in any opposition or cancellation proceeding.

     (e) Schedule 2.15(e) lists substantially all software or categories of software used in the Business that are material to the manufacture, use or sale of Business Products, use of Business processes, or the continued operation of the Business in substantially the manner the Business is operated as of the date hereof (collectively, the "Business Software"). To the Knowledge of Seller, except as set forth in Schedule 2.15(e), Seller owns or has the right to use the Business Software.

     (f) Schedule 2.15(f) lists substantially all written agreements or categories of agreements executed by Seller relating to the Business Patents, the Business Copyrights, the Business Trade Secrets, the Business Trademarks or the Business Software, in each case to the extent material to the continued operation of the Business in substantially the manner the Business is operated as of the date hereof, with the exception of (i) employment agreements or employee obligation agreements executed by employees in standard form at the time of their employment without material modification; (ii) invention assignment and confidential information agreement executed by contract workers in standard form in connection with their contracted work assignment; and (iii) customer contracts and confidential information agreements in standard form without material modification.

     (g) Except as set forth in Schedule 2.15(g), to the Knowledge of Seller, none of the Products manufactured, sold or licensed by, nor any of the processes used by, the Business infringes any patent, trademark, copyright, trade secret or other intellectual property right of any third party and, to the Knowledge of Seller, no person is infringing upon any Business Patent, Business Copyright, Business Trade Secret or Business Trademark. Except as set forth in Schedule 2.15(g), to the Knowledge of Seller, from and after the Closing Date, Purchaser will have the right to manufacture, have made, use, sell, license, or otherwise dispose of, any product or process used by the Business and will have a right to use all patents, trademarks, copyrights, trade secrets and other intellectual property rights that are material to the continued operation of the Business in substantially the manner the Business is operated as of the date hereof.

     2.16 Contracts.

     (a) Section 2.16(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements to which Seller or a Selling Affiliate is a party or by which any of the Purchased Assets is bound or that relate to the conduct of the Business, which Contracts or other arrangements constitute Purchased Assets:


AMENDED ASSET PURCHASE AGREEMENT

          (i) (A) all material Contracts (excluding Plans) providing for a commitment of employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any Employee (other than offer letters made in the ordinary course of business and employment agreements in foreign countries made in the ordinary course of business); and (B) any written or unwritten material representations, commitments, promises, communications or courses of conduct (excluding Plans and any such Contracts referred to in clause
     (A)) involving an obligation of Seller to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any Employee exceeding $100,000 or to any group of Employees exceeding $1,000,000 in the aggregate, and arrangements that are Retained Liabilities under Section 1.2(b)(ix);

          (ii) all Business Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of Seller or a Selling Affiliate to compete, directly or indirectly, with any Person;

          (iii) all partnership, joint venture, shareholders, limited liability company operating agreements or other similar Contracts with any Person in connection with the Business;

          (iv) all material Contracts with distributors, dealers, value added resellers, service providers, licensors, licensees, manufacturer's representatives, sales agencies or franchises with whom Seller deals in connection with the Business;

          (v) all Contracts relating to material research and development or product development activities in connection with the Business;

          (vi) all Contracts relating to the future disposition or acquisition of any Purchased Assets, other than dispositions or acquisitions in the ordinary course of business consistent with past practice;

          (vii) all collective bargaining, works council or similar labor Contracts covering any Employee;

          (viii) leases of real property in respect of which Seller or a Selling Affiliate is the lessor or sublessor; and

          (ix) all other Contracts (other than Plans, the Real Property Leases and insurance policies listed in Section 2.18 of the Disclosure Schedule) with respect to the Business that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Seller or a Selling Affiliate of more than $200,000 annually and (B) cannot be terminated within ninety (90) days after giving notice of termination without resulting in any cost or penalty to Seller or a Selling Affiliate, excluding open purchase orders for less than $200,000.


AMENDED ASSET PURCHASE AGREEMENT

     (b) Each Contract required to be disclosed in Section 2.16(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, of each party thereto; and, except as disclosed in Section 2.16(b) of the Disclosure Schedule, neither Seller or a Selling Affiliate nor, to the Knowledge of Seller or a Selling Affiliate, any other party to such Contract is, or has received notice that it is, in material violation or material breach of or material default under any such Contract (or with notice or lapse of time or both, would be in material violation or material breach of or material default under any such Contract).

     (c) Except as disclosed in Section 2.16(c) of the Disclosure Schedule and negotiation of Contracts made in the ordinary course of business, neither Seller nor any Selling Affiliate is engaged in the negotiation of a Contract or other arrangement in connection with the Business that (i) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Seller or a Selling Affiliate of more than $200,000 annually and (B) cannot be terminated within ninety (90) days after giving notice of termination without resulting in any cost or penalty to Seller or a Selling Affiliate.

     2.17 Business Licenses. Except as disclosed in Section 2.17 of the Disclosure Schedule:

     (a) Seller or the Selling Affiliates own or validly hold all Business Licenses that are necessary to conduct the Business, except where the failure to hold any such License would not have a material adverse effect on the Condition of the Business or the Total Acquired Assets; and

     (b) To the Knowledge of Seller, neither Seller nor any Selling Affiliate is, nor has any of them received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Business License.

     2.18 Insurance. Section 2.18 of the Disclosure Schedule contains a true and complete list of all liability, property, workers' compensation and other insurance policies currently in effect that insure the Business, the Employees or the Total Acquired Assets (a "Policy" or the "Policies"). Each such Policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid and Seller has not received any notice of cancellation or termination in respect of any such Policy or is not in material default thereunder. Such Policies are placed with financially sound and reputable insurers and, in light of the nature of the Business and the Total Acquired Assets, are in amounts and have coverages that are reasonable and customary for Persons engaged in such business and having such Assets and Properties. Seller has not received notice that any insurer under any Policy referred to in this
Section 2.18 is denying Liability with respect to a claim thereunder or defending under a reservation of rights clause.

     2.19 Affiliate Transactions. Except as disclosed in Section 2.19 of the Disclosure


AMENDED ASSET PURCHASE AGREEMENT

Schedule, (i) no officer, director, Affiliate or Associate of Seller or any Selling Affiliate or any Associate of any such officer, director or Affiliate (excluding any public companies in which a director of Seller may be an officer) provides or causes to be provided any material assets, services or facilities used or held for use in connection with the Business, either outside the ordinary course of business consistent with past practice or other than on an arm's-length basis, and (ii) the Business does not provide or cause to be provided any material assets, services or facilities to any such officer, director, Affiliate or Associate (excluding any public companies in which a director of Seller may be an officer), either outside the ordinary course of business consistent with past practice or other than on an arm's-length basis.

     2.20 Employees; Labor Relations. Except as disclosed in Section 2.20 of the Disclosure Schedule, (a) no Employee is presently a member of a collective bargaining unit and, to the Knowledge of Seller , there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the Employees, and (b) no unfair labor practice complaint or sex, age, race or other discrimination claim has been brought during the last two (2) years against Seller or any Selling Affiliate with respect to the conduct of the Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority. There has been no primary work stoppage, strike or other organized work stoppage by employees of Seller or any Selling Affiliate engaged in the Business in the last two (2) years. During that period, Seller and the Selling Affiliates have complied with all applicable Laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining, except where such failure to comply would not have a material adverse effect on the Condition of the Business. No information is Known to Seller that would lead Seller to believe that a material number of the Employees as of August 28, 1999, will or may cease to be Employees, or will refuse offers of employment from Purchaser or a Purchasing Affiliate, as the case may be.

     2.21 Environmental Matters, etc. Seller and the Selling Affiliates have obtained all Licenses which are required under applicable Environmental Laws in connection with the conduct of the Business or the Purchased Assets or the use and occupancy of the Real Property and the Tektronix Malaysia Real Property and the properties subject to the Real Property Leases and the ground lease for the Tektronix Malaysia Real Property. Each of such Licenses is in full force and effect. Seller and the Selling Affiliates have conducted the Business in compliance with the terms and conditions of all such Licenses and with any applicable Environmental Laws, except where the failure to comply could not reasonably be expected to have a material adverse effect on the Condition of the Business. In addition, except as set forth in Section 2.21 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

     (a) No Order has been issued, no Environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of Seller or any Selling Affiliate, threatened by any Governmental or Regulatory Authority with respect to any alleged failure by Seller or any Selling Affiliate to have any License


AMENDED ASSET PURCHASE AGREEMENT
required under applicable Environmental Laws in connection with the conduct of the Business or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or Release of any Hazardous Material in connection with the Business or with respect to the use and occupancy of the Real Property and the Tektronix Malaysia Real Property and the properties subject to the Real Property Leases and the ground lease for the Tektronix Malaysia Real Property, and to the Knowledge of Seller or any Selling Affiliate there are no facts or circumstances in existence which could reasonably be expected to form the basis for any such Order, Environmental Claim, penalty or investigation.

     (b) Seller and the Selling Affiliates do not own, operate or lease a treatment, storage or disposal facility on any of the Real Property or the Tektronix Malaysia Real Property or the properties subject to the Real Property Leases or the ground lease for the Tektronix Malaysia Real Property requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., as amended, or under any other comparable state or local Law.

     (c) No Hazardous Materials Contamination is present in, on or under any of the Real Property or properties subject to the Real Property Leases or the ground lease for the Tektronix Malaysia Real Property or, to the Knowledge of Seller, any nearby real property which could migrate to any of the Real Property or the Tektronix Malaysia Real Property or properties subject to the Real Property Leases or the ground lease for the Tektronix Malaysia Real Property. No underground storage tanks or surface impoundments for Hazardous Materials are present in or under any of the Real Property or the Tektronix Malaysia Real Property or properties subject to the Real Property Leases or the ground lease for the Tektronix Malaysia Real Property nor were any underground storage tanks or surface impoundments previously located in or under any of the Real Property or the Tektronix Malaysia Real Property or properties subject to the Real Property Leases or the ground lease for the Tektronix Malaysia Real Property.

     (d) The Real Property and the Tektronix Malaysia Real Property and properties subject to the Real Property Leases and the ground lease for the Tektronix Malaysia Real Property and every part thereof, and all operations and activities therein and thereon and the use and occupancy thereof, comply with all applicable Environmental Laws, except where the failure to comply could not reasonably be expected to have a material adverse effect on the Condition of the Business. No Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law.

     (e) Seller and the Selling Affiliates have not transported or arranged for the transportation of any Hazardous Material in connection with the operation of the Business or the Real Property or the Tektronix Malaysia Real Property or real properties subject to the real Property Leases or the ground lease for the Tektronix Malaysia Real Property to any location that is (i) listed on the NPL under CERCLA, (ii) listed for possible inclusion on the NPL by the Environmental Protection Agency in CERCLIS or on any similar foreign, state or local list or
(iii) the subject of enforcement actions by federal, state or local


AMENDED ASSET PURCHASE AGREEMENT

Governmental or Regulatory Authorities that may lead to Environmental Claims against Seller, the Selling Affiliates, the Purchased Assets or the Business.

     (f) No oral or written notification of a Release of a Hazardous Material in connection with the operation of the Business or the use or occupancy of the Real Property or real properties subject to the Real Property Leases or the ground lease for the Tektronix Malaysia Real Property has been filed by or on behalf of Seller or any Selling Affiliate. None of the Real Property, the Tektronix Malaysia Real Property or properties subject to the Real Property Leases or the ground lease for the Tektronix Malaysia Real Property, is listed or proposed for listing on the NPL, CERCLIS or any similar foreign, state or local list of sites requiring investigation or clean-up.

     (g) No Liens have arisen under or pursuant to any Environmental Law on any Real Property, the Tektronix Malaysia Real Property or properties subject to the Real Property Leases or the ground lease for the Tektronix Malaysia Real Property and no foreign, federal, state or local Governmental or Regulatory Authority action has been taken or, to the Knowledge of Seller or any Selling Affiliate, is in process that could subject any such site or facility to such Liens, and Seller or any Selling Affiliate would not be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility in any deed to the Real Property on which such site or facility is located.

     (h) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or on behalf of, or that are in the possession of, Seller or any Selling Affiliate in relation to any Real Property or the Tektronix Malaysia Real Property or any properties subject to the Real Property Leases or the ground lease for the Tektronix Malaysia Real Property which have not been delivered to Purchaser prior to the execution of this Agreement.

     (i) Seller and the Selling Affiliates have complied with all Environmental Laws relating to product safety, except where the failure to comply could not reasonably be expected to have a material adverse effect on the Condition of the Business. To the Knowledge of Seller, Seller and the Selling Affiliates have provided all required notices, disclosures, and reports relating to product safety; collected and maintained all required data and records relating to product safety; complied with all required labeling, handling, and delivery methods relating to product safety; and performed all required testing and investigation relating to product safety of Hazardous Materials, used, stored, distributed or produced by Seller and the Selling Affiliates as required under any Environmental Law, including but not limited to Hazardous Materials regulated under the Toxic Substances Control Act , the European Inventory of Existing Commercial Chemicals, the Canadian Domestic Substances List, the Federal Hazardous Substances Act, the Sherman Food, Drug and Cosmetic Law, and any other Laws relating to product safety.

     (j) To the Knowledge of Seller, no Product sold, distributed, manufactured, or otherwise placed in the stream of commerce by Seller or any Selling Affiliate constitutes a Hazardous Material under any Environmental Law at the end of its useful life.


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                                       47

     (k) To the Knowledge of Seller or any Selling Affiliate, there are no facts or circumstances in existence which would cause Seller to expect the occurrence of an Epidemic Failure in any Products (or in any parts, components, accessories or supplies related thereto) currently being sold by Seller or any Selling Affiliate or expected to be launched prior to May 31, 2002.

     2.22 Substantial Customers and Suppliers. Section 2.22(a) of the Disclosure Schedule lists the one hundred (100) largest customers of the Business, on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year. Section 2.22(b) of the Disclosure Schedule lists the one hundred (100) largest suppliers of the Business, on the basis of cost of goods or services purchased for the most recently-completed fiscal year. Except as disclosed in Section 2.22(c) of the Disclosure Schedule, none of the ten (10) largest customers or suppliers has ceased or materially reduced its purchases from, use of the services of, sales to or provision of services to the Business from the date of the Acquisition Balance Sheet to the date of this Agreement, or to the Knowledge of Seller, has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof. Except as disclosed in Section 2.22(d) of the Disclosure Schedule, to the Knowledge of Seller, none of the ten (10) largest customers or suppliers is threatened with bankruptcy or insolvency.

     2.23 Accounts Receivable. Except as set forth in Section 2.23 of the Disclosure Schedule, the Accounts Receivable (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are free and clear of any Lien other than Permitted Liens, (iv) have not been pledged as collateral,
(v) are not subject to any valid set-off or counterclaim, (vi) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (vii) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the Acquisition Balance Sheet, and (viii) are not the subject of any Actions or Proceedings brought by or on behalf of Seller or any Selling Affiliate.
Section 2.23 of the Disclosure Schedule sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of the Accounts Receivable (the "Security Agreements"). All steps necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for Seller and the Selling Affiliates a perfected security interest in the related collateral, have been taken.

     2.24 Inventory. All of the Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and obsolescence. All items included in the Inventory are the property of Seller and the Selling Affiliates, free and clear of any Lien other than Permitted Liens, have not been pledged as collateral, are not held by Seller or any Selling Affiliate on consignment from others.

     2.25 Vehicles. Section 1.1(a)(xi) of the Disclosure Schedule lists substantially all


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                                       48
motor vehicles owned or leased by Seller and the Selling Affiliates and used or held for use in the conduct of the Business. Except as disclosed in Section 2.25 of the Disclosure Schedule, Seller and the Selling Affiliates have good and valid title to, or have valid leasehold interests in or valid rights under Contract to use, each Vehicle, free and clear of all Liens other than Permitted Liens.

     2.26 No Guarantees. Except as disclosed in Section 2.26 of the Disclosure Schedule, none of the Liabilities of the Business or of Seller or any Selling Affiliate incurred in connection with the conduct of the Business is guaranteed by or subject to a similar contingent obligation of any other Person, nor has Seller or any Selling Affiliate guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any customer, supplier or other Person to whom Seller or a Selling Affiliate sells goods or provides services in the conduct of the Business or with whom Seller or a Selling Affiliate otherwise has significant business relationships in the conduct of the Business.

     2.27 Entire Business. The sale of the Purchased Assets and the transfer of the Intellectual Property by Seller and the Selling Affiliates to Purchaser and the Purchasing Affiliates pursuant to this Agreement and the Technology Transfer Agreement, respectively, will effectively convey to Purchaser and the Purchasing Affiliates the entire Business and all of the tangible and intangible property used primarily by Seller and the Selling Affiliates (whether owned, leased or held under license by Seller or the Selling Affiliates, by any of their respective Affiliates or Associates or by others) in connection with the conduct of the Business as heretofore conducted by Seller and the Selling Affiliates (except for the Excluded Assets and the matters listed on Section 2.27 of the Disclosure Schedule) including, without limitation, all tangible and intangible Assets and Properties of Seller and the Selling Affiliates reflected in the Acquisition Balance Sheet and Assets and Properties acquired since the date of the Acquisition Balance Sheet in the conduct of the Business, other than the Excluded Assets and Assets and Properties disposed of since such date, consistent with Section 2.7(e). Section 2.27 of the Disclosure Schedule sets forth all of the material shared facilities, Assets and Properties, Contracts and services, or a description of the categories of such facilities, Assets and Properties, Contracts or services, which are used in connection with the Business and with any other business or other operations of Seller or the Selling Affiliates or any of their respective Affiliates or Associates (the "Shared Assets") and will be retained by Seller.

     2.28 Brokers. Except for J.P. Morgan & Co., Inc., whose fees, commissions and expenses are the sole responsibility of Seller, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller or any Selling Affiliate in such manner as to give rise to any valid claim by any Person against Purchaser or any Purchasing Affiliate for a finder's fee, brokerage commission or similar payment.

     2.29 Year 2000.

     (a) Each of the products, supplies and services sold, licensed or otherwise made


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                                       49
available to any third party (the "Products") by the Seller or any Selling Affiliate and all software, firmware, systems, files, applications, interfaces, databases and other computer-related materials used in such Products (the "Software") either are Millennium Compliant or the failure of such Products and Software to be Millennium Compliant will not result in any Liability to or obligation of the Seller or any Selling Affiliate.

     (b) Seller and the Selling Affiliates have developed and are in the process of implementing a plan designed to ensure that all hardware, software, firmware, systems, files, applications, interfaces, databases and other computer-related materials (other than the Products and Software) used primarily in the Business (the "Internal Systems") that Seller or any Selling Affiliate owns, possesses or uses in connection with the Business are or will be Millennium Compliant or will be replaced with Internal Systems that are Millennium Compliant no later than October 31, 1999. Seller and the Selling Affiliates in good faith expect that the implementation of such plan will be accomplished according to the plan. All remaining tasks to complete remediation and compliance testing for Millennium Compliance are planned and budgeted within the Division, with required resources identified and scheduled. In addition, Seller and the Selling Affiliates have adopted a schedule to complete Millennium Compliance readiness assessments of its suppliers for Business.

     (c) "Millennium Compliant" or "Millennium Compliance" means (i) that Products, Software and Internal Systems are designed to be used prior to, during and after the calendar year 2000 A.D. and each will operate during each such time period without error relating to or caused by date data, including any error relating to, or the product of, date data which represents, is generated in or references more than one century ("Century-Based Data"), (ii) that the Products, Software and Internal Systems will operate prior to, during and after the calendar year 2000 A.D., both on a stand-alone basis and when interacting or interoperating with third-party hardware, software and systems, without error arising out of or relating to Century Based Data and without human intervention, other than original data entry, and (iii) that neither the occurrence of any date nor the change of century will adversely affect the processing, calculating, comparing, sequencing or other use of data by the Products or Software, including without limitation causing (x) any error relating to or resulting from Century-Based Data; (y) any abnormal ending or provision of invalid or incorrect results as a result of any Century-Based Data; and (z) any error relating to century recognition or calculations accommodating Century-Based Data, values or formulae.

     2.30 Disclosure. To the Knowledge of Seller, all material facts relating to the Condition of the Business that could reasonably be expected to have a material adverse effect on the Condition of the Business have been disclosed to Purchaser in or in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule and the Financial Statements, contains any untrue statement of a material fact that could reasonably be expected to have a material adverse effect on the Condition of the Business or omits to state a material fact in a manner that could reasonably be expected to have a material adverse effect on the Condition of the Business.


AMENDED ASSET PURCHASE AGREEMENT

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser, for itself and on behalf of each of the Purchasing Affiliates, hereby represents and warrants to Seller as follows:

     3.1 Organization of Purchaser and the Purchasing Affiliates. Purchaser and each Purchasing Affiliate is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction applicable thereto (to the extent the concepts of valid existence and good standing exists in the relevant jurisdiction). Notwithstanding the foregoing, there shall be no breach of this
Section 3.1 where the failure of the Purchaser or the Purchasing Affiliates to be in good standing (to the extent the concept of good standing exists in the relevant jurisdiction), in the aggregate, are not reasonable likely to have a material adverse effect on the timely performance by Purchaser of the transactions contemplated by this Agreement.

     3.2 Authority. Purchaser and each Purchasing Affiliate has full corporate power and authority to enter into this Agreement, the Ancillary Agreements and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser and each Purchasing Affiliate of this Agreement, the Ancillary Agreements and the Operative Agreements to which it is a party, and the performance by Purchaser and a Purchasing Affiliate of its obligations hereunder and thereunder, have been duly and validly authorized by the Boards of Directors of Purchaser or the Purchasing Affiliate, no other corporate action on the part of Purchaser or a Purchasing Affiliate, or their respective shareholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser and the Purchasing Affiliates of the Ancillary Agreements and the Operative Agreements to which it is a party, such Ancillary Agreements and Operative Agreements will constitute, legal, valid and binding obligations of Purchaser and the Purchasing Affiliates, as the case may be, enforceable against them in accordance with their terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     3.3 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser and the Purchasing Affiliates of the Ancillary Agreements and the Operative Agreements to which it is a party, the performance by Purchaser and the Purchasing Affiliates of its and their respective obligations under such Agreements and the consummation of the transactions contemplated hereby and thereby will not:


AMENDED ASSET PURCHASE AGREEMENT

     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter document) of Purchaser or of a Purchasing Affiliate;

     (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.4 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser, a Purchasing Affiliate or any of its or their respective Assets and Properties; or

     (c) except as disclosed in Schedule 3.3 hereto, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser or a Purchasing Affiliate to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser, a Purchasing Affiliate or any of its Assets or Properties under, any Contract or License to which Purchaser or a Purchasing Affiliate is a party or by which any of its Assets and Properties is bound, except for such violation, breach, default, loss, requirement or creation that could not reasonably be expected to, individually or in the aggregate, materially impair the ability of Purchaser or a Purchasing Affiliate to perform its obligations under this Agreement or any of the Ancillary Agreements or Operative Agreements or otherwise materially impair the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements or Operative Agreements. .

     3.4 Governmental Approvals and Filings. Except for the HSR Act filing and other antitrust filings described in Section 5.2 and except as disclosed in
Schedule 3.4 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser or a Purchasing Affiliate is required in connection with the execution, delivery and performance of this Agreement, any of the Ancillary Agreements or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

     3.5 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or a Purchasing Affiliate or any of their respective Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, the Ancillary Agreements or any of the Operative Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement, the Ancillary Agreements or any of the Operative Agreements to Seller and the Selling Affiliates.

     3.6 Brokers. Except for Goldman Sachs & Co., whose fees, commissions and expenses are the sole responsibility of Purchaser, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller for a finder's fee, brokerage


AMENDED ASSET PURCHASE AGREEMENT
commission or similar payment.

                                    ARTICLE 4

                               COVENANTS OF SELLER

     Seller covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing or the applicable Foreign Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing or the applicable Foreign Closing, as the case may be, for the period specified herein , if any, Seller will comply, and will cause the Selling Affiliates to comply, with all covenants and provisions of this
Article 4, except to the extent Purchaser may otherwise consent in writing.

     4.1 Regulatory and Other Approvals. From the date hereof until the Closing or the termination of this Agreement in accordance with Article 12, Seller will, or will cause the Selling Affiliates to, (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Seller or any Selling Affiliate to consummate the transactions contemplated hereby and by the Ancillary Agreements and the Operative Agreements, including without limitation those described in Sections 2.3 and 2.4 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Purchaser or the designated Purchasing Affiliates as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Purchaser or a Purchasing Affiliate to consummate the transactions contemplated hereby and by the Ancillary Agreements and the Operative Agreements. Seller will provide, and will cause the Selling Affiliates to provide, prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause
(a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or the Operative Agreements.

     4.2 HSR Filings, etc. From the date hereof until the Closing or the termination of this Agreement in accordance with Article 12, in addition to and not in limitation of Seller's covenants contained in Section 4.1, Seller will, or will cause the Selling Affiliates to, (a) take promptly all actions necessary to make the filings required of Seller or its Affiliates under the HSR Act and any similar filings under applicable Laws in any jurisdictions in with the Business is conducted or the Purchased Assets are located or as may be required by any


AMENDED ASSET PURCHASE AGREEMENT

Governmental or Regulatory Authority, (b) comply at the earliest practicable date with any request for additional information received by Seller or its Affiliates from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any Governmental or Regulatory Authority pursuant to the HSR Act or other applicable Laws and (c) cooperate with Purchaser or its Affiliates in connection with Purchaser's or its Affiliates' filing under the HSR Act or other applicable Laws and use reasonable commercial efforts to resolve any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission, the Antitrust Division of the Department of Justice, state attorneys general or any other Governmental or Regulatory Authority.

     4.3 Investigation by Purchaser.

     (a) From the date hereof until the Closing or the termination of this Agreement in accordance with Article 12, Seller will, and will cause the Selling Affiliates to, (i) provide Purchaser and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively, "Representatives") with reasonable access, upon reasonable prior notice and during normal business hours, to the key Employees and such other officers, employees and agents of Seller and the Selling Affiliates who have any responsibility for the conduct of the Business, to Seller's and the Selling Affiliates' accountants and to the Total Acquired Assets, and (ii) furnish Purchaser and such other Representatives with all such information and data (including without limitation copies of Business Contracts, Business Licenses, Benefit Plans and other Business Books and Records) concerning the Business, the Total Acquired Assets and the Assumed Liabilities as Purchaser or any of such other Persons reasonably may request in connection therewith.

     (b) Seller will, and will cause the Selling Affiliates, to grant Purchaser and its Representatives access to the Real Property, the Tektronix Malaysia Real Property, the leased real property at Heerenveen, the Netherlands, in order to conduct, or to arrange for the conduct of, investigation of the soil (including, without limitation, surface and subsurface soils), groundwater (including, without limitation, surface and subsurface waters and wetlands) and any improvements (including, without limitation, all structures, buildings, fixtures, sumps, tanks (above and below ground) and clarifiers at the Real Property, the Tektronix Malaysia Real Property and the leased real property at Heerenveen, the Netherlands.

     4.4 No Solicitations. From the date hereof until the Closing or the termination of this Agreement in accordance with Article 12, Seller will not, and will cause the Selling Affiliates and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of Seller, any Selling Subsidiary or any Affiliate or Associate of either of them not to, take, directly or indirectly, any action to solicit, initiate, encourage, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Business or permitting access to the Assets and Properties and Books and Records of Seller or any Selling Affiliate relating to the Business) any offer


AMENDED ASSET PURCHASE AGREEMENT
or inquiry from any Person concerning the direct or indirect acquisition of the Business by any Person other than Purchaser or its Affiliates. If Seller, any Selling Affiliate or any Affiliate or Associate of either of them (or any such Person acting for or on their behalf) receives from any Person any offer, proposal, inquiry or informational request referred to above, Seller will promptly notify Purchaser in writing thereof. Seller shall, and shall cause the Selling Affiliates and any Affiliate or Associate of either Seller or the Selling Affiliates (or any such Person acting for or on their behalf), to immediately cease and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date of this Agreement with respect to any offer, proposal or inquiry from any Person concerning the direct or indirect acquisition of the Business by such Person.

     4.5 Conduct of Business. Seller will operate, and will cause the Selling Affiliates to operate, the Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Seller will, and will cause the Selling Affiliates to:

     (a) use commercially reasonable efforts to (i) preserve intact the present business organization, reputation, contractual and other arrangements of the Business, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the Employees, (iii) maintain the Purchased Assets in good working order and condition, ordinary wear and tear excepted, (iv) maintain the goodwill of customers, suppliers, lenders and other Persons to whom Seller or the Selling Affiliates sell goods or provides services or with whom Seller or any Selling Affiliate otherwise has significant business relationships in connection with the Business and (v) continue all current sales, service, marketing, promotional, product development and other activities relating to the Business;

     (b) except to the extent required by applicable Law, (i) cause the Business Books and Records to be maintained in the usual, regular and ordinary manner, and (ii) not permit any change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of Seller or a Selling Affiliate that would adversely affect the Business, the Total Acquired Assets or the Assumed Liabilities;

     (c) use commercially reasonable efforts to maintain in full force and effect until the Closing or the applicable Foreign Closing, as the case may be, substantially the same levels of coverage as the insurance afforded under the Policies listed in Section 2.18 of the Disclosure Schedule; and

     (d) comply in all material respects with all laws and Orders applicable to the Business and promptly following receipt thereof to give Purchaser copies of any notice received from any Governmental or Regulatory Authority or other Person alleging any violation of any such Law or Order.

     4.6 Financial Statements and Reports; Filings.

     (a) Seller will deliver, or will cause the Selling Affiliates to deliver, to Purchaser


AMENDED ASSET PURCHASE AGREEMENT
true and complete copies of such financial statements relating to the Business as may be prepared or received by Seller or any Selling Affiliate as soon as such statements are available in the regular course of business (but not later than the fifteenth day of each month for such statements that are issued on a monthly basis), or as Purchaser may otherwise reasonably request.

     (b) As promptly as practicable, Seller will deliver, and will cause the Selling Affiliates to deliver, copies of all License applications and other filings made by Seller or any Selling Affiliate in connection with the operation of the Business after the date hereof and before the Closing Date or the applicable Foreign Closing Date with any Governmental or Regulatory Authority.

     4.7 Employee Matters. Except as may be required by Law, Seller will refrain, and will cause the Selling Affiliates to refrain, from directly or indirectly:

     (a) making any representation or promise, oral or written, to any Employee concerning any Plan or Benefit Plan, except for statements as to the rights or accrued benefits of any Employee under the terms of any Plan or Benefit Plan;

     (b) making any increase in the salary, wages or other compensation of any Employee whose annual salary is or, after giving effect to such change, would be $100,000 or more, except, in any case under this Section 4.7(b), in the ordinary course of business or as Seller or any Selling Affiliate otherwise deems reasonably necessary to respond to competitive situations;

     (c) adopting, entering into or becoming bound by any Plan , any Benefit Plan , any employment-related Contract or any collective bargaining agreement with respect to the Business or any of the Employees, or amending, modifying or terminating (partially or completely) any such Plan, Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with legal requirements presents options, only to the extent that the option which Seller or the relevant Selling Affiliate reasonably believes to be the least costly is chosen, except, in any case under this Section 4.7(c), in the ordinary course of business or as Seller or any Selling Affiliate otherwise deems reasonably necessary to respond to competitive situations; or

     (d) establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Plan , any Benefit Plan, any employment-related Contract or other compensation arrangement with or for Employees or (ii) salary ranges, increase guidelines or similar provisions in respect of any Plan , any Benefit Plan, any employment-related Contract or other compensation arrangement with or for Employees, except, in any case under this
Section 4.7(d), in the ordinary course of business or as Seller or any Selling Affiliate otherwise deems reasonably necessary to respond to competitive situations.


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                                       56

     4.8 Certain Restrictions. From the date of this Agreement until Closing or the termination of this Agreement, Seller will refrain, and will cause the Selling Affiliates to refrain from:

     (a) acquiring or disposing of any Assets and Properties used or held for use in the conduct of the Business, other than in the ordinary course of business consistent with past practice and other acquisitions or dispositions not exceeding $1,000,000, individually, or $10,000,000, in the aggregate, or creating or incurring any Lien, other than a Permitted Lien, on any Assets and Properties used or held for use in the conduct of the Business;

     (b) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Business Contract or any Business License other than in the ordinary course of business;

     (c) violating, breaching or defaulting under, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a violation or breach of, or default under, any term or provision of any Business Contract or any Business License, other than such violations, breaches, defaults, actions or inactions that would not have a material adverse effect on the Condition of the Business;

     (d) incurring, purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of Seller or any Selling Affiliate under, any Liability of or owing to Seller or any Selling Affiliate in connection with the Business, other than in the ordinary course of business consistent with past practice;

     (e) engaging with any Person in any Business Combination, unless such Person agrees in writing that such Business Combination is subject to the terms and conditions of this Agreement;

     (f) engaging in any transaction with respect to the Business with any officer, director, Affiliate or Associate of Seller or any Selling Affiliate, or any Associate of any such officer, director or Affiliate, either outside the ordinary course of business consistent with past practice or other than on an arm's-length basis;

     (g) making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets on behalf of the Business other than in the ordinary course of business consistent with past practice;

     (h) making any material acquisitions, sales or other dispositions of (or making any commitments for such acquisition, sale or disposition of) any Products, or any parts, components, supplies or accessories related thereto, that are materially in excess of standard industry practices, that are other than in the ordinary course of business or that are other than on an arm's-length basis; or


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                                       57

     (i) entering into any Contract to do or engage in any of the foregoing.

     4.9 Security Deposits. Seller will take, and will cause the Selling Affiliates to take, all actions necessary to transfer to Purchaser or the Purchasing Affiliates on the Closing Date or the applicable Foreign Closing Date all of Seller's and the Selling Affiliates' right, title and interest in and to the Tenant Security Deposits and the Landlord Security Deposits.

     4.10 Delivery of Books and Records, etc.; Removal of Property.

     (a) On the Closing Date or the applicable Foreign Closing Date, as the case may be, Seller will deliver or make available, and will cause the Selling Affiliates to deliver or to make available, to Purchaser at the locations at which the Business is conducted all of the Business Books and Records and such other Total Acquired Assets as are in Seller's or the Selling Affiliates' possession at other locations, and if, at any time after the Closing or the applicable Foreign Closing, Seller or any Selling Affiliate discovers in its possession or under its control any other Business Books and Records or other Total Acquired Assets, it will promptly deliver same, or cause the Selling Affiliate to deliver same, to Purchaser.

     (b) Within sixty (60) days after the Closing Date or the applicable Foreign Closing Date, Seller shall remove, or shall cause the Selling Affiliates to remove, all Assets and Properties not being sold to Purchaser or to a Purchasing Affiliate hereunder from the Real Property and Improvements. Such removal shall be at the sole cost and risk of Seller or the Selling Affiliate, including risk of loss and damage to such Assets and Properties. Purchaser and the Purchasing Affiliates shall have no Liability to Seller or the Selling Affiliates with respect to such removal and transportation. Seller shall be responsible for ensuring that the Real Property and Improvements are returned to the same condition they were in prior to such removal, including but not limited to all repairs to the Real Property and Improvements due to damage caused by Seller or any Selling Affiliate and their respective employees and agents in connection with the removal of Seller's or the Selling Affiliate's Assets and Properties.

     (c) Within thirty (30) days of the date of this Agreement, Seller shall deliver to Purchaser a true and complete list of all Licenses used or held for use in the Business and all pending applications for any such Licenses, setting forth the grantor, the grantee, the description or function and the expiration and renewal date of each such License.

     4.11 Noncompetition.

     (a) Seller will, and will cause the Selling Affiliates and each of their respective Affiliates and Associates, for a period of five (5) years from the Closing Date or the last Foreign Closing Date, whichever is later, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates:

          (i) employing, engaging or seeking to employ or engage any Person who


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
     within the prior twelve (12) months had been an employee of Purchaser or any of its Affiliates engaged in the Business, unless such employee (A) resigns voluntarily (without any solicitation from Seller or any of its Affiliates) or (B) is terminated by Purchaser or any of its Affiliates after the Closing Date or the applicable Foreign Closing Date;

          (ii) causing or attempting to cause (A) any client, customer or supplier of the Business to terminate or materially reduce its business with Purchaser or any of its Affiliates or (B) any officer, employee or consultant of Purchaser or any of its Affiliates engaged in the Business to resign or sever a relationship with Purchaser or any of its Affiliates;

          (iii) disclosing any confidential or secret information relating primarily to the Business or any client, customer or supplier of the Business, except, subject to the terms of the Technology Transfer Agreement, in the ordinary course of Seller's or any of its Affiliates' business pursuant to appropriate confidentiality agreements or to the extent required by Law; or

          (iv) participating or engaging in (other than through the ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in, any of the lines of business which comprised the Business on the Closing Date or the applicable Foreign Closing Date in any jurisdiction in which Seller and the Selling Affiliates participates or engages in such lines of business on the Closing Date.

Notwithstanding the foregoing, neither Seller nor a Selling Affiliate shall be deemed to be engaged, directly or indirectly, in activities in contravention of this Section 4.11(a) if Seller or a Selling Affiliate acquires a Person engaged in such activities, provided that the gross revenues of such acquired Person attributable to such activities do not exceed eight percent (8%) of such Person's total gross revenues. If Seller or a Selling Affiliate acquires a Person engaged in such activities whose gross revenues attributable to such activities exceed eight percent (8%) of such Person's total gross revenues, Seller shall, or shall cause the Selling Affiliate to, divest itself of that portion of the Person's business comprising such activities within six months of its acquisition of such Person and shall not use any of the Intellectual Property related to the Business or any Tektronix names, trademarks, service marks or logos in connection therewith. Also notwithstanding the foregoing, Seller or a Selling Affiliate may be acquired by a Person that engages in such activities. If Seller or a Selling Affiliate is acquired by a Person engaged in such activities, Seller shall not, and shall cause the Selling Affiliate not to, use any of the Tektronix names, trademarks, service marks or logos in connection with that portion of the Person's business that comprises such activities for so long as Purchaser and the Purchasing Affiliates have the right to use same in accordance with the Trademark License Agreement.

     (b) The parties hereto recognize that the Laws and public policies of the various


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
states of the United States and other countries may differ as to the validity and enforceability of covenants similar to those set forth in this Section 4.11. It is the intention of the parties that the provisions of this Section 4.11 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 4.11 in any jurisdiction shall not render unenforceable, or impair, the remainder of the provisions of this Section 4.11 in any other jurisdiction. Accordingly, if any provision of this Section 4.11shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

     (c) The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 4.11would be inadequate, and Seller hereby consents, and shall cause the Selling Affiliates to consent, to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved and without the necessity of posting a bond or other form of security, in order that the breach or threatened breach of such provisions may be effectively restrained.

     4.12 Notice and Cure. As soon as practicable after it becomes Known to Seller or any Selling Affiliate, Seller will notify Purchaser in writing of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Seller or any Selling Affiliate under this Agreement, the Ancillary Agreements or the Operative Agreements to be breached or that renders or will render untrue any representation or warranty of Seller, for itself or on behalf of the Selling Affiliates, contained in this Agreement, the Ancillary Agreements or the Operative Agreements as if the same were made on or as of the date of such event, transaction or circumstance and will use all commercially reasonable efforts to cure the same before the Closing or the applicable Foreign Closing. Seller also will notify Purchaser in writing of, and will use all commercially reasonable efforts to cure, before the Closing or the applicable Foreign Closing, any violation or breach, as soon as practicable after it becomes Known to Seller or any Selling Affiliate, of any representation, warranty, covenant or agreement made by Seller, for itself or on behalf of any Selling Affiliate, in this Agreement, the Ancillary Agreements or the Operative Agreements whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section 4.12 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement, the Ancillary Agreements or the Operative Agreements for purposes of determining satisfaction of any condition contained herein or shall in any way limit Purchaser's right to seek indemnity under Article 11.

     4.13 Fulfillment of Conditions. Seller will execute and deliver, or will cause the Selling Affiliates to execute and deliver, at the Closing or the applicable Foreign Closing, as the case may be, each Ancillary Agreement and each Operative Agreement that Seller or any Selling Affiliate is required hereby to execute and deliver as a condition to the Closing


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                                       60
or the applicable Foreign Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement (and will cause the Selling Affiliates to do the same) and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition (and will cause the Selling Affiliates to do the same).

     4.14 Environmental Matters. If Purchaser identifies a breach of the representations or warranties set forth in Sections 2.21(i) or (j) (determined in all cases as if the terms "material", "materially", "Known to Seller" or "Knowledge of Seller" were not included therein) prior to Closing, Seller shall use all commercially reasonable efforts to correct the deficiency prior to Closing and, to the extent such deficiency is not corrected before Closing, shall cooperate with Purchaser in correcting the deficiency after Closing.

                                    ARTICLE 5

                             COVENANTS OF PURCHASER

     Purchaser covenants and agrees with Seller that, at all times from and after the date hereof until the Closing or the applicable Foreign Closing, as the case may be, Purchaser will comply with all covenants and provisions of this
Article 5, except to the extent Seller may otherwise consent in writing.

     5.1 Regulatory and Other Approvals. Purchaser will, and will cause the Purchasing Affiliates to, (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser or the Purchasing Affiliates to consummate the transactions contemplated hereby and by the Ancillary Agreements and the Operative Agreements, including without limitation those described in Schedules 3.3 and 3.4 hereto, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Seller or a Selling Affiliate or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Seller and the Selling Affiliates as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Seller or a Selling Affiliate to consummate the transactions contemplated hereby and by the Ancillary Agreements and the Operative Agreements. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or the Operative Agreements.


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                                       61

     5.2 HSR Filings, etc. In addition to and not in limitation of Purchaser's covenants contained in Section 5.1, Purchaser will, or will cause the Purchasing Affiliates to, (a) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act and any similar filings under applicable Laws in any jurisdictions in with the Business is conducted or the Purchased Assets are located or as may be required by any Governmental or Regulatory Authority, (b) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any Governmental or Regulatory Authority pursuant to the HSR Act or other applicable Laws and (c) cooperate with Seller or its Affiliates in connection with Seller's or its Affiliates' filing under the HSR Act or other applicable Laws and use reasonable commercial efforts to resolve any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission, the Antitrust Division of the Department of Justice, state attorneys general or any other Governmental or Regulatory Authority; provided, however, that in no event shall Purchaser or a Purchasing Affiliate be required to (x) divest any of its business, product lines or assets or license any of its intellectual property, or (y) take or agree to take any action or become or agree to become subject to any limitation that Purchaser, in exercising its reasonable judgment, believes could reasonably be expected to have a material adverse effect on the benefit or value to Purchaser or the Purchasing Affiliates of the transactions contemplated by this Agreement if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable Laws.

     5.3 Notice and Cure. Purchaser will notify Seller in writing of, and contemporaneously will provide Seller with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing or the applicable Foreign Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Purchaser or any Purchasing Affiliate, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Purchaser or any Purchasing Affiliate under this Agreement, the Ancillary Agreements or the Operative Agreements to be breached or that renders or will render untrue any representation or warranty of Purchaser contained in this Agreement or the Operative Agreements or any representation or warranty of any Purchasing Affiliate contained in the Ancillary Agreements or the Operative Agreements as if the same were made on or as of the date of such event, transaction or circumstance. Purchaser also will notify Seller in writing of, and will use all commercially reasonable efforts to cure, before the Closing or the applicable Foreign Closing, any violation or breach, as soon as practicable after it becomes known to Purchaser, of any representation, warranty, covenant or agreement made by Purchaser or a Purchasing Affiliate in this Agreement, the Ancillary Agreements or the Operative Agreements to which it is a party, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section 5.3 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement, the Ancillary Agreements or the Operative


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                                       62

Agreements for purposes of determining satisfaction of any condition contained herein or shall in any way limit Seller's right to seek indemnity under Article 11.

     5.4 Fulfillment of Conditions. Purchaser will execute and deliver, or will cause the Purchasing Affiliates to execute and deliver, at the Closing or the applicable Foreign Closing, as the case may be, each Ancillary Agreement and each Operative Agreement that Purchaser or a Purchasing Affiliate is hereby required to execute and deliver as a condition to the Closing or the applicable Foreign Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Seller contained in this Agreement (and will cause the Purchasing Affiliates to do the same) and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition (and will cause the Selling Affiliates to do the same).

                                    ARTICLE 6

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser hereunder to purchase the Purchased Assets and to assume and to pay, perform and discharge the Assumed Liabilities are subject to the fulfillment, at or before the Closing or the applicable Foreign Closing, as the case may be, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion); provided, however, that the fulfillment by Seller or the waiver by Purchaser of the following conditions shall in no way limit Purchaser's right to such indemnity under Article 11:

     6.1 Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement (other than those made as of a specified date earlier than the Closing Date or the applicable Foreign Closing
Date) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualifications) or in all material respects (in the case of any representation or warranty without any materiality qualifications) as of the date hereof and the Closing Date or the applicable Foreign Closing Date as though such representation or warranty was made on and as of the Closing Date or the applicable Foreign Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date or the applicable Foreign Closing Date shall have been true and correct in all respects or all material respects, as the case may be, on and as of such earlier date, it being understood that, for purposes of determining the accuracy of such representations and warranties (a) any inaccuracy that, individually or in the aggregate with all such inaccuracies, does not have a material adverse effect on the Condition of the Business shall be disregarded,
(b) any inaccuracy that results from or relates to general business or economic conditions shall be disregarded, (c) any inaccuracy that results from or relates to conditions generally affecting the industry in which the Business competes shall be disregarded, (d) any inaccuracy that results directly from or relating directly to the announcement or pendency of the transactions contemplated by this Agreement shall be disregarded, and (e) any inaccuracy that results


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
from or relates to the taking of any action contemplated by, and does not result in a violation of, this Agreement shall be disregarded.

     6.2 Performance. Seller shall have, in all material respects, performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before the Closing or the applicable Foreign Closing.

     6.3 Officers' Certificates. Seller shall have delivered to Purchaser a certificate, dated the Closing Date or the applicable Foreign Closing Date and executed by the Chairman of the Board, the President or any Vice President of Seller or the Selling Affiliate, as the case may be, in form and substance that is usual and customary in transactions of this nature and reasonably satisfactory to Purchaser, certifying, among other things, the accuracy of Seller's representations and warranties as of the Closing Date, and a certificate, dated the Closing Date or the applicable Foreign Closing Date, as the case may be, and executed by the Secretary or any Assistant Secretary of Seller or the Selling Affiliate, as the case may be, in form and substance that is usual and customary in transactions of this nature and reasonably satisfactory to Purchaser, certifying, among other things, the due authorization of this Agreement, the Ancillary Agreements and the Operating Agreements and the consummation of the transactions contemplated hereby and thereby, and incumbency.

     6.4 No Material Adverse Change. There shall have been no material adverse change in the Condition of the Business or the Total Acquired Assets since the date of the Acquisition Balance Sheet; provided, however, that for the purpose of determining whether there shall have been any such material adverse change,
(a) any adverse change resulting from general business or economic changes will be disregarded, (b) any adverse change resulting from conditions generally affecting the industry in which the Division conducts the Business shall be disregarded, (c) any adverse change resulting from any action contemplated by and not resulting in the violation of this Agreement, the Ancillary Agreements or the Operative Agreements shall be disregarded, and (d) any adverse change resulting directly and primarily from or relating directly and primarily to the announcement or pendency of the transactions contemplated by this Agreement, the Ancillary Agreements and the Operative Agreements shall be disregarded.

     6.5 Orders and Laws. There shall not be in effect on the Closing Date or the applicable Foreign Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Ancillary Agreements or Operative Agreements to Purchaser, and there shall not be pending or threatened on the Closing Date or the applicable Foreign Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or


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
deemed applicability of any such Law to Purchaser or to a Purchasing Affiliate or the transactions contemplated by this Agreement or any of the Ancillary Agreements or the Operative Agreements.

     6.6 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser, the Purchasing Affiliates, Seller and the Selling Affiliates to perform their obligations under this Agreement, the Ancillary Agreements and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser,
(c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and the Operative Agreements, including but not limited to under the HSR Act, shall have occurred.

     6.7 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by Purchaser or the Purchasing Affiliates and Seller or the Selling Affiliates of their obligations under this Agreement, the Ancillary Agreements and the Operative Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Purchaser or Seller is a party or by which any of their respective Assets and Properties are bound, including but not limited to those consents described on
Schedule 6.7(a) of the Disclosure Schedule (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, except where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to have a material adverse effect on the Condition of the Business or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement, the Ancillary Agreements and the Operative Agreements to Purchaser and the Purchasing Affiliates. Notwithstanding the foregoing, prior to Closing Seller will deliver a consent with respect to each of the Contracts listed on
Schedule 6.7(b).

     6.8 Title Insurance. Purchaser shall have received (a) an owner's standard coverage policy or policies of title insurance on forms of and issued by one or more title companies reasonably satisfactory to Purchaser insuring the fee title of Purchaser to the Real Property located in the United States, with liability in the amount of the value attributable by Seller and Purchaser to each parcel of Real Property subject only to Permitted Liens, and Purchaser and Seller shall have each paid to such title companies one-half of all charges, expenses and premiums of such title companies in connection with the issuance of such policies; provided, however, that Purchaser may request that the foregoing policy or policies be an ALTA extended coverage owner's policy or policies so long as (i) a survey acceptable to the title company has been obtained, at Purchaser's expense, (ii) Purchaser pays the cost of the ALTA extended coverage owner's policy or policies in


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
excess of the cost of the owner's standard coverage policy, and (iii) there is no delay in the Closing Date due to Purchaser's request to obtain an ALTA extended coverage owner's policy or policies.

     6.9 General Assignment, Assignment Instruments. Seller shall have delivered to Purchaser the General Assignment and the other Assignment Instruments.

     6.10 Transition Agreement. Seller and Purchaser shall have entered into the Transition Agreement in a form that is mutually satisfactory to Purchaser and Seller and such Agreement shall be in full force and effect on the Closing Date in accordance with its terms.

     6.11 Trademark License Agreement. Seller and Purchaser shall have entered into the Trademark License Agreement in a form that is mutually satisfactory to Purchaser and Seller and such Agreement shall be in full force and effect on the Closing Date in accordance with its terms.

     6.12 Technology Transfer Agreement. Seller and Purchaser shall have entered into the Technology Transfer Agreement in the form attached hereto as Exhibit A and such Agreement shall be in full force and effect on the Closing Date in accordance with its terms.

     6.13 Ancillary Agreements. The relevant Selling Affiliates and Purchasing Affiliates shall have entered into the Ancillary Agreements and consummated the transactions contemplated thereby in connection with each of the Significant Foreign Closings.

     6.14 Malaysian Stock Purchase Agreement. Seller (or the relevant Selling Affiliate, as the case may be) and Purchaser (or the designated Purchasing Affiliate, as the case may be) shall have entered into a Stock Purchase Agreement in form and substance reasonably acceptable to Seller and Purchaser, that is usual and customary for transactions of such type in Malaysia so as to effect the sale and transfer of all of the capital stock of Tektronix Malaysia Sdn. Bhd. to the Purchaser or the designated Purchasing Affiliate in order to give the parties the benefit of this Agreement and to conform to the Laws, customs and practices of Malaysia, and shall have consummated the transactions contemplated thereby.

     6.15 Proceedings. All proceedings to be taken on the part of Seller or any Selling Affiliate in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of all such documents and other evidences as Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     6.16 Accounting Policies. Seller and Purchaser shall have agreed on the Accounting Policies pursuant to Section 14.14.


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                                       66

                                    ARTICLE 7

                       CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Seller hereunder to sell the Purchased Assets are subject to the fulfillment, at or before the Closing or the applicable Foreign Closing, as the case may be, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion); provided, however, that the fulfillment by Purchaser or the waiver by Seller of the following conditions shall in no way limit Seller's right to seek indemnity under Article 11:

     7.1 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualifications) or in all material respects (in the case of any representation or warranty without any materiality qualifications) as of the date hereof and the Closing Date or the applicable Foreign Closing Date as though such representation or warranty was made on and as of the Closing Date or the applicable Foreign Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date or the applicable Foreign Closing Date shall have been true and correct in all respects or all material respects, as the case may be, on and as of such earlier date, it being understood that, for purposes of determining the accuracy of such representations and warranties, any inaccuracy that (a) does not have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated herein shall be disregarded, and (b) results from or relates to the taking of any action contemplated by, and does not result in a violation of, this Agreement shall be disregarded.

     7.2 Performance. Purchaser shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing or the applicable Foreign Closing.

     7.3 Officers' Certificates. Purchaser shall have delivered to Seller a certificate, dated the Closing Date or the applicable Foreign Closing Date and executed by the Chairman of the Board, the President or any Vice President of Purchaser or the Purchasing Affiliate, as the case may be, in form and substance that is usual and customary in transactions of this nature and reasonably satisfactory to Seller, certifying, among other things, the accuracy of Purchaser's representations and warranties as of the Closing Date, and a certificate, dated the Closing Date or the applicable Foreign Closing Date, as the case may be, and executed by the Secretary or any Assistant Secretary of Purchaser or the Purchasing Affiliate, as the case may be, in form and substance that is usual and customary in transactions of this nature and reasonably satisfactory to Seller, certifying, among other things, the due authorization of this Agreement, the Ancillary Agreements and the Operating Agreements and the consummation of the transactions contemplated hereby and thereby, and incumbency.


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
     7.4 Orders and Laws. There shall not be in effect on the Closing Date or the applicable Foreign Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Ancillary Agreements or Operative Agreements to Seller, and there shall not be pending or threatened on the Closing Date or the applicable Foreign Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability of any such Law to Seller or to a Selling Affiliate or the transactions contemplated by this Agreement or any of the Ancillary Agreements or the Operative Agreements.

     7.5 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller, the Selling Affiliates, Purchaser and the Purchasing Affiliates to perform their obligations under this Agreement, the Ancillary Agreements and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Seller, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and the Operative Agreements, including but not limited to under the HSR Act, shall have occurred.

     7.6 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by Seller or the Selling Affiliates and Purchaser or the Purchasing Affiliates of their obligations under this Agreement, the Ancillary Agreements and the Operative Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Purchaser or Seller is a party or by which any of their respective Assets and Properties are bound, including but not limited to those consents listed in
Section 6.7(a) of the Disclosure Schedule, (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Seller, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, except where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to result in a material diminution of the benefits of the transactions contemplated by this Agreement, the Ancillary Agreements and the Operative Agreements to Seller and the Selling Affiliates.

     7.7 Assumption Agreement; Assumption Instruments. Purchaser shall have delivered to Seller the Assumption Agreement and the other assumption Instruments.


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
     7.8 Transition Agreement. Seller and Purchaser shall have entered into the Transition Agreement in a form that is mutually satisfactory to Purchaser and Seller and such Agreement shall be in full force and effect on the Closing Date in accordance with its terms.

     7.9 Trademark License Agreement. Seller and Purchaser shall have entered into the Trademark License Agreement in a form that is mutually satisfactory to Purchaser and Seller and such Agreement shall be in full force and effect on the Closing Date in accordance with its terms.

     7.10 Technology Transfer Agreement. Seller and Purchaser shall have entered into the Technology Transfer Agreement in the form attached hereto as Exhibit A and such Agreement shall be in full force and effect on the Closing Date in accordance with its terms.

     7.11 Ancillary Agreements. The relevant Selling Affiliates and Purchasing Affiliates shall have entered into the Ancillary Agreements and consummated the transactions contemplated thereby in connection with each of the Significant Foreign Closings.

     7.12 Malaysian Stock Purchase Agreement. Seller (or the relevant Selling Affiliate, as the case may be) and Purchaser (or the designated Purchasing Affiliate, as the case may be) shall have entered into a Stock Purchase Agreement, in form and substance reasonably acceptable to Seller and Purchaser, that is usual and customary for transactions of such type in Malaysia so as to effect the sale and transfer of all of the capital stock of Tektronix Malaysia Sdn. Bhd. to the Purchaser or the designated Purchasing Affiliate in order to give the parties the benefit of this Agreement and to conform to the Laws, customs and practices of Malaysia, and shall have consummated the transactions contemplated thereby.

     7.13 Proceedings. All proceedings to be taken on the part of Purchaser in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received copies of all such documents and other evidences as Seller may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     7.14 Accounting Policies. Seller and Purchaser shall have agreed on the Accounting Policies pursuant to Section 14.14.


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
                                    ARTICLE 8

                TAX MATTERS; CLOSING AND POST-CLOSING TAXES; VAT

     8.1 General. The parties understand and agree that this Agreement shall be interpreted, and that the parties shall administer their dealings in relation to this Agreement, so as to effect the following principles relating to Taxes:

     (a) As used in Sections 8.1 through 8.6 and Sections 8.7(d) through (f), "Seller" shall include Seller and any relevant Selling Affiliate, and "Purchaser" shall include Purchaser and any Purchasing Affiliate.

     (b) Purchaser shall be responsible for (i) all Taxes arising out of the ownership and operation of the Business and the Total Acquired Assets beginning on the day after the Closing Date or the applicable Foreign Closing Date, (ii) the Assumed Real Property Taxes, and (iii) the Sales Taxes (but not VAT) included in invoices issued to Seller pertaining to assumed Accounts Payable.

     (c) Except as set forth in Section 8.1(b), Seller shall be responsible for all Taxes arising out of the ownership and operation of the Business and the Total Acquired Assets up to and including the Closing Date or the applicable Foreign Closing Date. Without limiting the generality of the foregoing, Seller shall be responsible for (i) Sales Taxes included in Accounts Receivable that are Purchased Assets, to the extent that no invoice has been raised on such Account Receivables, (ii) Retained Real Property Taxes, (iii) personal property Taxes for which the lien date arises prior to the Closing Date or the applicable Foreign Closing Date, (iv) VAT included in the assumed Accounts Payable, and (v) any employee-related Taxes. The responsibility of Seller for Taxes, as set forth above, shall prevail irrespective of the manner in which any payment of Taxes or obligation to pay Taxes (or the right to any credit, deposit or refund of Taxes) is reflected in the financial statements of Seller and the Selling Affiliates.

     (d) Irrespective of who has legal liability for any Transfer Tax, Seller and Purchaser shall each be responsible for fifty percent (50%) of any Transfer Taxes payable in connection with the transfer of the Total Acquired Assets (i) in accordance with Section 8.5 with respect to Transfer Taxes other than VAT and
(ii) in accordance with Section 8.7 with respect to VAT.

     8.2 Return Preparation.

     (a) Purchaser shall cause to be filed all Tax Returns required to be filed with respect to Taxes described in Section 8.1(b) which Tax Returns are due after the Closing Date or the applicable Foreign Closing Date.

     (b) Seller shall cause to be filed all Tax Returns required to be filed with respect to the Taxes described in Section 8.1(c) regardless of when such Tax Returns are due,


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
including, but not limited to any information returns (e.g., Form 1099s) and any returns related to employee Taxes. Seller shall cause to be filed all Tax Returns required to be filed with respect to the Taxes described in Section 8.1(b) if such Tax Returns are due on or before the Closing Date or the applicable Foreign Closing Date and shall provide Purchaser with a copy of such Tax Returns. All Tax Returns described in this Section 8.2(b) shall be prepared in a manner consistent with prior practice.

     (c) Notwithstanding Section 8.2 (a) and (b), for any tax period for any Real Property Taxes which commences prior to the Closing Date or the applicable Foreign Closing Date and ends after the Closing Date or the applicable Foreign Closing Date, as the case may be, Purchaser shall cause to be filed all Tax Returns required to be filed with respect to the Real Property included within the Purchased Assets. Purchaser shall upon the request of Seller promptly provide to Seller proof of its compliance with the foregoing. The obligation to pay such Real Property Taxes shall be allocated (i) to Seller for the period up to and including the Closing Date or the applicable Foreign Closing Date, and
(ii) to Purchaser for the period subsequent to the Closing Date or the applicable Foreign Closing Date. Purchaser shall pay such Real Property Taxes in connection with filing the Tax Returns and Seller shall pay its share of such Real Property Taxes in accordance with Section 8.6.

     (d) The parties shall prepare and file the Tax Returns for the Transfer Taxes payable in connection with the transfer of the Total Acquired Assets in accordance with Section 8.5 with respect to Transfer Taxes other than VAT.

     8.3 Tax Refunds. The party responsible for any Taxes pursuant to Sections 8.1(b) and (c) shall be entitled to all credits for and deposits and refunds of such Taxes. Subject to the following:

     (a) Any Tax refund received by Seller or any Selling Affiliate (or utilized as a credit against Taxes due by Seller or any Selling Affiliate) after the Closing Date or the applicable Foreign Closing Date with respect to the Business or any Purchased Asset shall be promptly remitted to Purchaser if (i) the Tax refund relates to a tax period beginning on or after the Closing Date or the applicable Foreign Closing Date, or (ii) if such Tax refund is for a tax period ending on or before the Closing Date or the applicable Foreign Closing Date and was included on the Acquisition Balance Sheet as a Purchased Asset.

     (b) Any Tax refund received by Purchaser after the Closing Date or the applicable Foreign Closing Date with respect to the Business or any Asset shall be promptly remitted to Seller to the extent that (i) such Tax refund relates to a tax period ending on or before the Closing Date or the applicable Foreign Closing Date, and (ii) such Tax refund was not included on the Acquisition Date Balance Sheet as a Purchased Asset.

     (c) Any Tax refund in connection with a Transfer Tax payable in connection with the transfer of the Total Acquired Assets shall be shared by the parties as set forth in Section 8.5 with respect to Transfer Taxes other than VAT and in accordance with


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
Section 8.7 with respect to VAT.

     8.4 Cooperation with Respect to Tax Matters.

     (a) On or before the Closing Date, Seller will provide to Purchaser and its respective counsel and accountants the following:

          (i) reasonable access during normal business hours to the Tax Returns of Seller (other than income and franchise Tax Returns) related to the Business and the right to make copies and extracts therefrom;

          (ii) a list of all types of Taxes paid and types of Tax Returns filed by or on behalf of Seller prior to the Closing Date with respect to the Business and the Total Acquired Assets;

          (iii) a list of all persons who have a power of attorney granted by Seller or any Selling Affiliate prior to the Closing Date with respect to any matters involving or related to Assumed Real Property Taxes or Taxes Which May Give Rise To Any Transferee Tax Liability; and

          (iv) such details as are reasonably requested by Purchaser of all assets within the scope of a VAT capital goods scheme in the United Kingdom or such similar scheme elsewhere.

     (b) After the Closing Date or any applicable Foreign Closing Date, if Seller or Purchaser (each a "party"), in order to properly prepare its Tax Returns, needs access to Books and Records relating to the Business prior to and including the Closing Date or any applicable Foreign Closing Date (other than income or franchise Tax Returns) and such Books and Records are in the possession and control of another party, such other party shall use commercially reasonable efforts to furnish or make available such information, documents, or records (or copies thereof) as promptly as practical to the requesting party at the requesting party's expense for any out -of -pocket costs. Further, each party shall make employees available to any other party on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Business and/or the Purchased Assets as is necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Where there is a requirement in Seller's jurisdiction to transfer Books and Records relating to the Business or part thereof to Purchaser and it is permissible in accordance with the VAT law or practice in that jurisdiction for Seller to make an application to retain such Books and Records, Seller shall make such application and inform Purchaser accordingly.

     (c) Any information obtained by a party, its counsel or accountants in accordance with this Section 8.4 shall be held confidential by such party and by such counsel or accountants.


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
     8.5 Transfer Taxes. For any Transfer Taxes other than VAT (which is the subject of Section 8.7):

     (a) Seller and Purchaser each shall be responsible for fifty percent (50%) of any Transfer Taxes payable in connection with the transfer of the Total Acquired Assets contemplated under this Agreement.

     (b) Seller and Purchaser shall each use commercially reasonable efforts to obtain all available statutory or regulatory clearances or exemptions from Transfer Taxes with respect to the transfer of the Total Acquired Assets. To the extent it is determined that clearances or proof of exemption cannot be obtained from one or more of the relevant Taxing Authorities with respect to the transfer of specific Total Acquired Assets, Seller and Purchaser shall attempt to reach agreement on whether Transfer Taxes are due. If agreement can not be made, the parties agree to obtain and to be bound by the written opinion of a law firm with a nationally recognized tax practice related to such Transfer Tax or an internationally recognized firm of independent public accountants with respect to whether such Transfer Taxes are due. The parties shall agree upon the law or accounting firm to issue such opinion and Seller and Purchaser shall each bear fifty percent (50%) of the cost thereof.

     (c) Upon a determination by the parties that any Transfer Tax is due with respect to the transfer of any portion of the Total Acquired Assets, the party with the primary legal obligation for such Transfer Tax shall be responsible for the preparation and filing of any Tax Return (the "Responsible Party") related to such Transfer Tax (the "Transfer Tax Return"). The other party shall provide the Responsible Party with such assistance in the preparation of the Transfer Tax Return as the Responsible Party shall reasonably request. The Responsible Party shall provide the other party with a draft of the Transfer Tax Return for review and comment no later than seven (7) business days prior the due date for the Transfer Tax Return and the parties shall promptly discuss any comments from the other party and agree on a final Transfer Tax Return by no later than four
(4) business days prior to the due date for the Transfer Tax Return. No later than two (2) business days prior to the due date for the Transfer Tax Return, the other party shall pay over to the Responsible Party 50% of the amount shown as due on the Transfer Tax Return in immediately available funds. By no later than the due date for the Transfer Tax Return, the Responsible Party shall file the Transfer Tax Return with the appropriate Taxing Authority and remit 100% of the applicable Transfer Tax. The Responsible Party shall provide proof of filing and payment to the other party.

     (d) If either party receives any refund of any Transfer Tax paid by the parties pursuant to this Section 8.5, then such party shall promptly remit 50% of such refund to the other party.

     (e) In the event that any Taxing Authority commences any audit, examination or investigation of any Transfer Tax Return, the party receiving notice of such audit, examination or investigation shall promptly notify the other party. In the event that such


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                                       73
audit, examination or investigation results in a Taxing Authority proposing any deficiency, the parties shall attempt to reach agreement on whether to contest such determination. If the parties are unable to agree, the parties agree to be bound by the written opinion of a law firm with a nationally recognized tax practice related to such Transfer Tax or an internationally recognized firm of independent public accountants with respect to whether an appeal of such determination is more likely than not to succeed. In the event that the parties determine to proceed with an appeal, the costs of the appeal shall be shared equally. In the event that the appeal is partially or wholly unsuccessful, the parties shall each be responsible for 50% of the assessed deficiency in Transfer Taxes, and such amount shall be paid by the parties in accordance with Section 8.5(c).

     8.6 Real Property Taxes. For any Tax Period including the Closing Date or the applicable Foreign Closing Date, Seller shall make a good-faith estimate of the total amount of the Real Property Taxes, the Assumed Real Property Taxes and the excess of the Real Property Taxes over the Assumed Real Property Taxes (such excess being referred to as the "Retained Real Property Taxes," and such estimated excess being referred to as the "Estimated Retained Real Property Taxes"), all as of the Closing Date or the applicable Foreign Closing Date, as the case may be, based on the most recent ascertainable financial information and approval of the Business and the Real Property. Such estimates shall be subject to review by Purchaser. As of the Closing Date or the applicable Foreign Closing Date, Seller and Purchaser shall determine the total amount of Assumed Real Property Taxes paid by Seller on or before the Closing Date or the applicable Foreign Closing Date (the "Seller's Payment") and the total amount of Estimated Retained Real Property Taxes to be paid by Purchaser after the Closing Date or the applicable Foreign Closing Date (the "Purchaser's Payment"). At the Closing or the applicable Foreign Closing, (a) Purchaser and Purchasing Affiliates shall deliver to Seller and Selling Affiliates an amount in cash equal to the positive difference, if any, between the Seller's Payment and the Purchaser's Payment, or (b) Seller and Selling Affiliates shall deliver to Purchaser an amount in cash equal to the positive difference, if any, between the Purchaser's Payment and the Seller's Payment. Following the Closing or the applicable Foreign Closing, from time to time as the actual amount of each of the Retained Real Property Taxes becomes known, if the Estimated Retained Real Property Taxes exceed the actual Retained Real Property Taxes or the actual Retained Real Property Taxes exceeds the Estimated Retained Real Property Taxes, the amount of the Purchaser's Payment and the difference between the Purchaser's Payment and the Seller's Payment shall be recalculated and the applicable party shall deliver to the other party, in cash, an amount reflecting such adjustment.

     8.7 VAT.

     (a) As used in Sections 8.7(b) and (c), "Purchaser" means the Purchaser or Purchasing Affiliate liable for a Relevant Tax Payment or entitled to a Relevant Tax Credit, as the case may be, "Seller" means the Seller or Selling Affiliate liable for a Relevant Tax Payment or entitled to a Relevant Tax Credit, as the case may be. Purchaser guarantees each obligation of each Purchasing Affiliate provided by this Section 8.7; Seller guarantees each obligation of each Selling Affiliate provided by this Section 8.7.


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                                       74

     (b) All sums stated in this Agreement as being payable by Purchaser to Seller are exclusive of VAT, which shall be charged in addition, if applicable. Seller shall issue a valid original VAT invoice to Purchaser on the date of the appropriate tax point or if that date is not a Business Day on the first Business Day thereafter. In respect of sums payable by Seller to Purchaser under this Agreement a valid VAT credit note shall, if appropriate, be issued by Seller to Purchaser on the date of the appropriate tax point or if that date is not a Business Day on the first Business Day thereafter. The Responsible Party (as defined in Section 8.5(c)) shall file the Tax Returns for VAT consistent with Section 8.5(c).

     (c) (i) In this Section 8.7(c) a Relevant VAT Payment is the amount of VAT required to be paid to a Taxing Authority by Seller or Purchaser in respect of the transfer of the Business and/or the Total Acquired Assets or any portion thereof under this Agreement and the Relevant Payment Date is the date on which the Relevant VAT Payment is required to be made.

          (ii) In this Section 8.7(c) a Relevant VAT Credit is the amount of credit for or rebate of VAT to which Seller or Purchaser is entitled in respect of the transfer of the Business and/or the Total Acquired Assets or any portion thereof under this Agreement and the Relevant Credit Date is the date on which the relevant company enjoys the benefit of the Relevant VAT Credit. Purchaser and Seller shall use all reasonable endeavors to ensure that the company entitled to enjoy a Relevant Tax Credit shall take such reasonable steps as are necessary to secure that the Relevant Credit Date in respect thereof is the earliest date possible.

          (iii) Within two (2) Business Days prior to a Relevant Payment Date for Seller, Purchaser shall pay to Seller an amount of VAT equal to the Relevant VAT Payment which is payable on that Relevant Payment Date. On the Relevant Payment Date, Seller shall pay the Relevant VAT Payment to the relevant Taxing Authority and Seller shall pay an amount equal to fifty percent (50%) of the Relevant VAT Payment to Purchaser.

     Within two (2) Business Days prior to a Relevant Payment Date for Purchaser, Seller shall pay to Purchaser an amount of VAT equal to the Relevant VAT Payment which is payable on that Relevant Payment Date. On the Relevant Payment Date, Purchaser shall pay the Relevant VAT Payment to the relevant Taxing Authority and Purchaser shall pay an amount equal to fifty percent (50%) of the Relevant VAT Payment to Seller.

          (iv) Within two (2) Business Days after a Relevant Credit Date for Purchaser, Purchaser shall pay to Seller an amount equal to fifty percent (50%) of the Relevant VAT Credit which is credited or received on that Relevant Credit Date.

     Within two (2) Business Days after a Relevant Credit Date for Seller, Seller shall pay to Purchaser an amount equal to fifty percent (50%) of the Relevant VAT Credit which is credited or received on that Relevant Credit Date.


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
          (v) Either Purchaser or Seller may request a review of the operation of Sections 8.7(c)(i) to (iv) inclusive, in order to confirm that, taking an overall view of the amount and timing of all such past payments or credit and all such estimated future payments and credits, the cost has been borne equally by them. In the event that either Purchaser or Seller believes that the said cost has not been borne equally, it may require the other to enter into negotiations with a review to agreeing a method of achieving an equal division of cost and in the absence of agreement the matter shall be referred to the Arbitrator whose decision shall be final and conclusive and binding on the parties.

     (d) Seller and Purchaser shall use their reasonable efforts (which shall include, without limitation, providing each other with such information or assistance as the other shall reasonably request) to procure that the transfer of the Business and the Total Acquired Assets under this Agreement is treated under Article 5(8) of the Sixth Directive (where applicable) or any other applicable legislation made pursuant to, or derived from, such Article (such as Article 5 of the VAT (Special Provisions) Order 1995 in the United Kingdom) or such other legislation as is applicable in a country which is not a member state of the European Union as not being a supply of goods or a supply of services for VAT purposes.

     (e) Acting reasonably, Seller and Purchaser shall agree whether or not to make an application to any relevant Taxing Authority for a confirmatory declaration that VAT is not chargeable on the transfer of any portion of the Business and/or the Total Acquired Assets under this Agreement and the relevant Operative Agreement. If the parties agree to make such an application, Seller shall procure the submission (as soon as possible following the aforementioned agreement) to the relevant Taxing Authority of such an application. The costs of such application shall be borne equally by Seller and Purchaser. If, notwithstanding the reasonable efforts of Seller, an amount of VAT is determined by a Taxing Authority to be payable, then Seller shall promptly notify Purchaser of that determination. In the event of such determination by a Taxing Authority, Seller and Purchaser shall consult and jointly and reasonably decide whether to pursue a review of and/or an appeal against such determination. Any costs involved in such review and/or appeal, and any strategic decisions with respect to the conduct of such review and/or appeal, shall be shared equally by Seller and Purchaser, irrespective of which is the formal legal party to the review and/or appeal.

     (f) In the event that Purchaser writes off a debt owing pursuant to a third party contract which was entered into by Seller and which constitutes an Asset (a "Debt") as a bad debt, provided VAT bad debt relief is available in the applicable jurisdiction, Seller shall take the appropriate steps to reclaim from the relevant Taxing Authority the VAT (if any) paid by Seller to such Taxing Authority in respect of such Debt and shall immediately pay any such amount of VAT recovered from the relevant Taxing Authority to Purchaser. If all or part of such Debt is subsequently recovered, Purchaser shall immediately reimburse Seller for so much of the amount paid by Seller to the Purchaser under this
Section 8.7(f) as is required to be paid by Seller to such relevant Taxing Authority. If it is necessary for a


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
Debt to be reassigned to Seller in order for a valid VAT bad debt relief claim to be made, Purchaser and Seller shall take such action as is reasonably necessary to give effect to such claim.

                                    ARTICLE 9

                                EMPLOYEE MATTERS

     9.1 Offer of Employment.

     (a) Within thirty (30) days of the date of this Agreement, Seller shall provide Purchaser with a list of the names of each Employee as of a date within thirty (30) days of the date of this Agreement, together with such Employee's location and position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such Employee that is in effect on such date.

     (b) Prior to the Closing Date, Purchaser will offer employment, contingent on Closing, to at least 2,392 Employees selected by Purchaser, which number shall include all of the Employees located in Heerenveen, such employment to commence the day following the Closing Date, on terms, taken as a whole, reasonably comparable to those provided to such Employees by Seller, except as otherwise provided herein. Seller will take all necessary actions to terminate, as of the Closing Date, Employees selected by Purchaser. Seller shall pay Employees selected by Purchaser all compensation, commissions, bonuses, benefits (including accrued vacation and sick leave) and incentive payments including, but not limited to, any FY00 incentive program payments and severance payments accrued through the Closing Date. Seller shall be responsible for any liabilities arising in connection with or by virtue of the employment by Seller of the Employees selected by Purchaser up to and including the Closing Date, including, but not limited to, any liabilities arising in connection with any Benefit Plan, and the termination of such employment as of the Closing Date.

     9.2 Purchaser's Plan Service Credits.

     Purchaser shall treat all Employees who accept employment with Purchaser as new hires for purposes of determining eligibility to participate under Purchaser's employee benefit plans, including, but not limited to, Purchaser's Employee Stock Ownership Plan ("ESOP"), Retirement Income Guarantee Plan ("RIGP"), Profit Sharing and Savings Plan ("PSSP"), and Retiree Medical Plan ("RMP") (collectively, "Purchaser's Plans"), provided, however, that to the extent permitted by applicable Laws, Purchaser shall grant such Employees credit for years of service with the Seller to the extent necessary under the terms of the Purchaser's Plans to permit their immediate participation in the Purchaser's Plans and for all other purposes except for accrual of benefits under such plans with respect to such service. Other than as may be the result of generally applicable age-related and service-related waiting period(s) in effect under Purchaser's Plans on the Closing Date, Purchaser's Plans shall not exclude such Employees from eligibility to participate in Purchaser's Plans on


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
terms substantially equivalent to those generally applicable on the Closing Date to Purchaser's other eligible employees in the same business division.

     9.3 Employee Benefit Programs Service Credits.

     Except as set forth in Section 9.2 with respect to Purchaser's Plans, and to the extent permitted by applicable Laws, Employees who accept employment with Purchaser shall receive credit for years of service with Seller for the sole purpose of participation under any benefit program, policy or arrangement maintained by Purchaser, which programs may include, but are not limited to, vacation and sick leave. For example, and without limiting the scope of the foregoing service credit provisions, service with the Seller before the Closing Date of Employees who accept employment with Purchaser shall be counted the same as service for the Purchaser for purposes of participation in and calculation of benefits (but not accrual of vested benefits) under Purchaser's Severance Pay Plan and any other severance pay plan maintained or offered by Purchaser. If Purchaser terminates any Employee who accepts employment with Purchaser within 12 months of the Closing Date, other than for cause, it shall provide such terminated Employee with severance benefits at least comparable to those that would have been available to such Employee under Seller's standard severance policies. Purchaser shall have no obligation to assume, continue, or maintain any benefit program, policy or arrangement maintained by Seller.

     9.4 WARN Act.

     Purchaser shall be responsible for all obligations, if any, under the Worker Adjustment Retraining Notification Act ("WARN") and applicable regulations thereunder with respect to any employment terminations after the Closing Date of Employees who are hired by Purchaser for employment commencing the day following the Closing Date, and shall indemnify Seller in the event Seller is held liable for any failure by Purchaser to comply with Purchaser's obligations under WARN or this subsection. Seller shall be responsible for all obligations, if any, under WARN and applicable regulations thereunder with respect to any employment terminations up to and including the Closing Date and shall indemnify Purchaser in the event Purchaser is held liable for any failure by Seller to comply with Seller's obligations under WARN or this subsection.

     9.5 Foreign Nationals.

     Seller agrees to use reasonable commercial efforts to assist Purchaser, at Purchaser's expense, in securing any authorization necessary so that Purchaser may employ any Foreign National offered employment by Purchaser.

     9.6 Seller COBRA Compliance.

     Seller agrees that Seller shall be responsible for compliance with any applicable notification and continuation coverage pursuant to the Consolidated Omnibus Budget


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
Reconciliation Act of 1985 ("COBRA") and the regulations issued thereunder as to any of Seller's employees who do not accept or are not offered employment by Purchaser.

     9.7 Evidence of Insurability.

     Purchaser shall take all necessary steps to insure that those Employees hired by Purchaser for employment commencing the day following the Closing Date shall not be subject to evidence of insurability requirements with respect to entry into new insurance coverage under any Plan of Purchaser in connection with such employment.

     9.8 HMO Coverage.

     Purchaser shall make reasonable commercial efforts to permit each Employee hired by Purchaser for employment commencing the day following the Closing Date to have Health Maintenance Organization ("HMO") insurance coverage after the Closing Date with the same HMO through which they had coverage in effect on the Closing Date.

     9.9 Direct Transfer of 401(k) Balances.

     Seller and Purchaser shall take all necessary steps consistent with applicable law to provide that certain accounts under Seller's 401(k) Plan identified in Schedule 2.12(a) shall be transferred in a direct trustee-to-trustee transfer from Seller's 401(k) Plan to Purchaser's Profit Sharing and Savings Plan. Accounts transferred pursuant to the preceding sentence shall be all accounts under Seller's 401(k) Plan (including, to the extent reasonably feasible as determined by the administrator of Purchaser's Profit Sharing and Savings Plan, any then-outstanding participant loans) of Employees who become employees of Purchaser as of the day after the Closing Date. Such transfer shall be carried out as soon as reasonably practicable after the Closing Date. With respect to any such transferred participant loans, Purchaser shall make reasonable arrangements for ongoing repayment of the loans under Purchaser's Profit Sharing and Savings Plan. Such transfer of currently outstanding loans under this provision is not intended to obligate Purchaser's Profit Sharing and Savings Plan to allow participants to take out new loans with respect to such transferred accounts, or to prevent such new loans if permitted under generally applicable provisions of Purchaser's Profit Sharing and Savings Plan.

                                   ARTICLE 10

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

     Notwithstanding any right of Purchaser (whether or not exercised) to investigate the Business or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Seller and Purchaser have the right to rely fully upon the representations,


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
warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of Seller and Purchaser contained in this Agreement will survive the Closing or the applicable Foreign Closing (a) indefinitely with respect to the representations and warranties contained in Sections 2.2, 2.21 (except in the case of Environmental Claims by third parties which are the subject of Article 10(b) hereinbelow), and
3.2 and the covenants and agreements contained in Sections 1.7, 14.4, and 14.5, and Article 11 (b) until sixty (60) days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by (i) Section 2.9 and Article 8,
(ii) Section 2.21 (insofar as it relates to Environmental Claims by third parties), and (iii) Section 2.12 and Article 9 (insofar as they relate to ERISA or the Code), (c) until three (3) years after the Closing Date in the case of the representations and warranties contained in Section 2.15, (d) until eighteen
(18) months after the Closing Date or the applicable Foreign Closing Date, as the case may be, in the case of all other representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the Closing or the applicable Foreign Closing, or (e) with respect to each other covenant or agreement contained in this Agreement, until sixty (60) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, until the Closing (or the applicable Foreign Closing) or termination of the Agreement in accordance with Article 12. Notwithstanding the foregoing, any representation, warranty, covenant or agreement that would otherwise terminate in accordance with Article 10(b), (c),
(d), or (e) above will continue to survive with respect to a claim for indemnification if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article 11 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article 11.

                                   ARTICLE 11

                                 INDEMNIFICATION

     11.1 Tax Indemnification.

     (a) Seller, for itself and on behalf of each of the Selling Affiliates, agrees to be responsible for and to indemnify and hold Purchaser and each Purchasing Affiliate harmless from and against any and all of the following:

          (i) any and all Taxes (other than Transfer Taxes, which are governed by Article 8) owed by Seller or any Selling Affiliate for any taxable period prior to or as of the Closing Date or the applicable Foreign Closing Date which are Taxes Which May Give Rise To Any Transferee Tax Liability (excluding the Assumed Real Property Taxes);

          (ii) any and all Tax Liens on any Asset arising with respect to any tax


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
     periods (or portions thereof) ending on or prior to the Closing Date or the applicable Foreign Closing Date (except the Assumed Real Property Taxes);

          (iii) any breach or inaccuracy of any of the representations or warranties of Seller contained in Section 2.9 hereof, and with respect to any tax periods (or portions thereof);

          (iv) any breach of any covenant of Seller contained in Article 8; and

          (v) any liability for Taxes in respect of any indemnity payment made pursuant to the foregoing Section 11.1(a)(i), (ii), (iii) and (iv) and this
     Section 11.1(a)(v) so that Purchaser or Purchasing Affiliate shall have received such indemnity payment on an after-tax-basis. Any such payment shall assume that Purchaser and any Purchasing Affiliate is taxable at the highest marginal statutory rate in effect for the relevant period.

Notwithstanding the foregoing, no indemnity payment shall be due from Seller or any Selling Affiliate to Purchaser or any Purchasing Affiliate under this
Section 11.1 with respect to the foregoing unless the indemnity payment exceeds Two Thousand Five Hundred Dollars ($2,500.00) (a "De Minimis Indemnity Amount"), provided that such limitation shall not apply after the total sum of all De Minimis Indemnity Amounts exceeds One Hundred Twenty-Five Thousand Dollars ($125,000.00).

     (b) All amounts payable as indemnities pursuant to Section 11.1(a) shall be
(i) treated, to the extent permitted by the applicable Laws of the applicable Taxing Authority, as an adjustment to the Purchase Price, and (ii) payable within five (5) days after written demand by Purchaser to Seller. Notwithstanding the foregoing, if, in the case of Section 11.1(a)(i) or (ii), such Taxes are contested pursuant to Section 11.1(c) hereof and as a result of such contest, Purchaser's obligation to pay such Taxes is stayed pending the outcome of such Tax Proceeding, Seller shall be obligated to pay Purchaser such indemnity upon the earlier of the resolution of the Tax Proceeding or the termination of the stay.

     (c) In the event that any audit or examination shall be instituted, or any deficiency asserted or assessment made, or any administrative or court proceeding commenced by the IRS or any other Taxing Authority (a "Tax Proceeding") with respect to any Taxes described in Section 11.1(a)(i) or (ii) (an "Indemnifiable Tax"), the party receiving such notice shall promptly cause written notice of the Tax Proceeding to be forwarded to the other party. Provided that Seller is not in violation of its obligations under this Section
11.1 and does not contest its obligation to indemnify Purchaser pursuant to
Section 11.1(a), Seller shall have the right to elect, at its sole option and expense, and subject to the provisions of this Section 11.1(c), to contest the such Indemnifiable Tax in the name of Seller and/or any applicable Selling Affiliate in the Tax Proceeding and settle, pay or adjust any amount owed with respect to such Indemnifiable Tax with counsel of its choice; provided that such counsel shall be reasonably satisfactory to Purchaser. In the event Seller elects to contest such


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
Indemnifiable Tax in such Tax Proceeding, Seller shall within five (5) days (or sooner, if the nature of the Tax Proceeding so requires) notify Purchaser of its intent to do so. Provided that Purchaser shall believe, in its sole discretion, that the Tax Proceeding may impact any future tax issue related to the Purchased Assets or Purchaser's operation of the Business, Purchaser shall have (i) the right to participate fully in the Tax Proceeding, including through separate counsel of its own choosing at its sole cost and expense, (ii) the right to receive reasonable advance notice from Seller of any meetings, hearings or proceedings, and (iii) the right to review in advance and comment on any pleadings, briefs or other documents to be filed or otherwise disclosed or provided to the Taxing Authority, their counsel or any court or administrative agency. Seller shall not consent to any judgment or enter into any settlement, closing or other agreement with respect to any Tax Proceeding without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed if, and only to the extent, such settlement, closing or other agreement relates solely to an Indemnifiable Tax and has no binding or preclusive effect upon Purchaser with respect to any period after the Closing Date or the applicable Foreign Closing Date).

     11.2 Other Indemnification.

     (a) Subject to paragraphs (b) and (c) of this Section and the other Sections of this Article 11, Seller shall indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all claims (including, without limitation, Environmental Claims), Liabilities or Losses (whether absolute, accrued, contingent, fixed or otherwise, whether known or unknown or due or to become due or otherwise) suffered, incurred or sustained by any of them or to which any of them becomes subject at any time (whether before or after Closing or the applicable Foreign Closing Date), resulting from, arising out of or relating to:

          (i) Environmental Matters

               (A) nonfulfillment of or failure to perform any covenant or agreement on the part of Seller, for itself or on behalf of any Selling Affiliate, contained in this Agreement in respect of any environmental matters;

               (B) any violation of any Law by Seller or any Selling Affiliate in respect of any environmental matters prior to the Closing or the applicable Foreign Closing;

               (C) any Hazardous Materials Contamination present in, on, under or at any of the Real Property or properties subject to the Real Property Leases or any other property owned, leased or occupied by


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
          Seller or any Selling Affiliate at any time prior to the Closing or the applicable Foreign Closing, including but not limited to Hazardous Materials Contamination at, on or under the real property sold to Venture Properties, Inc. in 1998 and Seller's former manufacturing facility in Heerenveen, The Netherlands sold in 1996; or

               (D) any Environmental Claims arising from events occurring prior to the Closing or the applicable Foreign Closing, including, without limitation, Environmental Claims arising from any Hazardous Materials Contamination at any property owned, leased or occupied by Seller or any Selling Affiliate or any third party prior to the Closing or the Applicable Foreign Closing including but not limited to the disposal of, transportation to, and arrangement for disposal of Hazardous Materials at Seller's Beaverton, Oregon Treatment, Storage and Disposal Facility, the Western Processing Superfund Site located in Kent, Washington and/or any other location;

          (ii) any misrepresentation or breach of warranty on the part of Seller, for itself or on behalf of any Selling Affiliate, (determined in all cases as if the terms "material," "materially" "Known to Seller" or "Knowledge of Seller" were not included therein) except that "Known to Seller" or "Knowledge of Seller" shall be included solely for purposes of Sections 2.15(a), (b), (c) and (d));

          (iii) any Assumed Liabilities (A) assumed pursuant to Section 1.2(a)(xiii) but only with respect to Products sold prior to the Closing Date and included as an accrued liability in the Statement of Closing Net Assets, (B) relating to Epidemic Failure of Products assumed pursuant to
     Section 1.2(a)(xviii) and included as an accrued liability in the Statement of Closing Net Assets, excluding Liabilities related to Print Head Drift,
     (C) assumed under Section 1.2(a)(i), (iii) or (iv) relating to any Business Contract, Business License, Real Property Lease or Personal Property Lease, but only to the extent such obligations were to be performed by Seller or a Selling Affiliate prior to the Closing Date and were not disclosed in the Disclosure Schedule or included as an accrued liability in the Statement of Closing Net Assets or (D) assumed pursuant to Section 1.2(a)(xiv) to the extent the Assumed Liability constitutes a breach of a representation or warranty set forth in Section 2.21;

          (iv) an Excluded Asset or a Retained Liability;

          (v) any Assumed Liabilities assumed pursuant to Section 1.2(a)(xix), but only to the extent such Losses do not exceed Five Million Dollars ($5,000,000). For purposes of this Section 11.2(a)(v), any such Losses shall be determined by crediting 50% of all applicable service contract revenues attributable to a customer against that customer's printhead repair costs during the


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                                       83
     year that such repair costs are incurred and excluding all non-service contract repairs charged on a time and materials basis; or

          (vi) any Hazardous Materials incorporated into any Product manufactured, distributed, sold, purchased, transported or possessed by Seller or any Seller Affiliate prior to the Closing or applicable Foreign Closing.

     Notwithstanding the foregoing, the indemnities provided in this Section 11.2(a) shall not be diminished or affected in any way by any information contained in the Disclosure Schedules attached to this Agreement, and provided, however, that any indemnity for claims, Liabilities or Losses relating to Taxes shall be determined solely in accordance with Section 11.1.

     (b) No amounts of indemnity shall be payable in the case of a claim by a Purchaser Indemnified Party under Sections 11.2(a)(i), (ii), (iii) and (vi), unless and until the Purchaser Indemnified Parties have suffered, incurred, sustained or become subject to Losses referred to in such Section in excess of Ten Million Dollars ($10,000,000.00) in the aggregate, in which event the Purchaser Indemnified Parties shall be entitled to claim indemnity only for such amounts in excess of Ten Million Dollars ($10,000,000.00), provided that this
Section 11.2(b) shall not apply to any claims based on fraud; and, provided, further, that the maximum aggregate amount of the liability of Seller under Sections 11.2(a)(i), (ii), (iii), (v) and (vi) is $50,000,000.

     (c) Any Losses or Liabilities which Purchaser or a Purchaser Indemnified Party is entitled to receive payment under this Article 11 shall be reduced dollar for dollar to the extent, but only to the extent, that the Purchaser Indemnified Party obtains a monetary benefit or value directly related to such Liability or Loss; provided, however, that the Purchaser shall have no obligation to seek or maximize any such monetary benefit or value.

     (d) Notwithstanding anything in this Section 11.2 to the contrary, in addition to Sections 11.2(b) and (c), Seller's liability to indemnify any Purchaser Indemnified Party for Liabilities or Losses due to any claim for infringement of Intellectual Property shall be subject to the following:

          (i) Seller shall indemnify Purchaser Indemnified Parties for any misrepresentation or breach of warranty on the part of Seller, for itself or on behalf of any Selling Affiliate, to the extent the Liability or Loss arises from or relates to the manufacture, use or sale of Products, or use of processes by Seller or the Selling Affiliate prior to the Closing Date, regardless of whether the Intellectual Property Infringement is Known to Seller as of the date of this Agreement.

          (ii) Seller shall indemnify Purchaser Indemnified Parties for any misrepresentation or breach of warranty on the part of Seller, for itself or on behalf of any Selling Affiliate, to the extent the Liability or Loss arises from the


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                                       84
     manufacture, use or sale of Products, or use of processes, by Seller or the Selling Affiliate on or after the Closing Date only if the Intellectual Property Infringement is Known to Seller as of the date of this Agreement. For the avoidance of doubt, Seller shall have no indemnification obligation to Purchaser Indemnified Parties for misrepresentation or breach of warranty on the part of Seller, for itself or on behalf of any Selling Affiliate, to the extent the Liability or Loss arises from the manufacture, use or sale of Products, or use of processes, by Seller or the Selling Affiliate on or after the Closing Date with respect to Intellectual Property Infringement if the Intellectual Property Infringement is not Known to Seller as of the date of this Agreement

          (iii) For purposes of this Section 11.2(d), "Known to Seller" means the actual knowledge of any officer, director, or employee of Seller listed in Section 13.1 of the Disclosure Schedule as of the date hereof, and shall not include any imputed knowledge or be deemed to impose any obligation on Seller to conduct a patent, trademark, or copyright search.

     (e) Purchaser shall indemnify Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all claims, Liabilities and Losses (whether absolute, accrued, contingent, fixed or otherwise, whether known or unknown or due or to become due or otherwise) suffered, incurred or sustained by any of them or to which any of them becomes subject at any time (whether before or after Closing or the applicable Foreign Closing Date), resulting from, arising out of or relating to (i) any Assumed Liabilities, to the extent the Purchaser Indemnified Parties are not entitled to indemnification under Sections
11.1 or 11.2, and (ii) the conduct of the Business after Closing.

     11.3 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 11.2 will be asserted and resolved as follows:

     (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 11.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller, Purchaser or any Affiliate of Seller or Purchaser (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been prejudiced by such failure of the Purchaser Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its Liability to the Indemnified Party under Section
11.2 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.


AMENDED ASSET PURCHASE AGREEMENT

          (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this
     Section 11.3(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which shall be done in a reasonable manner and in good faith or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages, which consent shall not be unreasonably withheld). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this Section 11.3(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided, further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.3(a)(i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. So long as the Indemnifying Party is contesting the Third Party Claim in good faith and with reasonable diligence, the Indemnified Party shall not pay or settle the Third Party Claim. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 11.2, as the case may be, with respect to such Third Party Claim.

          (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 11.3(a), or if the Indemnifying Party gives such notice but fails to contest, in a reasonable manner and in good faith or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings,


AMENDED ASSET PURCHASE AGREEMENT
     including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section 11.3(a)(ii), if the Indemnifying Party has notified the Indemnified Party that the Indemnifying Party disputes its Liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this
     Section 11.3(a)(ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.3(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

          (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its Liability to the Indemnified Party with respect to the Third Party Claim under Section 11.2, the Loss in the amount specified in the Claim Notice will be conclusively deemed a Liability of the Indemnifying Party under Section 11.2, and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has disputed its Liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with Section 11.3(c).

     (b) In the event any Indemnified Party should have a claim under Section
11.2 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a Liability of the Indemnifying Party under Section 11.2 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has disputed its Liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with


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                                       87

Section 11.3(c).

     (c) Any dispute submitted to arbitration pursuant to this Section 11.3 shall be finally and conclusively determined by the decision of a board of arbitration consisting of three (3) members (hereinafter sometimes called the "Board of Arbitration") selected as hereinafter provided. Each of the Indemnified Party and the Indemnifying Party shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for such purpose by the Indemnified Party. The Board of Arbitration shall meet in San Francisco, California, or such other place as a majority of the members of the Board of Arbitration determines more appropriate, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of a claim filed by the Indemnified Party. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party to any arbitration shall bear its own expense in relation thereto, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the member of the Board of Arbitration appointed by such party, provided, however, that the expenses and fees of the third member of the Board of Arbitration and any other expenses of the Board of Arbitration not capable of being attributed to any one member shall be borne in equal parts by the Indemnifying Party and the Indemnified Party.

                                   ARTICLE 12

                                   TERMINATION

     12.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

     (a) at any time before the Closing, by mutual written agreement of Seller and Purchaser;

     (b) at any time before the Closing, by Seller or Purchaser, if not then in


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                                       88
default (i) in the event of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within twenty (20) Business Days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party;

     (c) at any time after one hundred and eighty (180) days after the date of this Agreement by Seller or Purchaser upon notification of the non-terminating party by the terminating party if the Closing and the Significant Foreign Closings shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party; provided, however, that if the Closing and the Significant Foreign Closings have not occurred on or before the 120th day after the date of this Agreement by reason of the non-satisfaction of any of the conditions set forth in Sections 6.5, 6.6, 6.7, 7.4, 7.5 or 7.6, then such 120-day period shall be extended for such number of days as may be mutually acceptable to Seller and Purchaser, but in any event not less than one hundred and eighty (180) additional days;

     (d) at any time not later than 45 days after the date of this Agreement by Purchaser in the event that: (i) Purchaser has obtained an environmental survey and assessment (including but not limited to any subsurface investigations) of the soils and groundwater prepared by a firm of licensed engineers (familiar with the identification of Hazardous Materials), such environmental survey and assessment to be based upon physical onsite inspections by such firm of some or all of the Real Property, the Tek Malaysia Real Property and properties subject to the Real Property Leases used in connection with the Business, as well as a historical review of the uses of the Business, and it may include subsurface investigations of the Real Property, and such environmental survey and assessment indicates that there are liabilities under Environmental Laws that are not disclosed in Section 2.21 of the Disclosure Schedules that could reasonably be expected to have a material adverse effect on the Condition of the Business; (ii) Purchaser has reviewed the litigation disclosed in Section 2.10 of the Disclosure Schedules and the results of this review indicate that the litigation could reasonably be expected to have a material adverse effect on the Condition of the Business; or (iii) Purchaser has reviewed the Products being developed, manufactured, sold or licensed by the Business and the processes used by the Business to determine whether any of the foregoing infringes a patent, trademark, copyright, trade secret or other intellectual property right of any third party, and the results of such review indicate that such infringement could reasonably be expected to have a material adverse effect on the Condition of the Business.

     Any subsurface investigation under Section 12.1(d)(i) shall be performed in accordance with the following conditions:


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          (A) Ground disturbing activities may occur only in locations reasonably approved by Seller. Notwithstanding Seller's approval, Purchaser is solely responsible for identifying and protecting subsurface utilities and structures. All ground disturbing activities shall be done in a manner that prevents exacerbation of any Hazardous Materials Contamination that may exist.

          (B) Purchaser will promptly repair any damage to improvements or landscaping caused by ground disturbing activities and shall promptly restore the ground surface to existing or better condition.

          (C) Purchaser will require its environmental consultant to provide Seller copies of all reports of such investigation at the same time such materials are provided to Purchaser.

          (D) Purchaser is solely responsible for the proper handling, storage and disposal of all drill cuttings and produced water (including purge water). Purchaser shall ensure that all drill cuttings and produced water are properly transported off site within seven days of the day on which they are generated. Drill cuttings and purge water may not be disposed of on Seller's property or stored for more than seven days. Any such materials stored on Seller's property shall be properly containerized and stored in a locked box in at a location approved by Seller.

          (E) Purchaser shall be solely responsible for the safety and conduct of its employees, contractors and any other personnel who enter the Real Property pursuant to these terms. Purchaser shall indemnify, defend, reimburse and hold harmless Seller from and against any and all claims, Losses or Liabilities that arise out of Purchaser's entry to the Real Property. Before entering the Real Property, Purchaser shall provide Seller certificates of insurance for insurance in the following amounts:

               (1) Comprehensive general liability insurance, including an environmental impairment liability endorsement, with a minimum limit of $1,000,000 single limit for (i) bodily injury, death and property damage, including damage to the Property; and (ii) contractual liability;

               (2) Automobile liability insurance with a minimum limit of $1,000,000 combined single limit for bodily injury, death and property damage with respect to any vehicles used in connection with the Activities;

               (3) Umbrella liability insurance in excess of (1) and (2) above in the amount of $4 million; and

               (4) Professional liability insurance, including an environmental impairment liability endorsement, with a minimum limit of $2,000,000 annual aggregate.


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For work performed in the United States, such Certificates with respect to coverages 1, 2 and 3 above shall name Seller as an additional insured and shall specify that the insurance is primary insurance to Seller. Such certificates of insurance may be submitted by Purchaser's contractors, provided that each contractor that enters the Real Property must be covered by certificates of insurance meeting these minimum requirements. Purchaser satisfy any applicable self-insured retention under such insurance; or

     (e) at any time within 30 days after Seller has delivered to Purchaser a revised Section 2.15(e) of the Disclosure Schedule identifying separately the third-party software agreements to be assigned to Purchaser at the Closing and the software agreements currently used by the Business but to be retained by Seller (which revised Disclosure Schedule shall be delivered by Seller within 15 days of the date of this Agreement), by Purchaser in the event that the changes to the Disclosure Schedule reflected in such revised Disclosure Schedule could be reasonably expected to have a material adverse effect on the benefits to Purchaser of the transactions contemplated by this Agreement.

     12.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 12.1, this Agreement will forthwith become null and void, and there will be no Liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 14.4 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Sections 12.1(b) or (c), Seller will remain liable to Purchaser for any breach of this Agreement by Seller existing at the time of such termination, and Purchaser will remain liable to Seller for any breach of this Agreement by Purchaser existing at the time of such termination, and Seller or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity. In the event this Agreement is terminated by Purchaser if (a) Seller has breached any of its obligations pursuant to Section 4.4 or (b) the Board of Directors of Seller or the Board of Directors of any Selling Affiliate which is a party to an Ancillary Agreement that is involved in a significant Foreign Closing withdraws or modifies (in a manner adverse to Purchaser) its approval or recommendation of this Agreement, the Ancillary Agreements or the Operative Agreements and the transactions contemplated hereby or thereby, Seller shall pay to Purchaser a termination fee of Forty Million Dollars ($40,000,000.00) in cash as liquidated damages and the payment therefrom in accordance with this Section 12.2 shall be in lieu of any other rights or remedies to which Purchaser may be entitled pursuant to this Agreement or under applicable law. In lieu of such liquidated damages, Purchaser may instead pursue other rights or remedies to which Purchaser may be entitled pursuant to this Agreement or under applicable Law.


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
                                   ARTICLE 13

                                   DEFINITIONS

     13.1 Definitions.

     (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

     "Accounting Policies" shall mean the policies to be agreed upon by Seller and Purchaser in accordance with Section 14.14.

     "Accounts Payable" has the meaning ascribed to it in Section 1.2(a)(ii).

     "Accounts Receivable" has the meaning ascribed to it in Section 1.1(a)(iv).

     "Accrued Expenses" has the meaning ascribed to it in Section 1.2(a)(v).

     "Acquisition Balance Sheet" means the schedule of net assets to be transferred relating to the Business dated as of August 28, 1999, prepared by Seller in accordance with GAAP, a copy of which is attached hereto as a part of
Section 2.6(a) of the Disclosure Schedule.

     "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

     "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

     "Agreement" means this Asset Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with Sections 6.3 and 7.3, as the same shall be amended from time to time.

     "Ancillary Agreements" shall have the meaning ascribed thereto in Section 1.3.

     "Arbitrator" shall have the meaning ascribed to it in Section 1.4(c)(iv).

     "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person,


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
including without limitation, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory and goods, but excluding Intellectual Property, (including any Intellectual Property that is transferred under the Technology Transfer Agreement).

     "Assignment Instruments" has the meaning ascribed to it in Section 1.5(b).

     "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

     "Assumed Liabilities" has the meaning ascribed to it in Section 1.2(a).

     "Assumed Real Property Taxes" has the meaning ascribed to it in Section 1.2(a)(vi).

     "Assumption Agreement" has the meaning ascribed to it in Section 1.5(b).

     "Assumption Instruments" has the meaning ascribed to it in Section 1.5(b).

     "Benefit Plan" means any Plan established by Seller, or any predecessor or ERISA Affiliate of Seller, existing at the Closing Date or the applicable Foreign Closing Date, as the case may be, to which Seller contributes or has contributed on behalf of any Employee or under which any Employee or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

     "Board of Arbitration" has the meaning ascribed to it in Section 11.3(c).

     "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and Assets and Properties of such Person, including without limitation financial statements, Tax Returns , budgets, reliability and cost data, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

     "Business" has the meaning ascribed to it in the first recital of this Agreement.

     "Business Books and Records" has the meaning ascribed to it in Section 1.1(a)(xiii).

     "Business Combination" means with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person or any sale, dividend or other disposition of all or substantially all of the Assets and Properties of such


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
Person.

     "Business Contracts" has the meaning ascribed to it in Section 1.1(a)(vii).

     "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the States of Oregon and New York are authorized or obligated to close.

     "Business Licenses" has the meaning ascribed to it in Section l.l(a)(x).

     "Cash Purchase Price" has the meaning ascribed to it in Section 1.4(a).

     "Century-Based Data" has the meaning ascribed to it in Section 2.29(c).

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

     "CERCLIS" means the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. ss.300.5.

     "Claim Notice" means written notification pursuant to Section 11.3(a) of a Third Party Claim as to which indemnity under Section 11.2 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 11.2, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

     "Closing" means the closing of the transactions contemplated by Section 1.5 with respect to the sale of the Purchased Assets.

     "Closing Date" means (a) the fifth Business Day after the day on which the last of the consents, approvals, actions, filings, notices, opinions or waiting periods described in or related to the filings described in Sections 6.5 through
6.7 and Sections 7.4 through 7.6 has been obtained, made or given or has expired, as applicable, or (b) such other date as Purchaser and Seller mutually agree upon in writing.

     "Closing Net Asset Value" shall have the meaning ascribed to it in the Accounting Policies.

     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

     "Condition of the Business" means the business condition (financial or otherwise), results of operations, Assets and Properties and prospects of the Business.

     "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral), but


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
excluding any Plan.

     "Customs Duties" has the meaning ascribed to it in Section 2.9(v).

     "De Minimis Indemnity Amount" shall have the meaning ascribed to it in
Section 11.1(a).

     "Deferred Tax Assets" means any asset line items for deferred Taxes shown on the Acquisition Balance Sheet or Seller's Financial Statements.

     "Deferred Tax Liability" means any liability line items for deferred Taxes shown on the Acquisition Balance Sheet or Seller's Financial Statements.

     "Defined Benefit Plan" means each Benefit Plan identified as a defined benefit pension plan in Section 2.12(a) of the Disclosure Schedule, including but not limited to those which are subject to Part 3 of Title I of ERISA,
Section 412 of the Code or Title IV of ERISA.

     "Deloitte & Touche" shall mean Deloitte & Touche LLP.

     "Draft Form 8594" has the meaning ascribed to it in Section 1.4(b)(ii).

     "Disclosure Schedule" means the record delivered to Purchaser by Seller herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement.

     "Dispute Notice" shall have the meaning ascribed to it in Section
1.4(c)(iv).

     "Dispute Period" means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

     "Division" has the meaning ascribed to it in the first recital of this Agreement.

     "Employee" means each employee, excluding Inactive Employees, of Seller or a Selling Affiliate who is employed in connection with the Business.

     "Environmental Claim" means, any written or oral notice, claim, demand or other communication (collectively, a "claim") alleging or asserting any Liability for investigative costs, cleanup costs, Governmental or Regulatory Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from
(a) the presence, or Release into the environment, of any Hazardous Material Contamination at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any Governmental or Regulatory Authority for enforcement, cleanup, removal, response,


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
remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or violation of applicable Environmental Laws or arising from alleged injury or threat of injury to health, safety or the environment. Environmental Claim shall include cleanup, removal, response, remedial or other actions Purchaser undertakes that are commercially reasonable to mitigate the risk of a Governmental or Regulatory Authority taking formal enforcement action with respect to Hazardous Material Contamination. Environmental Claim shall not include any Losses incurred by Purchaser with respect to diminution in value or damage to the real property of Purchaser.

     "Environmental Law" means any Law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Materials or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, sale, use, treatment, storage, disposal, discharge, recycling, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Materials or wastes.

     "Epidemic Failure" with respect to any Products (other than Products manufactured by Fuji Xerox Co., Ltd.) shall be deemed to have occurred where, within eighteen (18) months from the date of delivery of such Products, more than ten percent (10%) of any production month of such Products fail due to a common defect, which defect (a) existed at the time of manufacture of such Products but was not then active, discernible or evident and could not have been reasonably detected at the time of delivery using quality and acceptance tests customary in the industry, and (b) results in recurring material failure of such Products to conform to the functional or reliability requirements set forth in the specifications applicable to such Products.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" means any Person who is in the same controlled group of corporations, who is under common control or is otherwise treated as a single employer with Seller (within the meaning of Section 414(b), (c), (m) or (o) of the Code) or would be treated as a single employer with Seller under such Code provisions if the Person were organized in the United States.

     "Estimated Closing Net Asset Value" shall have the meaning ascribed to it in the Accounting Policies.

     "Excluded Assets" has the meaning ascribed to it in Section 1.1(b).

     "Final Form 8594" has the meaning ascribed to it in Section 1.4(b)(ii).


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
     "Financial Statements" means the financial statements delivered to Purchaser pursuant to Sections 2.6 or 4.6.

     "Foreign Closing" and "Foreign Closings" have the meanings ascribed to them in Section 1.5(a).

     "Foreign Closing Date" has the meaning ascribed to it in Section 1.5(a).

     "Foreign Nationals" means those Employees listed on the list referred to in
Section 9.1 whose employment requires the approval of the United States Immigration and Naturalization Service or similar agency of another country.

     "GAAP" means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

     "General Assignment" has the meaning ascribed to it in Section 1.5(b).

     "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

     "Hazardous Material" means (A) any petroleum or petroleum products (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel or any mixture thereof), flammable explosives, radioactive materials, asbestos, urea formaldehyde, radon gas and polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

     "Hazardous Materials Contamination" means the presence of a Hazardous Materials in the soils or water (including surface water or groundwater ) if such presence of a Hazardous Materials constitutes a violation of Environmental Laws or if investigation, monitoring, removal or remedial action is required by applicable Environmental Laws with respect to the presence of a Hazardous Materials or could be required by any Governmental or Regulatory Authority under Environmental Laws, excluding any Hazardous Material present in any building or improvement or incorporated into any building materials or equipment.

     "HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.


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
     "Improvements" has the meaning ascribed to it in Section 1.1(a)(i).

     "Inactive Employee" means any Employee who has not actively worked for a period of at least 120 consecutive days prior to the Closing Date.

     "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

     "Indemnified Party" means any Person claiming indemnification under any provision of Article 11.

     "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article 11.

     "Indemnity Notice" means written notification pursuant to Section 11.3(b) of a claim for indemnity under Article 11 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

     "Independent Accountant" has the meaning ascribed to it in Section
1.4(b)(i).

     "Intangible Personal Property" has the meaning ascribed to it in Section 1.1(a)(ix).

     "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, logos and slogans, Internet domain names, meta-tags, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, plans, proposals, methodologies, computer programs (including all source codes) and related documentation, technical data and information, manufacturing, engineering and technical drawings, know-how, all pending applications for and registrations of patents, trademarks, service marks and copyrights, and all licenses and rights with respect to any of the foregoing, that are used in connection with the Business.

     "Intercompany Accounts" means any accounts maintained by Seller or any Selling Affiliate in which there are recorded or reflected any amounts owed by Seller to any Selling Affiliate, by any Selling Affiliate to Seller or by any Selling Affiliate to any other Selling Affiliate attributable to any intercompany transactions between or among such entities, including but not limited to any tax-sharing arrangements.

     "Internal Systems" has the meaning ascribed to it in Section 2.29(b).


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
     "Inventory" has the meaning ascribed to it in Section 1.1(a)(iii).

     "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by Seller (other than trade receivables generated in the ordinary course of business of the Seller).

     "IRS" means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

     "Knowledge of Seller" or "Known to Seller" means the actual knowledge of any officer, director or employee of Seller listed in Section 13.1 of the Disclosure Schedule, or matters which, with the exercise of reasonable care, should have been known to any such officer, director or employee of Seller, but shall not be deemed to impose an obligation on Seller to conduct a patent, trademark or copyright search.

     "KPMG" shall mean KPMG Peat Marwick.

     "Landlord Security Deposits" has the meaning ascribed to it in Section 1.2(a)(vii).

     "Laws" means all laws, statutes, rules, regulations, ordinances, Environmental Laws and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

     "Liability" or "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

     "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

     "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

     "Loss" means any and all damages, fines, fees, penalties, deficiencies, losses, costs and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

     "Millennium Compliant" or "Millennium Compliance" has the meaning ascribed to it in Section 2.29(c).


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
     "Non-United States Purchased Assets" means the Purchased Assets located outside of the United States of America to be purchased by designated Purchasing Affiliates as described in Section 1.3.

     "NPL" means the National Priorities List under CERCLA.

     "Operative Agreements" means, collectively, the General Assignment and the other Assignment Instruments, the Assumption Agreement and the other Assumption Instruments.

     "Order" means any writ, judgment, decree, injunction, administrative order, directive or similar order or directive of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

     "Other Purchased Assets" has the meaning ascribed to it in Section 1.1(a)(xvi).

     "Payroll Taxes" means any Tax withheld from any employee of the Business or the legal entity by which he is employed or any Taxes assessed on his employer arising in connection with the employment of such individual by the Business or the legal entity by which he is employed.

     "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

     "Pension Benefit Plan" means each Benefit Plan which is a pension benefit plan within the meaning of Section 3(2) of ERISA.

     "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any title defect or Lien which individually or in the aggregate with other such Liens does not materially adversely impair the value of the property subject to such Lien or the use of such property in the conduct of the Business.

     "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

     "Personal Property Leases" has the meaning ascribed to it in Section 1.1(a)(vi).

     "Plan" means any bonus, incentive compensation, deferred compensation, material consulting or other personal services arrangement, any flexible time off ("FTO") arrangement, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's


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compensation or other insurance, severance, separation, employment agreement
(other than employment agreements in foreign countries entered into in the ordinary course of business), or other employee benefit plan, of any kind, or policies establishing plans described above, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

     "Policy" or "Policies" has the meaning ascribed to it in Section 2.18.

     "Prepaid Expenses" has the meaning ascribed to it in Section 1.1(a)(viii).

     "Products" has the meaning ascribed thereto in Section 2.29(a).

     "Prorated Real Property Taxes" means (i) the real property taxes arising out of the operation of the Real Property and Real Property Leases for the taxable period during which the Closing Date or the applicable Foreign Closing Date occurs (the "Real Property Taxes") multiplied by (ii) a fraction, the numerator of which is the number of days remaining in such period beginning on the day after the Closing Date or the applicable Foreign Closing Date, as the case may be, and the denominator of which is the total number of days in such taxable period.

     "Purchase Price Consideration" has the meaning ascribed to it in Section 1.4(a).

     "Purchased Assets" has the meaning ascribed to it in Section 1.1(a).

     "Purchased Intellectual Property" shall mean the Intellectual Property purchased by Purchaser pursuant to the terms of the Technology Transfer Agreement.

     "Purchaser" has the meaning ascribed to it in the preamble to this Agreement.

     "Purchaser Indemnified Parties" means Purchaser and its Affiliates and their respective officers, directors, employees and agents.

     "Purchaser's Plans" have the meaning ascribed to them in Section 9.2.

     "Purchasing Affiliate" or "Purchasing Affiliates" shall have the meaning ascribed thereto in the third recital to this Agreement.

     "Qualified Plan" means each Benefit Plan which is intended to qualify under
Section 401 of the Code.

     "Real Property" has the meaning ascribed to it in Section 1.1(a)(i).

     "Real Property Leases" has the meaning ascribed to it in Section
1.1(a)(ii).

     "Real Property Taxes" means any Taxes arising out of or related to the ownership of any Real Property or any Real Property Lease.


AMENDED ASSET PURCHASE AGREEMENT

     "Release" means any release or threat of release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

     "Representatives" has the meaning ascribed to it in Section 4.3.

     "Resolution Period" means the period ending thirty (30) days following receipt by a Purchaser Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

     "Retained Liabilities" has the meaning ascribed to it in Section 1.2(b).

     "Sales Taxes" means sales, use, VAT and any similar Taxes imposed by any Taxing Authority on transactions carried on in the regular course of business.

     "Security Agreements" has the meaning ascribed to it in Section 2.23.

     "Security Deposits" has the meaning ascribed to it in Section 1.2(a)(vii).

     "Seller" has the meaning ascribed to it in the preamble to this Agreement.

     "Seller Indemnified Parties" means Seller and its Affiliates and their respective officers, directors, employees and agents.

     "Selling Affiliate" or "Selling Affiliates" shall have the meaning ascribed thereto in the first recital of this Agreement.

     "Significant Foreign Closing" and "Significant Foreign Closings" have the meanings ascribed to them in Section 1.5(a).

     "Sixth Directive" means EC Council Directive 77/388 (Sixth Council Directive of 17 May 1977 on the harmonization of the laws of the Members).

     "Software" has the meaning ascribed to it in Section 2.29(a).

     "Statement of Closing Net Assets" shall have the meaning ascribed to it in
Section 1.4(c)(ii).

     "Statement of Estimated Closing Net Assets" shall have the meaning ascribed to it in Section 1.4(c)(i).

     "Tangible Personal Property" has the meaning ascribed to it in Section 1.1(a)(v).

     "Target Amount" has the meaning ascribed to it in Section 1.4(c)(i).

     "Tax" or "Taxes" means (i) all taxes, charges, fees, imposts, levies, duties, or other


AMENDED ASSET PURCHASE AGREEMENT
assessments of any kind or nature imposed by any Taxing Authority (including, without limitation, all gross income, net income, alternative minimum or add-on tax, gross receipts, capital, sales, use, ad valorem, VAT, transfer, franchise, financial transactions, profits, real property, personal property, inventory, capital stock, license, withholding, payroll, employment, social security, national insurance, unemployment, excise, severance, stamp, occupation, and estimated taxes, customs duties, fees assessments, and charges of any kind whatsoever), and (ii) all interest, penalties, fines, additions to or additional amounts imposed by any Taxing Authority in connection with any tax described in clause (i).

     "Tax Lien" means any Lien for any Tax asserted by any Taxing Authority.

     "Tax Proceeding" has the meaning ascribed to it in Section 11.1(c).

     "Tax Returns" means all returns, declarations, reports, claims for refund, estimates, information returns, statements or other similar document relating to or required to be filed with any Taxing Authority in respect of any Taxes, including any schedule, or attachment thereto and including any amendment thereof.

     "Taxes Which May Give Rise To Any Transferee Tax Liability" is defined to mean (i) Taxes imposed by one or more of the Transferee Tax Jurisdictions, or
(ii) Taxes which are material with respect to Seller.

     "Taxing Authority" means any U.S. federal, state or local governmental or quasi- governmental authority or entity, or any foreign governmental or quasi-governmental authority or entity.

     "Tektronix Australia Real Property" has the meaning ascribed to it in
Section 1.1(b)(viii) of the Disclosure Schedule.

     "Tektronix Malaysia Real Property" has the meaning ascribed to it in
Section 1.1(b)(viii) of the Disclosure Schedule.

     "Tenant Security Deposits" has the meaning ascribed to it in Section 1.1(a)(xii).

     "Third Party Claim" has the meaning ascribed to it in Section 11.3(a).

     "Total Acquired Assets" has the meaning ascribed to it in Section 1.4(a).

     "Total United States Assets" has the meaning ascribed to it in Section 1.4(b)(ii).

     "Transfer Taxes" means sales and use taxes, VAT, documentary transfer taxes, real property transfer taxes, capital taxes assessed on transfer of stock, recordation, and other similar Taxes imposed on the transfer of Assets and Properties from Seller or a Selling Affiliate to Purchaser or a Purchasing Affiliate, and any interest, penalty or fine chargeable in connection with any such taxes.


AMENDED ASSET PURCHASE AGREEMENT

     "Transferee Tax Jurisdiction" means Belgium, the United Kingdom, France, Germany, Spain, Italy, Austria and any other countries that impose liability on asset purchasers for their predecessor's tax liabilities regardless of whether fair value is paid for the purchased assets.

     "Transferee Tax Liability" means any Liability of Purchaser as the transferee of the Assets pursuant to this Agreement for Taxes of Seller or any Selling Affiliate for any tax period through and including the Closing Date or the applicable Foreign Closing Date (excluding any Assumed Real Property Taxes) which may be imposed by any Taxing Authority.

     "Transferred Employees" shall mean the Employees and Foreign Nationals who accept an offer of employment from Purchaser or a Purchasing Affiliate and become employees of the Purchaser or a Purchasing Affiliate immediately after the Closing or the Applicable Foreign Closing.

     "VAT" means value added taxes as provided for in Article 2, EC Council Directive 67/227 (First Council Directive of 11 April 1967 on the harmonization of legislation of Member States concerning turnover taxes) and legislation supplemental thereto and any other tax (wherever and whenever imposed in substitution thereof or in addition thereto) of a similar nature, including any interest and penalties thereon.

     "Vehicles" has the meaning ascribed to it in Section 1.1(a)(xi).

     (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender;
(ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of Seller in connection with the Business. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                   ARTICLE 14

                                  MISCELLANEOUS

     14.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (certified or registered, postage prepaid, return receipt requested) to the parties at the following addresses or facsimile numbers:


AMENDED ASSET PURCHASE AGREEMENT

          If to Purchaser, to:

          Xerox Corporation
          800 Long Ridge Road
          Stamford, Connecticut 06904

          Facsimile No.:  (203) 968-3991
          Attn:  Chief Financial Officer

          with a copy to:

          Xerox Corporation
          800 Long Ridge Road
          Stamford, Connecticut 06904
          Facsimile No.:  (203) 968-4301
          Attn:  General Counsel

          and

          Edward A. Perron, Esq.
          Pillsbury Madison & Sutro LLP
          725 South Figueroa Street, Suite 1200
          Los Angeles, CA 90017
          Facsimile No.:  (213) 629-1033

          If to Seller, to:

          Tektronix, Inc.
          26600 S.W. Parkway Avenue
          Wilsonville, OR 97070
          Facsimile No.:  (503) 685-4104
          Attn:  General Counsel

          with a copy to:

          Margaret Hill Noto, Esq.
          Stoel Rives LLP
          900 SW Fifth Avenue, Suite 2600
          Portland, Oregon 97204-1268
          Facsimile No.: (503) 220-2480

     All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the


AMENDED ASSET PURCHASE AGREEMENT
address as provided in this Section, be deemed given upon receipt or upon refusal of receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

     14.2 Bulk Sales Act. The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction.

     14.3 Entire Agreement. This Agreement, the Ancillary Agreements and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

     14.4 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution, performance and closing of this Agreement, the Ancillary Agreements and the Operative Agreements and the transactions contemplated hereby and thereby.

     14.5 Public Announcements. At all times at or before the Closing, Seller and Purchaser will consult with each other with respect to any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom or from whom Seller sells or purchases goods or provides or acquires services in connection with the Business, or with whom Seller otherwise has significant business relationships in connection with the Business, with respect to this Agreement or the transactions contemplated hereby. Seller and Purchaser will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement. At all times after the Closing, Seller will not issue or make, and will cause its Affiliates not to issue or make, any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom or from whom Seller has sold or purchased goods or provided or acquired services in connection with the Business, or with whom Seller has sold or purchased goods or provided or acquired services in connection with the Business, or with whom Seller otherwise has had significant business relationships in connection with the Business, with respect to the Business, this Agreement or the transactions consummated hereby, without Purchaser's consent, which shall not be unreasonably withheld.

     14.6 Sony-Tektronix Corporation. Between signing of this Agreement and the Closing, the Seller and the Purchaser shall agree on how to transfer to Purchaser or a Purchaser Affiliate all the employees, assets and business of Sony - Tektronix Corporation primarily relating to the Business.


AMENDED ASSET PURCHASE AGREEMENT

     14.7 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

     14.8 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     14.9 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 11.

     14.10 No Assignment: Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Article 14) to one or more Purchasing Affiliates, provided that any such Purchasing Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment shall relieve Purchaser of its obligations hereunder. Notwithstanding anything to the contrary set forth in this Agreement, at Purchaser's option, Purchaser may designate certain Purchasing Affiliates to purchase and pay for, at the applicable Foreign Closings, certain of the Purchased Assets and to assume certain of the Assumed Liabilities in accordance with the terms and conditions of Ancillary Agreements between a Selling Affiliate and such Purchasing Affiliate in respect of the purchase of such Purchased Assets or Assumed Liabilities, which agreements shall incorporate by reference the terms and conditions set forth in this Agreement. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     14.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     14.12 Invalid Provisions. If any provision of this Agreement is held to be


AMENDED ASSET PURCHASE AGREEMENT
illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     14.13 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof; provided, however, that to the extent the parties dispute the appropriate venue for any action, suit or proceeding arising out of or in connection with this Agreement, the choice of the Laws of the State of New York as the governing law applicable to this Agreement shall be disregarded in the determination of appropriate venue.

     14.14 Accounting Policies. Seller and Purchaser will work together to agree within twenty (20) days of the date of the Agreement on Accounting Policies to be used in calculating the Statement of Estimated Closing Net Assets. The Accounting Policies will take into account the accounting policies of Seller and the accounting policies of Purchaser as normally applied in acquisitions. The Accounting Policies shall not change the treatment of various items that have been agreed to in other sections of this Agreement. Purchaser has provided to Seller its proposed accounting policies developed for the transactions contemplated by this Agreement prior to the execution hereof; notwithstanding the foregoing, nothing herein shall be deemed to imply Seller's acceptance of such accounting policies.

     14.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


AMENDED ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

                                    XEROX CORPORATION


                                    By: PAUL RICCI
                                        ----------------------------------------
                                    Name: Paul Ricci
                                    Title: Vice President, Corporate Development


                                    TEKTRONIX, INC.


                                    By: JAMES F. DALTON
                                        ----------------------------------------
                                    Name: James F. Dalton
                                    Title: Vice President


AMENDED ASSET PURCHASE AGREEMENT
                                       109

                                  Amendment to
                        Amended Asset Purchase Agreement


         The Amended Asset Purchase Agreement dated as of September 22, 1999, (the "Agreement") between Xerox Corporation, a New York corporation ("Purchaser"), and Tektronix, Inc., an Oregon corporation ("Seller"), is amended as follows:

         The Agreement shall remain in full force and effect, except to the extent modified by this Amendment. Capitalized terms in this Amendment are as defined in the Agreement, unless otherwise indicated.

         1. Cash Purchase Price. The first sentence of Section 1.4(a) of the Agreement is amended to change the Cash Purchase Price from Nine Hundred Fifty Million Dollars ($950,000,000) to Nine Hundred Twenty-Five Million Dollars ($925,000,000).

         2. Assumed Litigation. Section 2.10 of the Disclosure Schedule is amended to add UltraHUE, Inc. v. Tektronix, Inc. (filed in United States District Court, Western District of Washington (Seattle), #C99-1664R) as pending litigation that is an Assumed Liability pursuant to Section 1.2(a)(xvi) of the Agreement.

         3. Accounting Policies.

         (a) The second sentence of Section 1.4(c)(i) is amended to read as follows:

             "The Statement of Estimated Closing Net Assets shall be prepared by Seller in accordance with GAAP as consistently applied by Seller (the "Accounting Policies"), including, in any event, Seller's accounting policy involving the pooling of inventory to determine net realizable value and an adjustment for any compensation payments pursuant to Section 9.1(b), but (x) any Liabilities or Losses associated with Print Head Drift and (y) the net assets of Sony-Tek shall be excluded for all balance sheet and Cash Purchase Price adjustment purposes."

         (b) Sections 6.16, 7.14 and 14.14 of the Agreement are deleted.

         (c) The following definitions set forth in Section 13.1 of the Agreement are revised as follows:

Amendment 12/10/99

                   "Estimated Closing Net Asset Value" shall be the net asset value of the Business as set forth in the Statement of Estimated Closing Net Assets.

                   "Closing Net Asset Value" shall be the net asset value of the Business as set forth in the Statement of Closing Net Assets.

                   "Accounting Policies" has the meaning ascribed to it in
         Section 1.4(c).

         4. Sony-Tek. Seller shall cause its Selling Affiliate, Sony-Tek, to transfer to Purchaser or a Purchasing Affiliate, following receipt of all consents, approvals or actions of Governmental or Regulatory Authorities applicable thereto (or the termination or expiration of any waiting periods imposed thereby), all Assets and Properties of Sony-Tek used primarily in the Business that constitute Purchased Assets, and Purchaser or such Purchasing Affiliate shall assume all liabilities of Sony-Tek that constitute Assumed Liabilities and hire the 74 employees of Sony-Tek who are primarily engaged in the Business. Seller shall pay the net asset value to Sony-Tek or to Purchaser for such Assets and Properties and shall be solely responsible for additional payments to Sony-Tek, if any. Sony-Tek will continue to operate the Business in Japan in the ordinary course of business between the Closing Date and the Japan Closing Date on terms mutually acceptable to Sony-Tek and Purchaser or its Purchasing Affiliate, with the effect that the economic impact during this period will be neutral (i.e., no economic upside or downside) to Sony-Tek.

         5. Assumed Leases. Section 1.1(a)(ii) of the Disclosure Schedule is amended to add the leases in the following locations:

                           1 Rue Voltaire 92300
                           Levallois, France

                           Parc Club Du Moulin a Vent
                           33 Avenue du Docteur Georges Lev 69693
                           Venissieux, France

                           Torre Gia Piso 8
                           Av. Morones Prieto 2805 Pte.
                           Monterrey, Nuevo Leon

         6. Representations and Warranties. The introduction of Article 2 of the Agreement is amended to read as follows:

                   "Seller, for itself and on behalf of each of the Selling Affiliates, hereby represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date or the applicable Foreign Closing Date (except with respect to those representations and warranties expressly made as of a specified date other than the Closing Date or the applicable Foreign Closing Date) as follows:"

The introduction to Article 3 of the Agreement is amended to read as follows:

                   "Purchaser, for itself and on behalf of each of the Purchasing Affiliates, hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date or the applicable Foreign Closing Date (except with respect to those representations and warranties expressly made as of a specified date other than the Closing Date or the applicable Foreign Closing Date) as follows:"

         7. Satisfaction of Closing Conditions. Purchaser agrees and acknowledges that as of the date hereof all of the conditions to its obligations set forth in Sections 6.1, 6.2, 6.3 (except with respect to the certificate of the Secretary or Assistant Secretary of Seller or the Selling Affiliate certifying due authorization of the Agreement, the Ancillary Agreements and the Operating Agreement and the consummation of the transactions contemplated thereby and incumbency), 6.4, 6.7 (other than with respect to the consents of Adobe Systems Inc.) and 6.15 of the Agreement have been satisfied or waived, except for certain conditions relating to Foreign Closings in Korea, Taiwan, Germany and Spain, and that the failure to satisfy such conditions shall not delay or prevent the Closing or any Foreign Closings (other than the Foreign Closings in Korea, Taiwan, Germany and Spain). Seller agrees that all of the conditions to its obligations set forth in Sections 7.1, 7.2, 7.3 (except with respect to the certificate of the Secretary or Assistant Secretary of Purchaser or the Purchasing Affiliate certifying due authorization of the Agreement, the Ancillary Agreements and the Operating Agreement and the consummation of the transactions contemplated thereby and incumbency), 7.6 (other than with respect to the consents of Adobe Systems Inc.) and 7.13 of the Agreement have been satisfied or waived, except for certain conditions relating to Foreign Closings in Korea, Taiwan, Germany and Spain, and that the failure to satisfy such conditions shall not delay or prevent the Closing or any Foreign Closings (other than the Foreign Closings in Korea, Taiwan, Germany and Spain).

         8. Closing Date.

         (a) Purchaser and Seller agree that the Closing Date shall be January 1, 2000. Purchaser and Seller agree that all Foreign Closings shall occur as of the Closing Date other than the Foreign Closings relating to the sale of Purchased Assets in Japan, Korea, and Taiwan, and the Foreign Closings in Germany and Spain, but only if the respective consents, approvals or actions or required waiting periods imposed by any Governmental or Regulatory Authority necessary for the Foreign Closings in Germany and Spain have not been granted or taken or have not terminated or expired by January

1, 2000. If any such consents, approvals or actions have not been granted or taken or any such waiting periods necessary for the Foreign Closing in Germany have not expired or terminated by January 1, 2000, the Foreign Closing in Germany shall not be considered a Significant Foreign Closing. Purchaser and Seller agree that they have irrevocably determined that all Closing conditions set forth in Sections 6.1, 6.2. 6.3 (except with respect to the certificate of the Secretary or Assistant Secretary of Seller or the Selling Affiliate certifying due authorization of the Agreement, the Ancillary Agreements and the Operating Agreement and the consummation of the transactions contemplated thereby and incumbency), 6.4, 6.7 (other than with respect to the consents of Adobe Systems Inc.) and 6.15 and Sections 7.1, 7.2, 7.3 (except with respect to the certificate of the Secretary or Assistant Secretary of Purchaser or the Purchasing Affiliate certifying due authorization of the Agreement, the Ancillary Agreements and the Operating Agreement and the consummation of the transactions contemplated thereby and incumbency), 7.6 (other than with respect to the consents of Adobe Systems Inc.) and 7.13 of the Agreement have been satisfied or waived as of the Closing Date and that the occurrence or discovery of any events after the date hereof, or the failure of any event to occur after the date hereof, shall not delay or prevent the Closing or those Foreign Closings, except with respect to the Foreign Closings in Japan, Korea, Taiwan, Germany and Spain as provided herein. The Closing and the Foreign Closings, except with respect to the Foreign Closings in Japan, Korea, Taiwan, Germany and Spain as provided herein, shall be effective as of 12:01 a.m., local time, on January 1, 2000. Employees hired by Purchaser and Purchasing Affiliates shall become employees of Purchaser and the Purchasing Affiliates as of 12:01 a.m., local time, on January 1, 2000.

         (b) On the Closing Date, the Cash Purchase Price shall be satisfied by Purchaser's and the Purchasing Affiliates' promissory notes dated as of January 1, 2000, and due and payable on January 5, 2000, providing for interest thereon at the rate of 5.7% per annum. On the due date of said promissory note, payment shall be wired to the bank accounts of Seller and the Selling Affiliates as specified pursuant to the Agreement in immediately available funds, except that with respect to any Foreign Closings where local banks are not open on January 5, 2000, the funds shall be immediately available on the next business day that the applicable bank is open.

         (c) Purchaser and Seller agree to use their best efforts to negotiate and enter into an agreement to handle the operations in Korea and Taiwan, and in Germany and Spain, if the Foreign Closings in Germany and Spain do not occur on the Closing Date, during the interim period between the Closing Date and the applicable Foreign Closing Date, with the effect that the economic impact of the operations during this period will be neutral (i.e., no economic upside or downside) to Seller.

         9. Second Quarter Financial Statements. Seller hereby represents and warrants to Purchaser that the income statement attached hereto as Exhibit "A" fairly presents the results of operations of the Division for the three-month period ended November 27, 1999, in all material respects based upon GAAP as consistently applied by Seller. In the event that Purchaser notifies Seller on or before December 15, 1999, that it disputes the accuracy of Seller's representation and warranty in this Paragraph 9, this Amendment shall terminate and shall be deemed to be null, void and of no effect whatsoever. The accuracy of Seller's representation and warranty in this Paragraph 9 does not constitute a condition to Purchaser's obligation to close. In addition, any breach of Seller's representation and warranty in this Paragraph 9 shall be subject to the terms and conditions of the Agreement.



Dated:   December 10, 1999


                                        XEROX CORPORATION


                                        By: PAUL RICCI
                                            ------------------------------------
                                        Name: Paul Ricci
                                        Title: V.P.


                                        TEKTRONIK, INC.


                                        By: JAMES F. DALTON
                                            ------------------------------------
                                        Name: James F. Dalton
                                        Title: V.P.

                                   EXHIBIT A

                        CONDENSED STATEMENT OF OPERATIONS
                  For the three months ended November 27, 1999



                                         Color Printing
                                         and Imaging


Total Sales                              $        189,753
Cost of sales                                     129,415
                                         ----------------
  Gross profit                                     80,338


Research and development                           13,290
SG&A expenses                                      38,297
Non-recurring charges                                   -
Business ventures' loss (earnings)                      -
                                         ----------------
  Operating income                                 10,751

                              Second Amendment to
                        Amended Asset Purchase Agreement


     The Amended Asset Purchase Agreement dated as of September 22, 1999, (the "Agreement") between Xerox Corporation, a New York corporation ("Purchaser"), and Tektronix, Inc., an Oregon corporation ("Seller"), is amended as follows:

     The Agreement shall remain in full force and effect, except to the extent modified by this Amendment. Capitalized terms in this Amendment are as defined in the Agreement, unless otherwise indicated.

     Section 1.3 of the Agreement is replaced in its entirety by the following:

"1.3 Sale of United States Purchased Assets and Non-United States Purchased Assets Owned by Selling Affiliates and Assumption of Assumed Liabilities by the Purchasing Affiliates. Tektronix Export, Inc. ("TEI") shall sell its United States Purchased Assets to Purchaser under terms and conditions identical to the terms and conditions contained in this Agreement governing the sale by Seller of its United States Purchased Assets. Seller shall provide Purchaser with a separate bill of sale and any other commercially reasonable documentation requested by Purchaser to evidence the sale of TEI's United States Purchased Assets to Purchaser. Certain of the Non-United States Purchased Assets shall be sold to the Purchasing Affiliates designated by Purchaser and certain of the Assumed Liabilities shall be assumed by such Purchasing Affiliates pursuant to the terms and conditions of separate Asset Purchase Agreements, in form and substance reasonably acceptable to Seller and Purchaser, so as to effect the sale, transfer and assignment of the Assets and Properties of the Selling Affiliates to the Purchasing Affiliates and the assumption of the associated Assumed Liabilities by the Purchasing Affiliates in order to give the parties the benefit of this Agreement and to conform to the Laws, customs and practices of the relevant jurisdiction, as follows:

     (a) Seller shall cause its Selling Affiliate, Tektronix Gesellschaft m.b.H. ("Austria Tek") to sell, transfer and assign the Assets and Properties of Austria Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate Xerox Austria G.m.b.H. ("Xerox Austria"), which shall purchase all of Austria Tek's Assets and Properties and Purchaser shall cause Xerox Austria to purchase such Assets and Properties and to assume certain Assumed Liabilities from Austria Tek (the "Austrian Acquisition");

     (b) Seller shall cause its Selling Affiliate, Tektronix Australia Pty. Ltd. ("Australia Tek"), to sell, transfer and assign the Assets and Properties of Australia Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate Fuji Xerox

Co., Ltd. ("FX") and Purchaser shall, or shall cause FX to purchase such Assets and Properties and to assume certain Assumed Liabilities from Australia Tek (the "Australia Acquisition");

     (c) Seller shall cause its Selling Affiliate, Tektronix N.V. ("Belgium Tek"), to sell, transfer and assign the Assets and Properties of Belgium Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate N.V. Xerox S..A.. ("Xerox Belgium"), which shall purchase all of Belgium Tek's Assets and Properties and Purchaser shall cause Xerox Belgium to purchase such Assets and Properties and to assume certain Assumed Liabilities from Belgium Tek (the "Belgium Acquisition");

     (d) Seller shall cause its Selling Affiliate, Tektronix Industria a Comercio Ltda. ("Brazil Tek"), to sell, transfer and assign the Assets and Properties of Brazil Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate Xerox Commercio E. Industria Ltda. ("Xerox Brazil"), and Purchaser shall cause Xerox Brazil to purchase such Assets and Properties and to assume certain Assumed Liabilities from Brazil Tek (the "Brazil Acquisition");

     (e) Seller shall cause its Selling Affiliate, Tektronix Canada, Inc. ("Canada Tek"), to sell, transfer and assign the Assets and Properties of Canada Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate Xerox Canada Ltd. ("Xerox Canada"), and Purchaser shall cause Xerox Canada to purchase such Assets and Properties and to assume certain Assumed Liabilities from Canada Tek (the "Canada Acquisition");

     (f) Seller shall cause its Selling Affiliate, Tektronix Electronics (China) Co., Ltd. ("China Tek"), to sell, transfer and assign the Assets and Properties of China Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate Xerox Industry Development (Shanghai) Co. Ltd. ("Xerox Shanghai") and Purchaser shall, or shall cause Xerox Shanghai to, purchase such Assets and Properties and to assume certain Assumed Liabilities from China Tek (the "China Acquisition");

     (g) Seller shall cause its Selling Affiliate, Tektronix A/S ("Denmark Tek"), to sell, transfer and assign the Assets and Properties of Denmark Tek that constitute Non-United States Purchased Assets to Purchasing Affiliates Xerox A/S ("Xerox Denmark"), which shall purchase all of Denmark Tek's Assets and Properties and Purchaser shall cause Xerox Denmark to purchase such Assets and Properties and to assume certain Assumed Liabilities from Denmark Tek (the "Denmark Acquisition");

     (h) Seller shall cause its Selling Affiliate, Tektronix Oy ("Finland Tek"), to sell, transfer and assign the Assets and Properties of Finland Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate Xerox Oy ("Xerox Finland"), which shall purchase all of Finland Tek's Assets and Properties and Purchaser shall cause Xerox Finland to purchase such Assets and Properties and to assume certain Assumed Liabilities from Finland Tek (the "Finland Acquisition");

     (i) Seller shall cause its Selling Affiliate, Tektronix S.A. ("France Tek"), to sell, transfer and assign the Assets and Properties of France Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate Xerox-Document Services SNC ("Xerox France"), which shall purchase all of France Tek's Assets and Properties and Purchaser shall cause Xerox France to purchase such Assets and Properties and to assume certain Assumed Liabilities from France Tek (the "France Acquisition");

     (j) Seller shall cause its Selling Affiliate, Tektronix GmbH ("Germany Tek"), to sell, transfer and assign the Assets and Properties of Germany Tek that constitute Non-United States Purchased Assets to Purchasing Affiliates Xerox Direct Westfalen GmbH (which shall be renamed Xerox Office Printing GmbH after the Closing) ("Xerox Germany"), which shall purchase all of Germany Tek's Assets and Properties and Purchaser shall cause Xerox Germany to purchase such Assets and Properties and to assume certain Assumed Liabilities from Germany Tek (the "Germany Acquisition");

     (k) Seller shall cause its Selling Affiliate, Tektronix Hong Kong Limited ("Hong Kong Tek"), to sell, transfer and assign the Assets and Properties of Hong Kong Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate Xerox (Hong Kong) Limited ("Xerox Hong Kong") Purchasing Affiliate and Purchaser shall cause Xerox Hong Kong to purchase such Assets and Properties and to assume certain Assumed Liabilities from Hong Kong Tek (the "Hong Kong Acquisition");

     (l) Seller shall cause its Selling Affiliate, Tektronix (India) Limited ("India Tek"), to sell, transfer and assign the Assets and Properties of India Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate Xerox ModiCorp Limited ("Xerox Modi India") and Purchaser shall cause Xerox Modi India to purchase such Assets and Properties and to assume certain Assumed Liabilities from India Tek (the "India Acquisition");

     (m) Seller shall cause its Selling Affiliate, Tektronix S.p.A. ("Italy Tek"), to sell, transfer and assign the Assets and Properties of Italy Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate Xerox S.p.A. ("Xerox Italy") which shall purchase all of Italy Tek's Assets and Properties and Purchaser shall cause Xerox Italy to purchase such Assets and Properties and to assume certain Assumed Liabilities from Italy Tek (the "Italy Acquisition");

     (n) Seller shall cause its Selling Affiliate, Tektronix Korea, Ltd. ("Korea Tek"), to sell, transfer and assign the Assets and Properties of Korea Tek that constitute Non-United States Purchased Assets to FX and Purchaser shall cause FX to purchase such Assets andProperties and to assume certain Assumed Liabilities from Korea Tek (the "Korea Acquisition");

     (o) Seller shall cause its Selling Affiliate, Tektronix, S.A. de C.V. ("Mexico Tek"), to sell, transfer and assign the Assets and Properties of Mexico Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate, Xerox Mexicana, S.A. de C.V. ("Xerox Mexico"), and Purchaser shall cause Xerox Mexico to purchase such Assets and Properties and to assume certain Assumed Liabilities from Mexico Tek (the "Mexico Acquisition");

     (p) Seller shall cause its Selling Affiliate, Tektronix Holland N.V. ("Holland Tek"), to sell, transfer and assign the Assets and Properties of Holland Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate Xerox (Nederland) BV ("Xerox Netherland"), which shall purchase all of Holland Tek's Assets and Properties and Purchaser shall cause Xerox Netherland to purchase such Assets and Properties and to assume certain Assumed Liabilities from Holland Tek (the "Holland Acquisition");

     (q) Seller shall cause its Selling Affiliate, Tektronix Distribution Europe B.V. ("Europe Tek"), to sell, transfer and assign the Assets and Properties of Europe Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate Tefea BV (which shall be renamed Xerox Office Printing Distribution BV after the Closing) ("Xerox Holding Office Printing Holland") which shall purchase all of Europe Tek's Assets and Properties and Purchaser shall cause Xerox Holding Office Printing Holland to assume certain Assumed Liabilities from Europe Tek (the "Dutch Acquisition");

     (r) Seller shall cause its Selling Affiliate, Tektronix Norge A/S ("Norway Tek"), to sell, transfer and assign the Assets and Properties of Norway Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate Xerox AS ("Xerox Norway") which shall purchase all of Norway Tek's Assets and Properties and Purchaser shall cause Xerox Norway to purchase such Assets and Properties and to assume certain Assumed Liabilities from Norway Tek (the "Norway Acquisition");

     (s) Seller shall cause its Selling Affiliate, Tektronix Southeast Asia Pte Ltd. ("Singapore Tek"), to sell, transfer and assign the Assets and Properties of Singapore Tek that constitute Non-United States Purchased Assets, regardless of where situated, to Purchaser or its designated Singapore Purchasing Affiliate and Purchaser shall, or shall cause such designated Singapore Purchasing Affiliate to, purchase such Assets and Properties and to assume certain Assumed Liabilities from Singapore Tek (the "Singapore Acquisition");

     (t) Seller shall cause its Selling Affiliate, Tektronix Espanola, S.A. ("Spain Tek"), to sell, transfer and assign the Assets and Properties of Spain Tek that constitute

Non-United States Purchased Assets to Purchasing Affiliate Xerox Espana, The Document Company, S.A.U. ("Xerox Spain") which shall purchase all of Spain Tek's Assets and Properties and Purchaser shall cause Xerox Spain to purchase such Assets and Properties and to assume certain Assumed Liabilities from Spain Tek (the "Spain Acquisition");

     (u) Seller shall cause its Selling Affiliate, Tektronix AB ("Sweden Tek"), to sell, transfer and assign the Assets and Properties of Sweden Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate Xerox AB ("Xerox Sweden"), which shall purchase all of Sweden Tek's Assets and Properties and Purchaser shall cause Xerox Sweden to purchase such Assets and Properties and to assume certain Assumed Liabilities from Sweden Tek (the "Sweden Acquisition");

     (v) Seller shall cause its Selling Affiliate, Tektronix International AG ("Switzerland Tek"), to sell, transfer and assign the Assets and Properties of Switzerland Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate, Xerox AG ("Xerox Switzerland") which shall purchase all of Switzerland Tek's Assets and Properties and Purchaser shall cause Xerox Switzerland and Xerox Channels to purchase such Assets and Properties and to assume certain Assumed Liabilities from Switzerland Tek (the "Switzerland Acquisition");

     (w) Seller shall cause its Selling Affiliate, Tektronix Taiwan, Ltd. ("Taiwan Tek"), to sell, transfer and assign the Assets and Properties of Taiwan Tek that constitute Non-United States Purchased Assets to FX which shall purchase all of Taiwan Tek's Assets and Properties and Purchaser shall cause FX to purchase such Assets and Properties and to assume certain Assumed Liabilities from Taiwan Tek (the "Taiwan Acquisition");

     (x) Seller shall cause its Selling Affiliate, Tektronix U.K. Limited ("United Kingdom Tek"), to sell, transfer and assign the Assets and Properties of United Kingdom Tek that constitute Non-United States Purchased Assets to Purchasing Affiliate Xerox (UK) Limited ("Xerox UK") which shall purchase all of United Kingdom Tek's Assets and Properties and Purchaser shall cause Xerox UK to purchase such Assets and Properties and to assume certain Assumed Liabilities from United Kingdom Tek (the "United Kingdom Acquisition");

     (y) Seller shall cause its Selling Affiliate, Tektronix Export Inc. ("TEI"), to sell, transfer and assign the Assets and Properties of TEI that constitute Non-United States Purchased Assets located in or in transit to (i) the Netherlands (whether located in the Heerenveen warehouse or elsewhere in the Netherlands) or other premises in Europe, Africa and the Middle East to Xerox Channels Limited; (ii) Canada to Xerox Color Printing, Inc., and (iii) Malaysia to Xerox Export, LLC, or the Purchaser's designated European, Canadian or Malaysian Purchasing Affiliates, and Purchaser shall, or shall cause the aforementioned designated Purchasing Affiliates to, purchase such Assets and Properties and to assume certain Assumed Liabilities from TEI (the "TEI Acquisition"); and

     (z) Seller shall sell, transfer and assign Non-United States Purchased Assets which constitute Intangible Personal Property as described in Section 1.1(a)(ix) of this Agreement associated with the Business in Australia, New Zealand, Korea, Malaysia (excluding any Assets and Properties being transferred pursuant to the Stock Purchase Agreement referred to in Section 1.1(a)(xiv) of this Agreement), Singapore, Taiwan, Thailand and Japan to Purchasing Affiliate FX.

     The portion of the Purchase Price Consideration and Cash Purchase Price in respect of each of the Asset Purchase Agreements referred to in this Section 1.3 shall be as determined in Section 1.4. The Asset Purchase Agreements referred to in this Section 1.3, together with any other agreements, documents or instruments executed in connection therewith, are referred to, collectively, in this Agreement as the "Ancillary Agreements". Seller unconditionally guarantees any and all Liabilities and obligations of each Selling Affiliate in accordance with the terms of this Agreement and the Ancillary Agreements to which it is a party. In the event any Foreign Closing does not occur on the Closing Date, Seller shall cause its Selling Affiliate to enter into arrangements reasonably acceptable to the parties hereto with respect to the operation of that portion of the Business until the consummation of the Foreign Closing or the termination of this Agreement in respect thereof in accordance with Section 1.5. Notwithstanding the foregoing, Purchaser shall have the right to designate any other Purchasing Affiliate or Purchasing Affiliates to take the place of and be substituted for another Purchasing Affiliate or Purchasing Affiliates at any time at least ten (10) Business Days prior to the Closing Date or the applicable Foreign Closing Date and Seller agrees that neither Seller nor any Selling Affiliate shall refuse to amend the relevant Ancillary Agreements so as to effect such designation. Further, in the event that a Selling Affiliate owns or uses Assets and Properties that constitute Purchased Assets in any geographic territory or jurisdiction other than the one set forth above in connection with such Selling Affiliate, Purchaser may designate a Purchasing Affiliate in such other geographic territory or jurisdiction to purchase such Assets and Properties pursuant to the terms of an Asset Purchase Agreement to be executed in respect thereof."

     Dated as of December 17, 1999

                                       XEROX CORPORATION



                                       By: BARBARA S. ROSS
                                           -------------------------------------

                                       Name:  Barbara S. Ross
                                       Title: Authorized Signatory


                                       TEKTRONIX, INC.



                                       By: JAMES DALTON
                                           -------------------------------------

                                       Name:  James Dalton
                                       Title: Vice President